Exhibit I

EIB Statutory Bodies	Situation at 04/06/2010

The composition of the Bank’s statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB’s website: www.eib.org.

Board of Governors

Chairman	Einars REPŠE	(Latvia)
Belgium	Didier REYNDERS	Vice-Premier Ministre et Ministre des Finances
Bulgaria	Simeon DJANKOV	Minister of Finance
Czech Republic	Eduard JANOTA	Minister of Finance
Denmark	Brian Arthur MIKKELSEN	Økonomi- og erhvervsminister
Germany	Wolfgang SCHÄUBLE	Bundesminister der Finanzen
Estonia	Jürgen LIGI	Rahandusminister
Greece	George PAPACONSTANTINOU	Minister of Finance
Spain	Elena SALGADO	Vicepresidente Segundo del Gobierno y Ministra de Economía y Hacienda
France	Christine LAGARDE	Ministre de l’Economie, de l’Industrie et de l’Emploi
Ireland	Brian LENIHAN, T.D.	Minister for Finance
Italy	Giulio TREMONTI	Ministro dell’Economia e delle Finanze
Cyprus	Charilaos STAVRAKIS	Minister of Finance
Latvia	Einars REPŠE	Finanšu ministrs
Lithuania	Ingrida ŠIMONYTÉ	Finansu ministras
Luxembourg	Jean-Claude JUNCKER	Premier Ministre et Ministre du Trésor
Hungary	Péter OSZKÓ	Minister of Finance
Malta	Tonio FENECH	Minister of Finance, the Economy and Investment
Netherlands	Jan Cornelis DE JAGER	Minister van Financiën
Austria	Josef PROLL	Vizekanzler und Bundesminister für Finanzen
Poland	Jacek ROSTOWSKI	Minister Finansów
Portugal	Fernando TEIXEIRA DOS SANTOS	Ministro de Estado e das Finanças
Romania	Sebastian VLDESCU	Minister of Public Finance
Slovenia	Franc	Minister za finance
Slovakia	Ján POIATEK	Minister financíí
Finland	Jyrki KATAINEN	Minister of Finance
Sweden	Anders BORG	Finansminister
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Chairman	Ortwin KLAPPER	Former Chief Executive Officer of Bank Austria Creditanstalt Leasing Group
Members	Gerard SMYTH	Secretary and Director of Audit at the Office of the Comptroller and Auditor General, Dublin
	Éric MATHAY	Corporate Auditors, Buelens, Mathay, Matis & Associates, Brussels
	José RODRIGUES DE JESUS	Chartered Auditor, Oporto
	Danièle NOUY	Secretary General of Prudential Control Authority, Banque de France, Paris
	Joseph G. GALEA	Adviser to the Auditor General, Malta

Management Committee

President	Philippe MAYSTADT
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ	Eva SREJBER
	Simon BROOKS	Marta GAJCKA
	Carlos da SILVA COSTA	Dario SCANNAPIECO
	Matthias KOLLATZ-AHNEN	Plutarchos SAKELLARIS

1

Board of Directors

The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States.

Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors

Olivier HENIN	Directeur Politique Générale, Cabinet du Vice-Premier Ministre et Ministre des Finances, Ministère des Finances, Brussels
Dimiter IVANOVSKI	Member of the Managing Board of the Centre for Economic Development, Sofia
Zdenk HRUBÝ	Member of the EIB Board of Directors, Ministry of Public Finance, Prague
Sigmund LUBANSKI	Kontorchef, Økonomi- og Erhvervsministeriet, Copenhagen
Ralph MÜLLER	Leiter des Referats Haushalt der Europäischen Union, Bundesministerium der Finanzen, Berlin
Ivar SIKK	Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn
Panagiotis DROSSOS	Manager, Wholesale Products Division, Alpha Bank, Athens
María Jesús FERNÁNDEZ GARCÍA	Directora General de Financiación Internacional, Ministerio de Economía y Hacienda, Madrid
Michel HOUDEBINE

Sous-directeur des affaires européennes, Service des politiques macroéconomiques et des affaires européennes, Direction générale du Trésor, Ministère de l’Economie, de l’Industrie et de l’Emploi, Paris

Michael SOMERS	Director Allied Irish Banks and other Companies, National Treasury Management Agency, Dublin
Dott. Carlo MONTICELLI	Dirigente Generale Rapporti Finanziari Internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Roma
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Irena KRMANE	Chairwoman of the Financial and Capital Market Commission, Riga
Jurgita UZIELIENE	Deputy Director, European Union and International Affairs Department, Ministry of Finance,Vilnius
Gaston REINESCH	Administrateur général, Ministère des Finances, Luxembourg
János ERÖS	Chief Executive Officer, Hungarian Development Bank Private Limited Company, Budapest
Vincent GRECH	Consultant, Ministry of Finance, Economy and Investment, Valletta
Pim VAN BALLEKOM	Financial Counsellor, Permanent Representation of the Netherlands to the EU, Brussels
Wolfgang NITSCHE	Deputy Head of the Division for Coordination of European Integration Matters and Trade Policy, Ministry of Finance, Vienna
Jacek DOMINIK	Undersecretary of State, Ministry of Finance, Warsaw
Álvaro AGUIAR	Economista Chefe, Gabinete do Ministro de Estado e das Finanças, Ministério das Finanças e da Administração Pública, Lisbon
Bogdan Alexandru DRAGOI	Secretary of State, Ministry of Public Finance, Bucharest
Katja	Director General, Financial System Directorate, Ministry of Finance, Ljubljana
Katarina KASZASOVÁ	Director General of the State Reporting Section, Ministry of Finance, Bratislava
Tytti NORAS	Legal Counsellor, Ministry of Finance, Helsinki
Kurt Arne HALL	Director General, Ministry of Finance, Stockholm
Peter CURWEN	Director Europe, HM Treasury, London
Marco BUTI	Director General, Directorate General for Economic and Financial Affairs, European Commission, Brussels

Experts

Pierre RICHARD	Expert au Conseil d’administration de la BEI, Paris
Rainer MASERA	Capo della Delegazione Italiana, CIG — Struttura di Missione Torino - Lione, Rome
Timothy STONE	Chairman, Global Infrastructure and Projects , KPMG, London

2

Alternates

Michael KRUSE	Ministerialdirigent a.D., Bundesministerium für Wirtschaft und Technologie, Berlin
Vacant position
Sandrine GAUDIN	Chef de bureau de la coordination et de la stratégie européenne, Direction générale du Trésor et de la Politique Economique (DGTPE), Ministère de l’Economie, de l’Industrie et de l’Emploi, Paris
Jean-Michel SEVERINO	Membre du Conseil d’administration de la BEI, Paris
Francesca MERCUSA	Dirigente, Ufficio BEI, Mediterraneo e Balcani, Direzione Relazioni Finanziarie Internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Roma
Pietro MASCI

Direttore, Analisi economica e delle politiche economiche e finanziarie dei principali paesi emergenti. Analisi delle questioni globali di importante impatto economico, inclusi, per gli aspetti di competenza, il cambiamento climatico e le politiche commerciali e i relativi negoziati in ambito WTO e OCSE. Questioni relative alla prevenzione delle frodi sui mezzi di pagamento, con particolare attenzione al coordinamento con le attivita in questo campo del Dipartimento e di organismi internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome

Mike GLYCOPANTIS	Deputy Director EU Budget for UK, EU Finances, HM Treasury, London
Vacant Position
Carmen LAÍN	Subdirectora General de Instituciones Financieras Europeas, Ministerio de Economía y Hacienda, Madrid
Rudolf de KORTE	Plaatsvervangend lid van de Raad van Bewind van de EIB, Den Haag
Angela CARABA	General Director, General Directorate for Treasury and Public Debt, Ministry of Public Finance, Romania
Alf THERKILDSEN	Specialkonsulent, Økonomi- og Erhvervsministeriet, Copenhagen
Mattias HECTOR	Director General, International Department, Ministry of Finance, Stockholm
Deputy State Secretary, Ministry of Finance, Riga
Ivana VLKOVÁ	Head of Development Cooperation Unit, Ministry of Finance, Prague
Zsuzsanna VARGA	Director General, Department of International Relations, Ministry of Finance, Budapest
Vacant position
Dirk AHNER	Director General, Regional Policy Directorate General, European Commission, Brussels

Alternate experts

Antoni SALA	Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw
Axel NAWRATH	Vorstandsmitglied, KfW Bankengruppe, Frankfurt
Eneko LANDABURU	Chef de la Délégation de l’Union européenne auprès du Royaume du Maroc, Rabat

3

EIB Group Financial Report 2009

EIB Financing Activity

In 2009, the European Investment Bank increased the total volume of its loans to EUR 79bn, a rise of 37% compared with the EUR 58bn lent in 2008. In an exceptionally difficult economic climate, this represented a new milestone in financial support for the European economy, cementing the EIB's reputation as a reliable source of finance and stability.

Financing 2005-2009: EUR 278bn


80
60
40
20
0
EUR bn
2005
2006
2007
2008
2009
European Union
Partner countries

In particular, the EIB increased its support for (i) small and medium-sized enterprises (SMEs), (ii) the economically weakest European regions (the "convergence regions") and (iii) the energy sector, as part of the measures to tackle climate change.

In 2009, the EIB provided credit lines totalling EUR 13bn to intermediary banks for onlending to **SMEs**, an increase of 55% over the preceding year. More than 50 000 SMEs across Europe received these funds.

Lending activity in the **convergence** regions amounted to EUR 29bn (an increase of 36% over the EUR 21bn lent in 2008), equivalent to 41% of the total volume of lending in the European Union. The funds were well distributed geographically throughout the EU, as was shown by the EUR 13bn received by the new Member States.

The third priority – measures to tackle **climate change** – received nearly EUR 17bn, which was used to finance projects that help to reduce the level of CO_2 emissions, particularly in the fields of renewable energy (EUR 4.2bn), energy efficiency (EUR 1.5bn), research and development (EUR 4.7bn) and support for urban transport (EUR 5.5bn). Outside the European Union, EUR 474m was allocated to projects to mitigate and deal with climate change.

4

In total, the EIB devoted more than EUR 70bn, i.e. 89% of its lending volume, to the Member States of the EU. At the same time it also provided considerable financial support (EUR 8.6bn) for countries outside the European Union. With EUR 4.3bn, of which EUR 2.6bn in Turkey, the EIB is helping the Candidate and Potential Candidate Countries to prepare for their accession to the EU and is one of the leading providers of funds in south-eastern Europe. By increasing its lending volume to a record EUR 1.6bn in the Mediterranean, FEMIP confirmed to the partners of the Union for the Mediterranean (UfM) that it was able to support them in modernising their public policies in the face of the economic crisis and consolidated its position as the leading investor in the development of this region. The EIB continued its activities in the eastern partner countries (Russia and Ukraine, EUR 233m) and central Asia, with the emphasis on investments that are clearly of importance to the EU in the fields of transport, energy, telecommunications and environmental infrastructure. In Latin America and Asia, the EIB lent EUR 1.288bn (nearly three times as much as in 2008) in support of the EU’s cooperation strategy in these regions. The EIB was also involved in promoting the development of the African, Caribbean and Pacific countries, where EUR 863m was lent in 2009 to encourage private sector initiatives and boost economic growth. In South Africa, the EIB supported projects amounting to EUR 280m. Thus a total of EUR 1.1bn was lent in these regions in 2009, with the choice of projects being dictated by their ability to generate sustainable benefits economically, socially and environmentally. On 1 April 2009, the EIB’s subscribed capital was raised to EUR 232bn, an increase of EUR 67bn. EIB Group Financial Report 2009 5

EIB Group Financial Report 2009

EIB Borrowing Activity

Substantial growth amid exceptional market volatility and uncertainty

- The Bank achieved a substantial (33%) increase in funding volume over 2008, in line with the needs generated by growth in its lending programme. EUR 79.4bn (EUR 59.5bn in 2008) was raised via 262 transactions (247 in 2008).
- In extremely turbulent times, the Bank benefited from its high credit quality and applied a funding strategy that addressed market demand focused on top quality liquid products.
- The Bank was able to extend the maturity of funding to 7.4 years, vs. 5.0 years in 2008, when attractive market opportunities had a shorter-term focus. This extension of maturity was in keeping with the long-term profile of the Bank's lending.

Highlights by currency

- Issuance in EUR increased in importance, offering the good size and longer maturities required by the Bank for its enlarged long-term lending. EUR funding accounted for 54.4% or EUR 43.2bn, the largest amount ever raised by the Bank in a single currency.
- The Bank continued to be one of the leading non-US issuers in the USD market, raising USD 28.0bn/ EUR 20.5bn (25.9% of the total), including the EIB's largest USD issue to date – a USD 5bn 3-year issue.
- GBP 5.8bn/EUR 6.5bn (8.2% of the total) was raised, and the Bank remained the leading non-gilt issuer.
- Funding in other currencies increased to EUR 9.2bn (2008: EUR 8.3bn) during limited periods of opportunity, as risk aversion meant non-core markets, especially for emerging currencies, were largely closed early in the year.

Currency breakdown of borrowings in 2009


EUR
54%
USD
26%
GBP
8%
Other
12%

AUD	4.7%	SEK	0.4%	HUF	0.2%	RON	0.04%
CHF	2.0%	TRY	0.3%	PLN	0.1%	BGN	0.02%
JPY	1.9%	ZAR	0.2%	DKK	0.1%	CZK	0.02%
NOK	1.4%	HKD	0.2%	NZD	0.1%	RUB	0.01%

Issues in synthetic format:

Brazilian real (BRL), Ghanaian cedi (GHS) and Zambian kwacha (ZMK), with payment and settlement in either EUR or USD.

6

Market conditions: Adapting to exceptional levels of volatility and uncertainty In the highly volatile market environment, the achievement of funding objectives required a flexible and balanced funding strategy. The Bank duly adapted its approach to the market, with its initiatives including: a swift response to windows of opportunity, while maintaining a strategic approach promoting liquidity and transparency; closer collaboration with a wider range of banks to reach more disparate demand worldwide and greater use of banks with local reach, in particular in Europe; increased product diversification to access market demand, such as substantially increased issuance of floating-rate notes across currencies, and use of promissory notes (Schuldscheine) and similar products that were in demand in the German market; continued development of the benchmark liquidity required by the markets; proactive use of targeted plain vanilla issuance. While investor demand became more fragmented, at a time of crisis investors increasingly demanded top-quality liquid bonds, such as those from the EIB. The Bank thus seized the opportunity to access new investors worldwide, notably in Europe and the US, and was able to roughly double the number of investors in EIB benchmark bonds. The strongest demand came from Europe, which accounted for around 70% of demand for EIB benchmark bonds. Results by currency: Core currencies remain a dominant source of funding Funds raised in the Bank’s three core currencies (EUR, GBP, USD) amounted to EUR 70.2bn through 171 transactions, accounting for 88.4% of the total (86% in 2008). In addition there was issuance in 16 non-core currencies in 2009 (plus three currencies – BRL, GHS and ZMK – issued in synthetic format), accounting for EUR 9.18bn or 11.6% of the total funding programme (EUR 8.3bn or 14% in 2008). Benchmark issuance in the three core currencies accounted for the bulk of funds raised: EUR 53.7bn or 68% of total funding. Targeted plain vanilla issuance in both core and non-core currencies accounted for EUR 23bn or 29% of the total. The balance (3%) was provided by the subdued structured product market. EUR: Largest programme ever EUR 43.2bn, or 54.4% of the total funding programme, was raised in euros. This is the largest amount ever collected by the Bank in a single currency and a substantial increase over 2008 (EUR 16.8bn, or 28.2% of the total). Of this amount, EUR 34bn was issued in maturities of five years or longer. EARNs benchmarks accounted for EUR 32bn, representing the bulk of EUR funding and 40% of overall issuance. In the targeted and structured segment, there was a strong increase in volume to EUR 11.0bn (26% of the euro total, from EUR 3.8bn/22% in 2008), raised via much more frequent transactions (69 vs. 22 in 2008). GBP: Largest non-gilt issuer GBP 5.8bn/EUR 6.5bn, or 8.2% of total funding, was raised through 21 transactions (GBP 6.9bn/EUR 8.9bn, or 15% of the total in 2008). Despite the reduced issuance volume in GBP, the Bank continued to be the top non-government sterling issuer. The Bank updated its sterling yield curve with new, current low-coupon benchmark issues, which was essential EIB Group Financial Report 2009 7 to make sterling products attractive to investors in a market environment characterised by low yields. In tune with the market’s appetite for liquid bonds, the Bank was able to launch several relatively large benchmark transactions. USD: Strong benchmark presence USD 28.0bn/EUR 20.5bn, or 25.9% of the total funding programme, was raised through 65 transactions (USD 35.5bn/EUR 25.5bn or 43% of the total in 2008). In stark contrast to 2008, 2009 can be characterised as a buyer’s market. This, along with volatile conditions in underlying markets buffeted by event risk, led to a very challenging issuance environment in USD. Notwithstanding the context, the Bank was able to navigate its USD Global benchmark bond programme in a manner that enabled the maintenance of benchmark sizes of its issues. As markets recovered from the second quarter onwards from their extremely fragile state, funding spreads tightened with successive issues, culminating in the Bank’s largest-ever USD Global bond issue – a USD 5bn 3-year issue in September 2009, which also illustrated the move to sub-Libor cost levels in short maturities. Although USD spreads made a significant recovery from their distressed levels earlier in the year, they were still far from reverting to mean historical levels. Structured issuance and other tailor-made transactions also reached good volumes, at USD 5bn/EUR 4bn. Demand was good for short-dated plain vanilla private placements and various callable structures. Strong diversification: Issuance in 16 other currencies Against a backdrop of severe risk aversion, which largely closed emerging currency markets for much of H1, it was significant to achieve an 11% volume increase in other currencies to EUR 9.18bn. There were 91 transactions (113 in 2008). The three largest contributors in these other currencies were AUD (EUR 3.7bn), CHF (EUR 1.6bn) and JPY (EUR 1.5bn). In Swiss francs (CHF), the EIB was the largest issuer in its asset class, and CHF was the Bank’s fifth-largest funding currency (EUR 1.6bn/CHF 2.4bn raised). The volume of issuance in the Nordic region totalled EUR 1.5bn. This was dominated by Norwegian krone (NOK), where the Bank raised a total of NOK 9.7bn (EUR 1.1bn), twice the volume of 2008. This made the Bank the largest issuer in NOK in its asset class. In Swedish krona (SEK), the Bank raised a total of SEK 3.5bn (EUR 335m), the majority via Climate Awareness Bonds, the proceeds from which will be used for future lending projects of the Bank in the fields of renewable energy and energy efficiency. Investor interest in new and future Member State and EU neighbouring country currencies dropped significantly. There were 26 issues for EUR 498m equivalent, down from EUR 1.15bn equivalent the previous year. Turkish lira (TRY) and Hungarian forint (HUF) were the largest contributors (71% in total), with EUR 225m and EUR 131m respectively. In the international markets, the EIB was the leading IFI issuer in HUF. In Asia/Pacific markets, the largest source of funding – and the Bank’s fourth-largest currency – was once more the Australian dollar (AUD), with AUD 6.3bn (EUR 3.7bn) raised. This was almost double the 2008 volume and made the Bank, for the third year in a row, the largest Kangaroo (foreign) issuer. Japanese yen (JPY) issuance was noteworthy in achieving the longest average maturity (13.8 years) for sizeable volume (JPY 189bn/EUR 1.5bn). Issuance in African currencies continued to be muted, reflecting investors’ risk aversion. In 2009 the Bank launched 10 transactions in three currencies – Ghanaian cedi (GHS), South African rand (ZAR) and Zambian kwacha (ZMK) – for a total of EUR 216m equivalent. EIB Group Financial Report 2009 8

Audit and Control Audit Committee – The Audit Committee is an independent statutory body, appointed by, and reporting directly to, the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner. The Audit Committee has overall responsibility for the audit of the Bank’s accounts. The new EIB Statute, adopted upon the entry into force of the Lisbon Treaty, strengthens the Audit Committee by increasing the number of members from three to six and adds a new responsibility, namely to verify that the activities of the Bank conform to best banking practice. The Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, the Investment Facility, the FEMIP Trust Fund and of the EU-Africa Infrastructure Trust Fund. Starting in 2009, the Committee will issue such a Statement also in relation to the Neighbourhood Investment Facility Trust Fund. In fulfilling its role, the Committee meets with representatives of the other statutory bodies, reviews the financial statements, takes note of the work performed by the internal auditors, oversees and supervises the external auditors, safeguards the independence and integrity of the external audit function, and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External Auditors – The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. Following a public tendering procedure, the Audit Committee designated the firm KPMG, after consultation with the Management Committee, as the EIB’s external auditor for a period of four years, starting in 2009, with the possibility of one extension of three years. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website, in accordance with best practice. Financial Control – The Director General of the Strategy and Corporate Centre is also Financial Controller for the EIB Group. Under his direct responsibility, the Financial Control division prepares the financial statements. Together with the Secretary General, the Financial Controller manages the relationships with the external auditors, the Audit Committee and the European Court of Auditors as well as with the European Ombudsman. Inspectorate General – The Inspectorate General for the EIB Group comprises three independent control functions. Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group's operations. The objective is to assess operations with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB – EIF) EIB Group Financial Report 2009 9 conducts its operations, given the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/evaluation). Fraud investigations. Under internal procedures to combat fraud, the Inspector General has the authority to conduct inquiries independently into allegations of possible fraud or corruption involving EIB funds. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIR). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIR independently by IG on the basis of an extensive risk assessment process. In addition, the Inspector General provides, when required, an independent recourse mechanism for investigating complaints that the European Ombudsman considers to be outside his remit. Compliance Office – The Office of the Group Chief Compliance Officer (OCCO) identifies the compliance risk associated with EIB operations and coordinates compliance matters within the EIB Group. OCCO assesses or advises on compliance-related questions by expressing opinions or making recommendations either upon request or on its own initiative, monitors the risk and reports it to the governing bodies. More specifically, OCCO is responsible for the observance of guidelines, policies and procedures adopted from time to time by the governing bodies of the EIB Group on the prevention of money laundering, and the financing of terrorism, internal ethics and integrity, including administration of the codes of conduct. The Office also checks that the correct procurement procedures are chosen for the Bank’s own account. In discharging its duties OCCO contributes to the implementation of current best standards of good professional practice applicable to the Bank. Management Control – Within the Strategy and Corporate Centre Directorate, the Strategy and Management Control Department brings together the functions responsible for management control – namely strategy, budget/cost accounting and associated analyses, partnership coordination and process improvement – and integrates them with functions responsible for corporate responsibility policies and corporate governance issues, including complaints handling. This structure ensures that the overall strategic and financial planning and reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget/cost accounting and independent opinions and analysis on proposals affecting them, plus other associated control systems, together with the financial accounting and control systems. A suite of integrated reports facilitates evaluation of the financial situation in relation to strategy, institutional and operational objectives and business plans. EIB Group Financial Report 2009 10

Financial Statements EIB as at 31 December 2009 EIB Group Financial Report 2009 11

Results for the Year The net surplus of the Bank for the financial year 2009 stands at EUR 1 877 million as compared to a net surplus of EUR 1 651 million for 2008. The net surplus for the financial year increased by EUR 226 million (+13.7%) despite additional writedowns on venture capital operations of EUR 103 million. Please note in this respect that the Bank follows prudent accounting principles in its individual statutory accounts that do not allow it to book unrealised gains, which amounted to EUR 201 million at the end of 2009. The other main factors influencing the financial results either positively or negatively are the following: Positive impacts: The net balance between interest income and charges rose by EUR 169 million and stands at EUR 2 242 million (items 1 and 2 of the profit and loss account). The average interest rate on outstanding loans decreased from 4.84% to 2.36%, and on outstanding debt from 4.64% to 1.82%, resulting in a realised margin of 0.53% versus 0.20% previously. The average interest rate on the net balance between treasury outstanding assets and liabilities decreased from 4.58% to 1.45%. Negative impacts: The value adjustment on shares and other variable-yield securities (including venture capital operations) resulted in an unrealised loss of EUR 78.5 million, against a larger unrealised loss of EUR 165.3 million in 2008. General administrative expenses and depreciation increased by EUR 34.7 million or 9% to EUR 425 million. Staff costs increased by some 9% or EUR 22.8 million. The breakdown of staff costs is detailed in note R to the Statutory Financial Statements, which states that salaries and allowances increased by EUR 15.0 million (+8.9%) while welfare contributions and other social costs increased by EUR 7.8 million (8.4%). Other administrative expenses increased by EUR 11.5 million (11.3%) and included the costs of consultancy and external services. The Group had greater recourse to external services because of its increasing activity. Main evolution of loans and borrowing activity: The volume of loans disbursed in 2009 increased by 11% to EUR 54.0 billion from EUR 48.6 billion in 2008. The volume of loan signatures for 2009 increased by 37% to EUR 79.1 billion from EUR 57.6 billion in 2008. The volume of borrowing proceeds, before swap operations, received during the financial year 2009 increased by 33% versus 2008 to EUR 79.4 billion from EUR 59.5 billion. In 2009, the EIB launched new “Climate Awareness Bonds” (CAB), for the first time in Swedish krona, for a total amount of SEK 2.25 billion (EUR 214 million). As of 31 December 2009, EUR 50.3 million had been committed to such projects and disbursed. The own funds of the Bank increased from EUR 35.7 billion at the end of 2008 to EUR 38.0 billion at the end of 2009. Expressed as a percentage of outstanding loans disbursed, the own funds of the Bank decreased slightly from 12.50% at the end of 2008 to 12.01% at the end of 2009. Appropriation of the surplus On the basis of the EIB 2009 statutory accounts and acting on a proposal from the Management Committee, the Board of Directors recommends that the Board of Governors appropriate the balance of the profit and loss account for the year ended 31 December 2009, which amounts to EUR 1 876 894 253, to the Reserve Fund. Following the change in the Statute of the Bank applicable to the 2009 financial statements, it is also recommended to transfer the following amounts from the fund allocated to the structured finance facility (EUR 4 750 000 000) and the fund allocated to venture capital operations (EUR 1 617 127 000) to the newly created reserves and additional reserves of the Bank, for the year ended 31 December 2009: EUR 3 299 370 000 transferred to the special activities reserve EUR 1 923 734 000 transferred to the general loan reserve EUR 1 144 024 000 transferred to the additional reserve Consequently, the fund allocated to the structured finance facility and the fund allocated to venture capital operations would amount to nil balances. EIB Group Financial Report 2009 12

EIB Group Financial Report 2009

Balance sheet

as at 31 December 2009 (in EUR '000)

Assets	31.12.2009		31.12.2008	
1. Cash in hand, balances with central banks and post office banks (Note B.1)		227 227		76
2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		3 788 227		2 132 808
3. Loans and advances to credit institutions				
a) repayable on demand	334 382		245 372	
b) other loans and advances (Note C)	19 032 387		21 361 419	
c) loans (Note D.1)	116 575 861		111 990 666	
		135 942 630		133 597 457
4. Loans and advances to customers				
a) loans (Note D.1)	199 365 019		173 662 179	
b) specific value adjustments (Note D.2)	- 110 800		- 22 000	
		199 254 219		173 640 179
5. Debt securities including fixed-income securities (Note B.2)				
a) issued by public bodies	1 888 424		71 539	
b) issued by other borrowers	15 976 042		10 437 250	
		17 864 466		10 508 789
6. Shares and other variable-yield securities (Note E.1)		1 479 405		1 366 456
7. Shares in affiliated undertakings (Note E.2)		480 668		479 272
8. Intangible assets (Note F)		4 817		4 316
9. Tangible assets (Note F)		304 918		313 881
10. Other assets (Note G)		89 499		148 584
11. Subscribed capital and reserves, called but not paid (Note H.3)		115 327		473 986
12. Prepayments and accrued income (Note I)		2 319 988		3 095 170
Total assets		**361 871 391**		**325 760 974**

The accompanying notes form an integral part of these financial statements.

13

EIB Group Financial Report 2009

Liabilities		31.12.2009		31.12.2008
1. Amounts owed to credit institutions (Note J)				
a) with agreed maturity dates or periods of notice	4 480 414		5 779 865	
		4 480 414		5 779 865
2. Amounts owed to customers (Note J)				
a) repayable on demand	1 256 333		1 201 858	
b) with agreed maturity or periods of notice	1 106 417		178 542	
		2 362 750		1 380 400
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	286 247 691		252 004 894	
b) others	19 510 696		14 984 134	
		305 758 387		266 989 028
4. Other liabilities				
a) sundry creditors (Note G)	367 676		344 144	
b) sundry liabilities	19 263		18 352	
		386 939		362 496
5. Accruals and deferred income (Note I)		9 501 189		13 863 467
6. Provisions				
a) pension plans and health insurance scheme (Note L)	1 306 754		1 187 653	
c) provision for guarantees issued in respect of venture capital operations	5 781		5 781	
		1 312 535		1 193 434
7. Subscribed capital (Note H)				
- Subscribed	232 392 989		164 808 169	
- Uncalled	- 220 773 340		-156 567 760	
		11 619 649		8 240 409
8. Reserves (Note H)				
a) reserve fund	18 205 506		16 480 817	
b) additional reserves	1 144 024		5 305 876	
c) funds allocated to structured finance facility	0		2 750 000	
d) funds allocated to venture capital operations	0		1 764 305	
e) special activities reserve	3 299 370		0	
f) general loan reserve	1 923 734		0	
		24 572 634		26 300 998
9. Profit for the financial year attributable to equity holders of the Bank (Note M)		1 876 894		1 650 877
Total liabilities		**361 871 391**		**325 760 974**

The accompanying notes form an integral part of these financial statements.

14

EIB Group Financial Report 2009

Off balance sheet

as at 31 December 2009 (in EUR '000)

		31.12.2009		31.12.2008
Commitments				
- EBRD capital (Note E.1)				
uncalled		442 500		442 500
- EIF capital (Notes E.2, X)				
uncalled		1 460 800		1 457 600
- Undisbursed loans (Note D.1)				
credit institutions	18 686 622		12 457 853	
customers	63 156 626		46 411 674	
		81 843 248		58 869 527
- Undisbursed venture capital operations (Note E.1)		1 244 196		1 088 046
- Undisbursed investment funds (Note E.1)		511 895		334 721
Contingent liabilities including guarantees				
- In respect of loans granted by third parties		314 244		246 621
- In respect of venture capital operations		17 385		15 171
Assets held on behalf of third parties				
- EIF treasury management		900 069		851 595
- Guarantee Fund treasury management		1 240 505		1 091 447
- FP7 Guarantee Fund treasury management		547 761		283 132
- Investment Facility – Cotonou		1 289 209		1 144 922
- Special Section		1 416 067		1 593 398
- RSFF		432 266		205 760
- EU-Africa		144 151		91 881
- HIPC		65 768		90 569
- FEMIP		30 236		33 159
- LGTT		105 198		43 760
- JASPER		119		1 114
- JESSICA		16 805		0
Other items				
- Special deposits for service of borrowings (Note S)		52 292		134 772
- Securities receivable		100 000		157 480
- Nominal value of interest-rate swap contracts (Note V.1)		316 379 517		276 181 870
- Nominal value of currency swap contracts payable (Note V.1)		125 166 944		115 600 764
- Nominal value of currency swap contracts receivable (Note V.1)		119 986 609		106 514 766
- Nominal value of credit default swap (Note V.1)		196 796		172 383
- Nominal value of put option granted to EIF minority shareholders (Note E.2)		388 842		363 433
- Borrowings launched but not yet settled		360 631		0
- Swaps launched but not yet settled		11 590		0
- Securities lending (Note B.2)		422 134		306 934
- Futures contracts (Note V.2)		334 676		393 663
- Forward rate agreement (Note V.2)		0		5 472 000
- FX Forward (Note V.2)		251 938		234 469

The accompanying notes form an integral part of these financial statements.

15

EIB Group Financial Report 2009

Profit and loss account

for the year ended 31 December 2009 (in EUR '000)

			2009		2008
1.	Interest receivable and similar income (Note N)		16 531 782		14 953 421
2.	Interest payable and similar charges (Note N)		- 14 289 505		- 12 879 963
3.	Income from securities		17 082		43 215
	a) income from shares and other variable-yield securities	7 997		30 427	
	b) income from shares in affiliated undertakings	9 085		12 788	
4.	Commissions receivable (Note O)		148 503		128 973
5.	Commissions payable (Note O)		- 11 768		- 8 474
6.	Net loss on financial operations (Note P)		- 20 751		- 221 195
7.	Other operating income (Note Q)		12 157		7 305
8.	General administrative expenses (Note R)		- 397 295		- 362 929
	a) staff costs (Note L)	- 283 971		- 261 127	
	b) other administrative expenses	- 113 324		- 101 802	
9.	Value adjustments in respect of tangible and intangible assets (Note F)		- 27 941		-27 602
	a) tangible assets	- 25 645		- 25 748	
	b) intangible assets	- 2 296		- 1 854	
10.	Value (re-)adjustments in respect of loans and advances (Note D.2) and provisions for contingent liabilities and for commitments		- 85 370		18 126
11.	Profit for the financial year		1 876 894		1 650 877

The accompanying notes form an integral part of these financial statements.

16

EIB Group Financial Report 2009

Cash flow statement

as at 31 December 2009 (in EUR '000)

	31.12.2009	31.12.2008
A. Cash flows from operating activities:		
Profit for the financial year	**1 876 894**	**1 650 877**
Adjustments for:		
Net increase/decrease in specific value adjustments on loans and advances	88 800	- 18 219
Net increase in specific provisions on staff pension fund	119 101	90 079
Value adjustments in respect of shares and other variable-yield securities	102 201	165 269
Value adjustments in respect of tangible and intangible assets	27 941	27 602
Investment portfolio amortisation	8 484	- 4 926
Effects of exchange rate changes on loans, borrowings and swaps	174 191	- 393 010
Profit on operating activities	**2 397 612**	**1 517 672**
Disbursements of loans and advances to credit institutions and customers	- 51 895 204	- 47 423 453
Repayments of loans and advances to credit institutions and customers	23 200 287	19 765 944
Increase/decrease in treasury operational portfolios	- 1 301 471	721 486
Increase in venture capital operations included in shares and other variable-yield securities	- 138 350	- 82 524
Increase in shares and other variable-yield securities excluding venture capital operations	- 53 086	- 53 535
Decrease/increase in amounts owed to credit institutions and customers	- 317 101	5 933 575
Decrease in prepayments and accrued income	775 182	558 563
Decrease/increase in other assets	59 085	- 23 373
Decrease/increase in accruals and deferred income	- 2 646 810	524 259
Increase in other liabilities	24 443	5 442
Net cash from operating activities	**- 29 895 413**	**- 18 555 944**
B. Cash flows from investing activities:		
Purchase of EIF shares	- 1 396	0
Securities from investment portfolio matured during the year	251 786	260 206
Increase in asset backed securities included in the treasury portfolios	- 2 442 526	- 1 057 345
Increase in tangible and intangible assets	- 19 479	- 61 570
Net cash from investing activities	**- 2 211 615**	**- 858 709**
C. Cash flows from financing activities:		
Issue of borrowings	79 122 016	58 002 563
Redemption of borrowings	- 33 010 200	- 39 727 853
Member States contribution	358 659	630 823
Decrease / increase in commercial papers	- 10 647 642	5 987 392
Net cash from financing activities	**35 822 833**	**24 892 925**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**23 718 439**	**17 965 695**
Net cash from:		
(1) operating activities	- 29 895 413	- 18 555 944
(2) investing activities	- 2 211 615	- 858 709
(3) financing activities	35 822 833	24 892 925
(4) effects of exchange rate changes on cash held	- 201 307	274 472
Cash and cash equivalents at end of financial year	**27 232 937**	**23 718 439**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks (Note B.1)	227 227	76
Bills maturing within three months of issue (Note B.2 ; See A1 portfolio)	7 638 941	2 111 572
Loans and advances to credit institutions:		
Accounts repayable on demand	334 382	245 372
Term deposit accounts	19 032 387	21 361 419
	27 232 937	**23 718 439**

The accompanying notes form an integral part of these financial statements.

17

The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union. The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activity to developments in EU policies. Note A – Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the ‘Directive’), as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2010 and authorised their submission to the Board of Governors for approval at their meeting on 8 June 2010. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as of the same date as the annual Financial Statements. A.2. Foreign currency translation In accordance with Article 4(1) of its Statute, the EIB uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-Community currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives All derivatives held by the Bank are hedging derivatives which consist of micro and macro-hedging. The Bank does not enter in any trading derivatives. The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a prorata temporis basis. The Bank also enters into credit default swaps as part of its credit risk mitigation. European Investment Bank Notes to the financial statements as at and for the year ended 31 December 2009 EIB Group Financial Report 2009 18

Long-term futures are also used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Currency swaps The revaluation of the spot leg of the long-term currency swap is neutralised in ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. The forward leg of the currency swap is not revalued as: The forward leg is not fixed at the swap inception. - The Bank has no foreign exchange position when - taking on balance sheet and off balance sheet balances and transactions on foreign exchange. The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursement. The revaluation of the spot leg of the currency swap is neutralised in ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. The premium/discount between the spot and forward legs is spread prorata temporis through the profit and loss account. Interest rate swaps The hedging interest rate swaps are not revalued. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as shortterm, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view of clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories: A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union, G10 countries and their agencies; Supranational public institutions, including multina- tional development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro-rata temporis over the remaining life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank has not made any new addition to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities and money market funds. The money market funds and securities in the A2 portfolio are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Net loss on financial operations in the profit and loss account. Treasury bills appear on the assets side of the balance sheet under item 2. Treasury bills and other bills eligible for refinancing with central banks. Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under item 5. Debt securities including fixed-income securities - b) issued by other borrowers. Operational bond portfolios B1, B2, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under item 6. Net loss on financial operations in the profit and loss account. EIB Group Financial Report 2009 19

The B2 ‘Alternative Investment’ portfolio comprises capital guaranteed notes by issuers, which meet the Bank’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Net loss on financial operations in the profit and loss account. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under item 6. Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under item 6. Net loss on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market which is the first source for determining the fair value of these treasury instruments. For instruments without an available market price, the fair values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever is possible on observable market data prevailing at the balance sheet date. A.6.3. Asset backed securities This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary. A.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment portfolio, the B1 ‘Credit Spread’ portfolio and the B3 ‘Global Fixed Income’ portfolio. Securities lent are recorded at the book value as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these securities received is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these securities transferred is relinquished. Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the relevant line item under assets. A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos) The Bank enters into tripartite reverse repos for the purpose of optimising credit risk usage involved in assets held in operational portfolios. Under a Tripartite repo, a custodian/clearing agency arranges for custody, clearing and settlement of repos transactions between the Bank and a third party. The custodians/clearing agencies operate under standard global master purchase agreements and provide for delivery against payment system, substitution of securities, automatic marking to market, reporting and daily administration. This type of operation is considered for the purposes of the Bank to be a loan (borrowing) at a guaranteed rate of interest. The reverse repos/ repos are carried at the amounts of cash advanced or received, plus accrued interest, and are entered on the balance sheet under asset item 3. Loans and advances to credit institutions – b) other loans and advances or liability item 1. Amounts owed to EIB Group Financial Report 2009 20 credit institutions – a) with agreed maturity dates or periods of notice. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares, other variable-yield securities and shares in affiliated undertakings A.9.1. Shares and other variable-yield securities Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.9.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.10. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg- Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg, Hamm and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. Software purchased is amortised on a straight-line basis over its estimated life (2 to 5 years). A.12. Pension plans and health insurance scheme A.12.1. Pension plan The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest. EIB Group Financial Report 2009 21

Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2009, but updated as at 31 December 2009 with an extrapolation (roll forward method) for the last three months of 2009. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision. A.12.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed under the same principles as the pension scheme. The latest valuation was carried out as at 30 September 2009, but updated as at 31 December 2009 with an extrapolation (roll forward method) for the last three months of 2009. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented in this account at their redemption amounts. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through item ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. Interest expense on debt instruments is included in ‘Interest payable and similar charges’ in the profit and loss account. A.14. Provision for guarantees issued This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a credit loss in respect of a given guarantee granted. A.15. Reserves A.15.1. Funds allocated to structured finance facility This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument. A.15.2. Funds allocated to venture capital operations This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Bank’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in ’Funds allocated to structured finance facility’ and ‘Funds allocated to venture capital operations’. A.15.3. Special activities reserve and General loan reserve The new Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the new Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting of the 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities. As a result, two new reserves were created retroactively as at 31 December 2009. These reserves are described as follows: Special activities reserve: As foreseen by Article 16.5 - of the new Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. EIB Group Financial Report 2009 22

General loan reserve: With the coming into force of - the new Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Bank’s policy guidelines. Upon the creation of the general loan reserve, the practice of calculating the Fund for general banking risk (‘FGBR’) was discontinued. The FGBR was previously reported in the notes to the financial statements as an approximation of the aggregate expected loss of the Bank’s loan portfolio. A.16. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipules that the assets, revenues and other property of the Bank are exempt from all direct taxes. A.17. Prepayments and accrued income - Accruals and deferred income These accounts comprise: Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.18. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned. A.19. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.20. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. EIB Group Financial Report 2009 23

EIB Group Financial Report 2009

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 227 227 at 31 December 2009 (2008: EUR '000 76).

On 8 July 2009, EIB became an eligible counterparty in the Eurosytems' monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirements. The balance of this deposit amounts to EUR'000 227 144 as at 31 December 2009 (2008: EUR nil).

B.2. Debt securities portfolio

In addition to asset backed securities, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bonds B1 'Credit Spread', B2 'Alternative Investment', B3 'Global Fixed Income' and B4 'Inflation Linked Investment' portfolios. The detail of these portfolios and their classification as at 31 December 2009 and 2008 are as follows:

	31.12.2009	31.12.2008
Treasury bills and other bills eligible for refinancing with central banks (listed)	3 788 227	2 132 808
Debt securities including fixed-income securities (of which EUR '000 9 192 041 unlisted in 2009 and EUR '000 3 893 591 in 2008)	17 864 466	10 508 789
	21 652 693	**12 641 597**

At 31.12.2009	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 636 734	1 605 848	- 23 616	1 582 232	1 686 822
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	7 638 941	7 638 941	0	7 638 941	7 635 850
- A2: money market securities and money market funds with a max. 18 month maturity	1 913 055	1 911 359	0	1 912 934	1 913 478
Operational bond portfolios:					
- B1: Credit Spread	1 132 731	1 112 564	0	1 133 246	1 126 106
- B2: Alternative Investment	125 000	124 131	0	125 000	124 131
- B3: Global Fixed Income	553 499	554 715	0	530 000	554 715
- B4: Inflation Linked Investment	478 334	496 336	0	435 000	496 336
Asset backed securities (Note D)	8 208 799	8 208 799	0	8 208 799	7 716 159
	21 687 093	**21 652 693**	**- 23 616**	**21 566 152**	**21 253 597**

24

EIB Group Financial Report 2009

At 31.12.2008	Purchase price	Book value	Premiums/ Discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 888 520	1 866 118	- 27 786	1 838 332	1 933 358
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	2 111 572	2 111 572	0	2 111 572	2 270 507
- A2: money market securities and money market funds with a max. 18 month maturity	1 358 601	1 356 580	0	1 359 098	1 359 527
Operational bond portfolios:					
- B1: Credit Spread	970 799	883 004	0	971 189	883 322
- B2: Alternative Investment	150 000	145 685	0	150 000	145 685
- B3: Global Fixed Income	503 978	512 365	0	494 000	512 365
Asset backed securities (Note D)	5 766 273	5 766 273	0	5 766 273	5 300 242
	12 749 743	**12 641 597**	**- 27 786**	**12 690 464**	**12 405 006**

The Bank enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

The book value of securities lending activity amounts to EUR '000 422 134 at the end of December 2009 (2008: EUR '000 306 934).

The Asset backed securities set out above are undertaken as loan substitutes and as such are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. The differences in 2009 and 2008 between book value and market value are quasi exclusively explained by the credit spreads' increase and do not represent a value adjustment. Therefore, no value adjustment has been accounted for.

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralised reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

	31.12.2009	31.12.2008
Term deposits	8 938 331	14 111 555
Tripartite reverse repos (*)	10 094 056	7 249 864
	19 032 387	**21 361 419**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

25

EIB Group Financial Report 2009

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR'000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2009	Total 2008
Disbursed portion	116 575 861	199 365 019	315 940 880	285 652 845
Undisbursed loans	18 686 622	63 156 626	81 843 248	58 869 527
Aggregate loans granted	**135 262 483**	**262 521 645**	**397 784 128**	**344 522 372**
Asset backed securities portfolio (Note B.2)			8 208 799	5 766 273
Aggregate loans including asset backed securities portfolio (Note D.3)			**405 992 927**	**350 288 645**

D.2. Specific value adjustments for loans (in EUR'000)

Movements in the specific value adjustments are detailed below:

	2009	2008
Provision at beginning of the year	22 000	41 550
Release for the year	0	- 18 219 (*)
Allowance during the year	88 800	0
Foreign exchange adjustment	0	- 1 331
Provision at end of the year	**110 800**	**22 000**

(*) The amount of EUR'000 18 219 was released following the sale during 2008 of loan assets for which a specific value adjustment had previously been established. The sale of those loan assets resulted in a realised loss of EUR'000 15 467 in 2008 (Note P).

26

EIB Group Financial Report 2009

D.3. Geographical breakdown of lending by country in which projects are allocated (in EUR '000)

D.3.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Spain	666	61 689 824	56 701 207	4 988 617	15.19%	15.43%
Germany	733	54 590 294	46 793 656	7 796 638	13.45%	14.05%
Italy	534	50 804 361	40 643 772	10 160 589	12.51%	12.82%
France	395	38 819 742	32 630 496	6 189 246	9.56%	10.02%
United Kingdom	226	27 644 050	21 848 048	5 796 002	6.81%	6.44%
Portugal	285	21 676 805	18 542 564	3 134 241	5.34%	5.45%
Poland	158	18 123 756	12 543 892	5 579 864	4.46%	3.84%
Greece	146	14 821 604	12 963 476	1 858 128	3.65%	3.95%
Hungary	114	9 472 550	7 408 458	2 064 092	2.33%	2.18%
Austria	191	8 686 805	8 257 805	429 000	2.14%	2.14%
Czech Republic	100	8 561 322	6 213 517	2 347 805	2.11%	2.26%
Belgium	87	7 698 981	6 218 779	1 480 202	1.90%	1.85%
Netherlands	65	6 781 356	4 335 503	2 445 853	1.67%	1.48%
Finland	110	6 663 713	6 070 713	593 000	1.64%	1.71%
Romania	72	6 413 799	2 579 922	3 833 877	1.58%	1.45%
Sweden	72	5 097 638	4 569 525	528 113	1.26%	1.17%
Ireland	56	4 289 388	3 164 700	1 124 688	1.06%	1.06%
Slovenia	49	2 706 648	1 937 648	769 000	0.67%	0.65%
Denmark	45	2 419 507	1 854 067	565 440	0.60%	0.70%
Bulgaria	42	2 398 958	801 549	1 597 409	0.59%	0.65%
Latvia	28	1 594 363	749 363	845 000	0.39%	0.31%
Cyprus	29	1 415 257	1 045 097	370 160	0.35%	0.36%
Slovakia	43	1 349 231	1 065 370	283 861	0.33%	0.30%
Lithuania	16	1 328 846	839 846	489 000	0.33%	0.05%
Estonia	14	1 032 018	485 518	546 500	0.25%	0.06%
Luxembourg	27	838 614	729 129	109 485	0.21%	0.18%
Malta	4	202 853	47 353	155 500	0.05%	0.06%
Sub-total	**4 307**	**367 122 283**	**301 040 973**	**66 081 310**	**90.43%**	**90.63%**

27

EIB Group Financial Report 2009

D.3.2. Loans for projects outside the Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Turkey	105	12 205 857	7 830 320	4 375 537		
Croatia	27	1 820 684	991 059	829 625		
FYROM	8	236 659	149 125	87 534		
Sub-total	**140**	**14 263 200**	**8 970 504**	**5 292 696**	**3.51%**	**3.34%**

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Madagascar	2	255 117	157 573	97 544		
Namibia	10	195 051	112 751	82 300		
Kenya	4	154 867	30 993	123 874		
Mauritius	14	134 381	54 446	79 935		
Mozambique	8	123 937	74 937	49 000		
Ghana	3	116 090	96 090	20 000		
Regional – West Africa	3	80 717	80 717	0		
Senegal	3	76 878	41 878	35 000		
Cap Verde	2	63 046	23 842	39 204		
Congo (Democratic Republic)	1	55 000	0	55 000		
Nigeria	1	50 000	0	50 000		
Regional – Caribbean	3	46 629	40 629	6 000		
Benin	2	45 000	0	45 000		
Lesotho	3	42 650	29 350	13 300		
Swaziland	2	40 409	26 909	13 500		
Cameroon	1	40 000	0	40 000		
Barbados	5	32 536	22 786	9 750		
Congo	1	29 000	0	29 000		
Jamaica	5	26 747	26 747	0		
Botswana	4	26 474	26 474	0		
Fiji	1	24 500	0	24 500		
Burkina Faso	1	18 500	0	18 500		
Malawi	2	17 725	1 975	15 750		
Regional – Africa	2	17 127	17 127	0		
Mauritania	2	15 818	15 818	0		
Zambia	1	11 464	11 464	0		
Regional - ACP	1	10 572	10 572	0		
Saint Vincent and The Grenadines	2	8 237	6 775	1 462		
Bahamas	2	7 406	7 406	0		
Saint Lucia	2	4 442	4 442	0		
Zimbabwe	2	3 880	3 880	0		
Togo	1	3 000	0	3 000		
Gabon	1	2 538	2 538	0		
Papua New Guinea	1	749	749	0		
Ivory Coast	1	665	665	0		
Dominican Republic	1	604	604	0		
Grenada	1	549	549	0		
Sub-total	**101**	**1 782 305**	**930 686**	**851 619**	**0.44%**	**0.44%**

28

EIB Group Financial Report 2009

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
China	6	1 147 387	428 468	718 919		
India	3	261 822	86 822	175 000		
Vietnam	5	232 875	102 983	129 892		
Pakistan	5	166 752	66 752	100 000		
Sri Lanka	4	150 224	120 224	30 000		
Indonesia	4	108 963	98 894	10 069		
Philippines	4	100 173	97 736	2 437		
Maldives	1	44 962	44 962	0		
Laos People's Democratic Republic	1	37 242	37 242	0		
Thailand	1	21 551	21 551	0		
Bangladesh	1	17 022	17 022	0		
Sub-total	**35**	**2 288 973**	**1 122 656**	**1 166 317**	**0.56%**	**0.54%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Serbia	52	2 302 442	879 736	1 422 706		
Bosnia-Herzegovina	32	1 089 557	405 140	684 417		
Albania	13	247 428	155 552	91 876		
Montenegro	18	192 977	75 110	117 867		
Sub-total	**115**	**3 832 404**	**1 515 538**	**2 316 866**	**0.94%**	**0.79%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Brazil	12	651 105	617 105	34 000		
Panama	4	602 510	147 022	455 488		
Argentina	5	223 036	223 036	0		
Colombia	2	182 993	125 280	57 713		
Peru	4	117 309	117 309	0		
Mexico	4	101 599	51 599	50 000		
Paraguay	1	71 334	34 708	36 626		
Regional - Central America	2	40 880	12 514	28 366		
Ecuador	1	35 516	35 516	0		
Uruguay	3	26 591	26 591	0		
Honduras	1	20 000	0	20 000		
Nicaragua	1	15 046	0	15 046		
Costa Rica	1	12 407	12 407	0		
Regional Andean Countries	1	7 323	7 323	0		
Sub-total	**42**	**2 107 649**	**1 410 410**	**697 239**	**0.52%**	**0.42%**

29

EIB Group Financial Report 2009

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Norway	7	786 143	786 143	0		
Iceland	10	538 906	418 906	120 000		
Sub-total	**17**	**1 325 049**	**1 205 049**	**120 000**	**0.33%**	**0.40%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Morocco	52	2 876 907	1 629 907	1 247 000		
Tunisia	59	2 819 633	1 579 950	1 239 683		
Egypt	37	2 465 216	2 114 282	350 934		
Syrian Arab Republic	15	1 377 579	658 455	719 124		
Lebanon	27	862 778	414 509	448 269		
Israel	8	464 015	320 022	143 993		
Jordan	23	397 761	276 413	121 348		
Gaza-West Bank	7	70 856	25 856	45 000		
Sub-total	**228**	**11 334 745**	**7 019 394**	**4 315 351**	**2.79%**	**3.01%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
French Polynesia	2	11 097	1 097	10 000		
British Virgin Islands	1	880	880	0		
New Caledonia	1	875	875	0		
Netherlands Antilles	1	22	22	0		
Sub-total	**5**	**12 874**	**2 874**	**10 000**	**0.00%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Ukraine	5	450 000	68 000	382 000		
Russian Federation	3	206 037	188 537	17 500		
Moldova	2	49 923	8 333	41 590		
Sub-total	**10**	**705 960**	**264 870**	**441 090**	**0.17%**	**0.14%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
South Africa	32	1 217 485	666 725	550 760		
Sub-total	**32**	**1 217 485**	**666 725**	**550 760**	**0.30%**	**0.29%**
Total Loans for projects outside the Union	**725**	**38 870 644**	**23 108 706**	**15 761 938**	**9.57%**	**9.37%**
Total Loans 2009	**5 032**	**405 992 927**	**324 149 679 (1)**	**81 843 248**	**100.00%**	
Total Loans 2008	**4 839**	**350 288 645**	**291 419 118 (1)**	**58 869 527**		**100.00%**

(1) including asset backed securities (Note B.2 and D.1)

30

EIB Group Financial Report 2009

Note E – Shares and other variable-yield securities

E.1. Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Investment funds	TOTAL
Cost					
At 1 January 2009	1 545 505	157 500	30 873	138 429	1 872 307
Net additions / releases	138 350	0	- 30 873	83 959	191 436
At 31 December 2009	**1 683 855**	**157 500**	**0**	**222 388**	**2 063 743**
Value adjustments					
At 1 January 2009	- 480 437	0	- 23 714	- 1 700	- 505 851
Net additions/releases	- 103 051	0	0	850	- 102 201
Uses	0	0	23 714	0	23 714
At 31 December 2009	**- 583 488**	**0**	**0**	**- 850**	**- 584 338**
Net book value					
At 31 December 2009	**1 100 367**	**157 500 (1)**	**0 (2)**	**221 538**	**1 479 405**
At 31 December 2008	**1 065 068**	**157 500 (1)**	**7 159 (2)**	**136 729**	**1 366 456**

(1) The amount of EUR '000 157 500 (2008: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2009 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD.

The Bank holds 3.03 % of the subscribed capital.

As at 31 December 2009 the share of underlying net equity of the Bank in EBRD amounts to EUR 355.0 million (2008: EUR 420.4 million). This is based on the audited 2008 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2007)	3.03	13 874	1 884	33 175
EBRD (31.12.2008)	3.03	11 750	- 717	33 047

(2) The Bank has sold all its investments in Eurotunnel by 31 December 2009. The total number of ordinary Eurotunnel shares held by the Bank as at 31 December 2009 is nil (2008: 1 596 713, valued at EUR '000 6 133). The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Bank as at 31 December 2009 is nil (2008: 12 422 valued at EUR '000 1 026). Furthermore, the Bank holds nil warrants in the balance sheet at year-end (2008: 4 800 000 warrants). The sale during the 2009 year of shares, ORAs and warrants resulted in a net realised profit of EUR 2.2 million, following the use of the previous year value adjustment of EUR 23.7 million.

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 244 196 (2008: EUR '000 1 088 046)
- for investment funds EUR '000 511 895 (2008: EUR '000 334 721)

31

EIB Group Financial Report 2009

E.2. Shares in affiliated undertakings

The balance on the *'shares in affiliated undertakings'* account of EUR'000 480 668 (2008: EUR'000 479 272) corresponds to the amount paid in by the Bank in respect of its subscription of EUR'000 1 826 000 (2008: EUR'000 1 822 000) to the capital of the European Investment Fund, with its registered office in Luxembourg.

The Bank holds 62.11% (2008 – 63.60%) of the subscribed capital of the EIF amounting to EUR 2.94 billion (2008: EUR 2.86 billion). At the EIF Annual General Meeting of Shareholders held on 7 May 2007, it was decided to issue 1 000 new shares, identical to the 2 000 existing ones (nominal value EUR 1 million each, paid in ratio of 20%) between 30 June 2007 and 30 June 2010. Out of the 1 000 new shares, 940 were subscribed on 31 December 2009 (2008: 865), and for the remainder there is an option for subscription over the next 2 years. By 30 June 2010, all shares not subscribed by the other shareholders will be subscribed by the Bank.

With respect to the 1 114 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR'000 349. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year and decreased by the dividend for the 2008 financial year. Given that the dividend for the year 2008 was to be due to the other shareholders, the dividend decided has been deducted from the price determined as described above.

The nominal value of the put option granted to EIF minority shareholders, shown as an off-balance sheet item, EUR'000 388 842 (2008 EUR'000 363 433) has been calculated on the basis of the 2008 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR'000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2008)	63.60	1 014 073	35 111	1 075 860
EIF (31.12.2009)	62.11	1 028 734	- 7 374	1 157 329

Note F – Intangible and tangible assets (in EUR'000)

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost					
At 1 January 2009	10 085	353 777	73 201	437 063	6 664
Additions	302	3 457	12 923	16 682	2 797
Disposals	0	0	- 8 992	- 8 992	- 2 553
At 31 December 2009	**10 387**	**357 234**	**77 132**	**444 753**	**6 908**
Accumulated depreciation					
At 1 January 2009	0	- 92 213	- 30 969	- 123 182	- 2 348
Depreciation	0	- 11 908	- 13 737	- 25 645	- 2 296
Disposals	0	0	8 992	8 992	2 553
At 31 December 2009	**0**	**- 104 121**	**- 35 714**	**- 139 835**	**- 2 091**
Net book value					
At 31 December 2009	**10 387**	**253 113**	**41 418**	**304 918**	**4 817**
At 31 December 2008	**10 085**	**261 564**	**42 232**	**313 881**	**4 316**

All land and buildings are used by the Bank for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR'000 215 226 (2008: EUR'000 211 769).

32

EIB Group Financial Report 2009

Note G – Other assets and sundry creditors (in EUR'000)

Other assets	31.12.2009	31.12.2008
Loan instalments receivable	23 677	99 893
Staff housing loans and advances (*)	15 712	18 764
Advances on salaries and allowances	247	1 210
Other	49 863	28 717
	89 499	**148 584**

(*) The Bank has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Sundry creditors	31.12.2009	31.12.2008
Optional Supplementary Provident Scheme (Note L)	190 904	189 004
Transitory account on loans	37 242	15 566
Western Balkans infrastructure	10 000	5 000
Payable on HIPC initiative	46 872	46 872
Personnel costs payable	2 017	8 674
Other	80 641	79 028
	367 676	**344 144**

33

EIB Group Financial Report 2009

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank as at 31 December 2009 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2009
GERMANY	37 578 019 000	35 699 118 050	1 878 900 950
FRANCE	37 578 019 000	35 699 118 050	1 878 900 950
ITALY	37 578 019 000	35 699 118 050	1 878 900 950
UNITED KINGDOM	37 578 019 000	35 699 118 050	1 878 900 950
SPAIN	22 546 811 500	21 419 470 925	1 127 340 575
NETHERLANDS	10 416 365 500	9 895 547 225	520 818 275
BELGIUM	10 416 365 500	9 895 547 225	520 818 275
SWEDEN	6 910 226 000	6 564 714 700	345 511 300
DENMARK	5 274 105 000	5 010 399 750	263 705 250
AUSTRIA	5 170 732 500	4 912 195 875	258 536 625
POLAND	4 810 160 500	4 569 652 475	240 508 025
FINLAND	2 970 783 000	2 822 243 850	148 539 150
GREECE	2 825 416 500	2 684 145 675	141 270 825
PORTUGAL	1 820 820 000	1 729 779 000	91 041 000
CZECH REPUBLIC	1 774 990 500	1 686 240 975	88 749 525
HUNGARY	1 679 222 000	1 595 260 900	83 961 100
IRELAND	1 318 525 000	1 252 598 750	65 926 250
ROMANIA	1 217 626 000	1 156 744 700	60 881 300
SLOVAKIA	604 206 500	573 996 175	30 210 325
SLOVENIA	560 951 500	532 903 925	28 047 575
BULGARIA	410 217 500	389 706 625	20 510 875
LITHUANIA	351 981 000	334 381 950	17 599 050
LUXEMBOURG	263 707 000	250 521 650	13 185 350
CYPRUS	258 583 500	245 654 325	12 929 175
LATVIA	214 805 000	204 064 750	10 740 250
ESTONIA	165 882 000	157 587 900	8 294 100
MALTA	98 429 500	93 508 025	4 921 475
TOTAL	**232 392 989 000**	**220 773 339 550**	**11 619 649 450**

(*) Could be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.

34

EIB Group Financial Report 2009

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	2009	2008
Share Capital		
- Subscribed capital [3]	232 392 989	164 808 169
- Uncalled	- 220 773 340	- 156 567 760
- Called capital	**11 619 649**	**8 240 409**
- Less: Capital called but not paid	- 28 861	- 128 627
- Paid in capital	**11 590 788**	**8 111 782**
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	16 480 817	16 480 817
- Appropriation of prior year's profit [1]	1 650 877	0
- Transfer from Funds allocated to venture capital operations [2]	147 177	0
- Transfer to Called capital on 1 April 2009	- 73 365	0
- Balance at end of the year	18 205 506	16 480 817
- Less: Receivable from Member States	- 86 466	- 345 359
- Paid-in balance at end of the year	**18 119 040**	**16 135 458**
Additional reserves		
- Balance at beginning of the year	5 305 876	5 245 781
- Appropriation of prior year's profit	0	1 633 460
- Transfer to Called capital on 1 April 2009 [3]	- 3 305 876	0
- Transfer to Funds allocated to structured finance facility [3]	- 2 000 000	- 1 500 000
- Transfer to Funds allocated to venture capital operations	0	- 73 365
- Transfer from funds allocated to venture capital operations and to structured finance facility [4]	1 144 024	0
- Balance at end of the year	**1 144 024**	**5 305 876**
Funds allocated to structured finance facility		
- Balance at beginning of the year	2 750 000	1 250 000
- Transfer from Additional reserves [3]	2 000 000	1 500 000
- Transfer to Special activities reserve, General loan reserve and Additional reserves [4]	- 4 750 000	0
- Balance at end of the year	**0**	**2 750 000**
Funds allocated to venture capital operations		
- Balance at beginning of the year	1 764 305	1 690 940
- Transfer to Reserve Fund [2]	- 147 177	73 365
- Transfer to Special activities reserve, General loan reserve and Additional reserves [4]	- 1 617 128	0
- Balance at end of the year	**0**	**1 764 305**
Special activities reserve [4]		
- Balance at beginning of the year	0	0
- Transfer from funds allocated to venture capital operations and to structured finance facility	3 299 370	0
- Balance at end of the year	**3 299 370**	**0**
General loan reserve [4]		
- Balance at beginning of the year	0	0
- Transfer from funds allocated to venture capital operations and to structured finance facility	1 923 734	0
- Balance at end of the year	**1 923 734**	**0**
Profit for the financial year	**1 876 894**	**1 650 877**
Total own funds	**37 953 850**	**35 718 298**

[1] At its annual meeting on 9 June 2009, the Board of Governors decided to appropriate the balance of the profit and loss account for the year ended 31 December 2008, which amounted to EUR '000 1 650 877, to the Reserve Fund.

[2] It was also approved that an amount of EUR '000 147 177 resulting from the value adjustment on venture capital operations be transferred from the Funds allocated to venture capital operations to the Reserve Fund. Following this transfer, the balance of the Funds allocated to venture capital operations amounted to EUR '000 1 617 128, the Reserve Fund to EUR '000 18 205 506 and the Additional Reserves to nil.

[3] As a result of the decision to raise the capital subscribed by the Member States pro-rata, from EUR '000 164 808 169 to EUR '000 232 392 989 on the 1 April 2009, the following appropriations were made:

- EUR '000 3 379 240 to be transformed into paid-in capital by way of transfers from the Additional Reserves (EUR '000 3 305 876) and from the Reserve Fund (EUR '000 73 365) to the Bank's capital, thereby increasing the paid in capital from EUR '000 8 240 409 to EUR '000 11 619 649;
- EUR '000 2 000 000 to be transferred from the Additional Reserves to Funds allocated to the structured finance facility and similar undertakings.

[4] The new Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the new Statute foresees a reserve allocation for "special activities" to be defined.

35

EIB Group Financial Report 2009

A proposal was put forward and approved at the Management Committee meeting of the 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements.

The redefining of the Bank's reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities.

As a result, two new reserves were created retroactively as at 31 December 2009. They are described as follows:

Special activities reserve (SAR): As foreseen by Article 16.5 of the new Statute, "the special activities of the Bank will have a specific allocation of reserve". The reserve will be based on the capital allocation of each operation as defined in the Credit risk policy guidelines. SAR will be set aside for operations without specific provisioning; for operations in which third parties provide CA (RSFF, LGTT) only the residual risk for the Bank will be covered.

General loan reserve (GLR): With the coming into force of the new Statute, a non-specific reserve has been introduced for the expected loss of the Bank's loan and guarantees portfolio.

Therefore, it has been decided to transfer the balances of the Funds allocated to structured financed facility and similar undertakings (SFF/SFE) and the Funds allocated to venture capital operations to the Special activities reserve (EUR '000 3 299 370), the General loan reserve (EUR '000 1 923 734) and to the Additional reserves (EUR '000 1 144 024).

H.3. Subscribed capital and reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 on 1 May 2004, the total amount to be paid to capital and reserves by the ten new Member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) was equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 31 March 2009 have been entirely settled.

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2009 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption *Subscribed capital and reserves, called but not paid*:

(in EUR'000)	31.12.2009	31.12.2008
Reserves called but not paid:	86 466	345 359
Subscribed capital called but not paid:	28 861	128 627
	115 327	**473 986**

36

EIB Group Financial Report 2009

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR '000)

	31.12.2009	31.12.2008
Prepayments and accrued income:		
Interest and commission receivable	1 825 124	2 413 052
Deferred borrowing charges	61 633	274 486
Redemption premiums on swaps receivable (*)	393 852	370 323
Investment Facility's commission receivable	36 405	35 741
Other	2 974	1 568
	2 319 988	**3 095 170**
Accruals and deferred income:		
Foreign exchange neutralisation on currency swap contracts	5 180 511	9 055 318
Interest and commission payable	2 811 862	3 038 711
Deferred early repayment indemnities on loans	134 846	164 868
Deferred borrowing proceeds	309 417	662 643
Redemption premiums on swaps payable (*)	887 325	770 772
Interest subsidies received in advance (**)	177 228	171 155
	9 501 189	**13 863 467**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those structured agreements which include such features.

(**) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long-term advance which is entered on the liabilities side under item *5. Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2009	31.12.2008
Short-term borrowings	4 380 414	5 778 852
Promissory notes issued in respect of paid-in capital of EBRD	0	1 013
Repo with Central Banks	100 000	0
	4 480 414	**5 779 865**

J.2. Amounts owed to customers

	31.12.2009	31.12.2008
Repayable on demand (*)	1 256 333	1 201 858
Short-term borrowings	1 106 417	178 542
	2 362 750	**1 380 400**

(*) Includes European Union and Member States accounts:

	31.12.2009	31.12.2008
European Union and Member States accounts:		
• For Special Section operations and related unsettled amounts	332 310	368 727
• Deposit accounts	899 908	833 131

37

EIB Group Financial Report 2009

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The table below discloses the details per currency of debts outstanding at 31 December 2009 and 2008, together with the average rates and due dates.

BORROWINGS					
PAYABLE IN	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009	DUE DATES	OUTSTANDING AT 31.12.2008	AVERAGE RATE 2008
EUR	136 846 665	3.77	2010/2057	107 902 959	4.02
GBP	51 032 542	4.77	2010/2054	47 705 235	5.11
DKK	604 692	2.77	2010/2026	536 869	2.86
SEK	1 961 373	3.72	2011/2028	1 985 281	4.18
CZK	598 190	4.00	2010/2030	928 119	5.03
HUF	525 109	6.83	2010/2016	731 159	7.20
PLN	378 058	6.24	2010/2026	465 206	6.29
BGN	171 285	5.72	2011/2013	309 336	6.60
RON	106 225	8.88	2014/2016	74 580	7.00
USD	78 348 270	3.42	2010/2058	77 423 397	3.72
CHF	5 763 009	2.41	2010/2036	4 468 687	2.47
JPY	10 607 943	0.73	2011/2047	10 331 351	0.97
NOK	2 383 494	4.42	2010/2025	1 315 897	4.08
CAD	778 221	4.72	2037/2045	770 751	4.70
AUD	9 099 260	5.85	2010/2021	4 971 016	5.83
HKD	227 380	1.46	2010/2019	77 883	6.97
NZD	2 749 583	7.13	2010/2017	2 806 416	6.88
ZAR	1 256 187	8.49	2010/2018	1 160 062	8.91
MXN	30 550	6.65	2015/2015	79 425	8.57
TWD	65 574	4.21	2010/2013	176 856	1.66
TRY	1 991 631	12.37	2010/2022	2 518 980	14.04
ISK	95 036	8.74	2010/2011	113 793	9.47
RUB	138 110	8.14	2011/2019	135 770	7.39
TOTAL	**305 758 387**			**266 989 028**	

The principal and interests of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 843 million). All such borrowings are fully hedged through structured swap operations.

38

EIB Group Financial Report 2009

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank's balance sheet, together with annual interest.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2009	2008
Staff pension plan:		
Provision at beginning of the year	1 051 093	981 085
Payments made during the year	- 44 896	- 38 710
Annual contributions and interest	150 161	108 718
Sub-total	**1 156 358**	**1 051 093**
Management Committee Pension Plan	33 398	32 637
Provision at 31 December	**1 189 756**	**1 083 730**
Health insurance scheme:		
Provision at beginning of the year	103 923	84 750
Payments made during the year	- 7 868	- 7 661
Contribution arising from measures with a social character	0	9 000
Annual contributions and interest	20 943	17 834
Provision at 31 December	**116 998**	**103 923**
Total provisions at 31 December	**1 306 754**	**1 187 653**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 191 million (2008: EUR 189 million) is classified under *'Sundry creditors'* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2009 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2009 with an extrapolation ('roll forward' method) for the last 3 months of 2009, using the prevailing market rates of 31 December 2009 and following assumptions (for the staff pension and medical plan):

- a discount rate of 6.19% (2008: 6.0%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 16.24 year duration (2008: 14.46 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% above the discount rate mentioned above. As a consequence, the final discount rate used is 7.69% (2008: 7.05%);
- a progressive retirement between the age of 55-65 (2008: retirement at the age of 55-65);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (2008: 4.5%);
- probable resignation of 3% up to age 55 (same as 2008);
- a rate of adjustment of pensions of 2% per annum (same as 2008);
- use of the LPP 2005 actuarial tables (same as 2008);
- a medical cost inflation rate of 4% per annum (same as 2008).

The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above (i.e. actuarial surpluses do not influence provisioning and deficits result in an additional specific provision). In 2008 and 2009, no such adjustments have been accounted for.

39

EIB Group Financial Report 2009

Note M – Profit for the financial year (in EUR '000)

On 8 June 2010 the appropriation of the balance of the profit and loss account for the year ended 31 December 2009, which amounts to EUR'000 1 876 894, will be submitted for approval by the Board of Governors.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2009	2008
Interest receivable and similar income		
Cash in hand, balance with central banks and post office banks	340	202
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	374 541	715 988
Loans and advances to credits institutions and customers	9 006 172	14 052 824
Derivatives	7 150 729	183 301
Other	0	1 106
TOTAL	**16 531 782**	**14 953 421**
Interest payable and similar charges		
Amounts owed to credit institutions and customers	- 34 653	- 53 185
Debts evidenced by certificates	- 12 361 091	- 12 045 964
Derivatives	- 1 747 785	- 644 029
Other	- 145 976	- 136 785
TOTAL	**- 14 289 505**	**- 12 879 963**
Net interest income	**2 242 277**	**2 073 458**

40

EIB Group Financial Report 2009

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR'000)

	2009	2008
Spain	1 305 158	2 142 754
Germany	1 049 761	2 007 736
Italy	996 206	1 697 521
France	880 744	1 385 177
United Kingdom	634 245	1 046 518
Greece	534 391	559 573
Portugal	531 264	774 332
Poland	411 585	445 231
Hungary	226 252	294 883
Austria	188 155	294 117
Belgium	184 813	198 186
Czech Republic	166 249	229 280
Finland	158 306	232 358
Netherlands	124 903	140 740
Romania	98 174	90 752
Sweden	92 704	165 238
Ireland	83 529	127 842
Slovenia	55 612	75 549
Denmark	46 001	123 126
Slovakia	29 513	42 225
Bulgaria	26 467	24 764
Cyprus	22 880	38 895
Luxembourg	22 554	27 009
Latvia	21 107	23 012
Lithuania	19 867	5 766
Estonia	5 806	8 142
Malta	1 084	582
Total	**7 917 330**	**12 201 308**
Outside the European Union	765 476	886 933
Total	**8 682 806**	**13 088 241**
Income not analysed (1)	7 848 976	1 865 180
Total	**16 531 782**	**14 953 421**

(1) Income not analysed:		
• Revenue from Investment portfolio and ABS portfolios	208 491	354 462
• Revenue from Operational bond portfolios	55 908	77 283
• Revenue from Operational money-market portfolios	110 137	272 545
• Revenue from money-market operations	323 711	977 589
• Derivatives	7 150 729	183 301
	7 848 976	1 865 180

41

EIB Group Financial Report 2009

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2009	2008
Commission receivable		
Investment Facility/Cotonou (Note Y)	36 405	35 741
Income from advisory activities	50 165	32 380
Income on loans and guarantees	22 364	18 893
Jaspers (Note Y)	16 948	14 933
Jessica (Note Y)	4 976	3 962
Yaoundé/Lomé conventions (Note Y)	8 468	10 371
Other European Union institutions (Note Y)	9 177	12 693
Total commission receivable	**148 503**	**128 973**
Commission payable	**- 11 768**	**- 8 474**

Note P – Net loss on financial operations (in EUR '000)

	2009	2008
Result on loans and advances	6 879	- 15 467
Unrealised gain / loss on operational treasury portfolio	82 088	- 65 194
Value adjustment on venture capital operations	- 103 051	- 171 570
Net realised loss on operational treasury portfolio	- 30 284	-7 638
Loss on long-term futures	- 5 776	- 11 714
Net gain on buy back of debts evidenced by certificates	6 555	3 430
Net gain on unwind of ALM swaps	14 826	21 125
Realised loss / gain on sale of shares and other variable yield securities	201	9 609
Value (re-)adjustment on shares and other variable yield securities other than venture capital	850	6 301
Net foreign exchange gain	6 961	9 923
	- 20 751	**- 221 195**

Note Q – Other operating income (in EUR '000)

	2009	2008
Reversal of previous year's accruals on general administrative expenses	4 119	3 999
Other	8 038	3 306
	12 157	**7 305**

42

EIB Group Financial Report 2009

Note R – General administrative expenses (in EUR '000)

	2009	2008
Salaries and allowances (*)	- 183 111	- 168 086
Welfare contributions and other social costs	- 100 860	- 93 041
Staff costs	**- 283 971**	**- 261 127**
Other general administrative expenses	- 113 324	- 101 802
Total general administrative expenses	**- 397 295**	**- 362 929**

The number of persons employed by the Bank was 1 717 at 31 December 2009 (1 599 at 31 December 2008).

(*) of which the amount for members of the Management Committee is EUR'000 2 924 at 31 December 2009 and EUR'000 2 821 at 31 December 2008.

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Bank records balance sheet and off balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES	
At 31 December 2009 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	227	227		
Loans and advances to credit institutions and to customers, excluding loan substitutes	335 197	338 484		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	21 653	21 254		
Shares and other variable yield securities (Note E)	1 479	1 853		
Total assets	**358 556**	**361 818**		
Liabilities				
Amounts owed to credit institutions and customers			6 843	6 843
Debts evidenced by certificate (Note K)			305 758	324 913
Total liabilities			**312 601**	**331 756**

43

EIB Group Financial Report 2009

At 31 December 2008 (in EUR million)	ASSETS Accounting value	ASSETS Fair value	LIABILITIES Accounting value	LIABILITIES Fair value
Assets				
Cash in hand, balances with central banks and post office banks	0	0		
Loans and advances to credit institutions and to customers, excluding loan substitutes	307 238	315 005		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	12 642	12 405		
Shares and other variable yield securities (Note E)	1 366	1 826		
Total Assets	**321 246**	**329 236**		
Liabilities				
Amounts owed to credit institutions and customers			7 160	7 160
Debts evidenced by certificate (Note K)			266 989	285 938
Total Liabilities			**274 149**	**293 098**

Note U – Financial risk management

This section presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- credit risk;
- interest rate risk;
- liquidity risk;
- foreign exchange rate risk; and
- market risk.

U.1. Credit risk

Credit risk concerns mainly the Bank's lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the 'Derivatives' section (Note V).

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

U.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2009 is analysed below (in EUR million), including undisbursed portions.

44

Loans outside the European Union (apart from those under the Facilities (*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower Member States Public institutions Zone ‘A’ banks Corporates Not guaranteed(1) Total 2009 Total 2008 Member States 0 0 0 0 30 505 30 505 27 202 Public institutions 21 935 11 477 697 3 933 38 037 76 079 65 452 Zone ‘A’ banks 9 492 40 809 35 190 18 039 23 282 126 812 115 242 Corporates 18 378 8 223 32 338 35 235 41 308 135 482 111 250 Total 2009 (1) (2) (3) (4) (5) 49 805 60 509 68 225 57 207 133 132 368 878 Total 2008 (1) (2) (3) (4) (5) 47 727 56 686 59 899 45 611 109 223 319 146 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 5 229 million as of 31 December 2009 (2008: EUR 4 330 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include asset backed securities (2009: EUR 8 209 million; 2008: EUR 5 766 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. The table below shows (in EUR million) the loan for projects outside the European Union (Apart from Article 16 Facility and those failing under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility): Secured by: 31.12.2009 31.12.2008 Member States 1 795 1 554 European Union budget (1) 32 340 28 152 Total (2) 34 135 29 706 (1) of which EUR 5 229 million in risk-sharing operations as explained above (2008: EUR 4 330 million). (2) including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. EIB Group Financial Report 2009 45

EIB Group Financial Report 2009

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	Outstanding 31.12.2009	Outstanding 31.12.2008
75% Member States global guarantee		
- ACP/OCT Group 3rd Lomé Convention	0	1
- ACP/OCT Group 4th Lomé Convention	108	142
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	415	516
Total 75% Member States global guarantee	523	659
75% Member States guarantee		
- Cotonou partnership agreement	783	819
- Cotonou partnership 2nd agreement	489	76
Total 75% Member States guarantee	1 272	895
Total Member States guarantee	1 795	1 554
100% European Union budget guarantee		
- South Africa – 300m – BG Decision 19.06.95	5	41
- ALA I – 750m	114	135
- ALA interim (100% guarantee) –153m	5	5
- CEEC – 1bn - BG Decision 29.11.89	90	120
- CEEC –3bn - BG Decision 02.05.94	455	618
- CEEC – 700m - BG Decision 18.04.91	2	9
- Russia – 100 m - 2001-2005	74	79
- Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	975	1 237
75% European Union budget guarantee		
- Mediterranean Protocols	800	988
- Yugoslavia – Art.18 (1984)	1	2
- Yugoslavia – 1st Protocol	3	4
- Yugoslavia – 2nd Protocol	10	16
- Slovenia – 1st Protocol	51	62
Total 75% European Union budget guarantee	865	1 072
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	105	128
- ALA II – 900m	144	175
- ALA interim (70% guarantee: risk sharing) – 122m	7	10
- Bosnia-Herzegovina – 100m 99/2001	84	89
- Euromed (EIB) –2 310m – Decision 29.01.97	781	908
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	106	117
- CEEC–3 520m–Decision 29.01.97	1 457	1 627
Total 70% European Union budget guarantee	2 684	3 054
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	621	629
- South Africa – Decision 2/2007–12/2013	486	202
- ALA III – 2 480m – 2/2000 – 7/2007	1 082	1 275
- ALA Decision – 2/2007–12/2013	1 926	791
- Euromed II – 6 520m – 2/2000 –- 1/2007	5 339	5 686
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	8 022	8 344
- Turkey special action – 450m – 2001-2006	299	324
- Turkey TERRA – 600m – 11/1999 – -11/2002	527	549
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	403	170
- PEV MED 1/2/2007 – 31/12/2013	3 851	2 404
- Pre-Accession – 8 700m – 2007 – 2013	5 260	2 415
Total 65% European Union budget guarantee	27 816	22 789
Total European Union budget guarantee	32 340	28 152
TOTAL	34 135	29 706

46

EIB Group Financial Report 2009

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 15 175 million (2008: EUR 12 998 million), with the following composition:

As at 31 December 2009	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2009
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	913	231	107	1 282	1 282	480	0	0	**4 295**
Aa1 to Aa3	742	0	0	19	1 971	203	0	0	**2 935**
A1	2 407	0	0	0	368	0	0	0	**2 775**
Below A1	3 075	0	0	0	1 569	0	0	0	**4 644**
Non-Rated	0	0	0	0	0	0	188	338	**526**
Total 2009	**7 137**	**231**	**107**	**1 301**	**5 190**	**683**	**188**	**338**	**15 175**

(1) Bonds, equities and funds are valued at their market value.

As at 31 December 2008	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2008
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	678	1	34	482	694	638	0	0	**2 527**
Aa1 to Aa3	1 193	0	0	50	1 937	151	0	0	**3 331**
A1	1 743	0	16	0	1 025	0	0	0	**2 784**
Below A1	2 500	0	28	0	1 199	0	0	0	**3 727**
Non-Rated	0	0	0	0	0	0	277	352	**629**
Total 2008	**6 114**	**1**	**78**	**532**	**4 855**	**789**	**277**	**352**	**12 998**

(1) Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding, including assets backed securities (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	Total 2009	Total 2008
Energy	2 485	11 611	21 328	**35 424**	30 840
Transport	3 968	19 788	75 174	**98 930**	90 713
Telecommunications	1 116	4 929	4 097	**10 142**	9 461
Water, sewerage	978	4 968	12 789	**18 735**	16 432
Miscellaneous infrastructure	1 003	4 717	13 101	**18 821**	16 988
Agriculture, forestry, fisheries	19	59	153	**231**	210
Industry	2 552	13 334	8 505	**24 391**	18 814
Services	439	5 103	7 843	**13 385**	12 306
Global loans[(1)]	7 863	36 394	38 763	**83 020**	77 154
Health, education	721	4 068	16 282	**21 071**	18 501
TOTAL 2009	**21 144**	**104 971**	**198 035**	**324 150**	
TOTAL 2008	**20 056**	**88 918**	**182 445**		**291 419**

(1) A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

47

EIB Group Financial Report 2009

Arrears on loans

Amount in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for which the projects are located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 133 132 million as at 31 December 2009 (2008: EUR 109 223 million).

As at 31 December 2009, the Bank has no arrears on loans inside the European Union above 30 days (2008: EUR 0.1 million).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximatively 90 days, the primary guarantee is called (if any available). If due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio of the Bank outside the European Union can be analysed as follows (in EUR 000):

	Instalments overdue: 30 days to 90 days	Instalments overdue more than 90 days	Due instalments more than 150 days which have been called and paid under the guarantee of a Member State or the European Union	Total
31.12.2009	1 897	12 278	93 830	108 005
31.12.2008	3 165	17 613	127 232	148 010

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	2009	2008	2009	2008
Aaa	**37**	52	**3**	1
Aa1 to Aa3	**40**	41	**45**	39
A1 to A3	**11**	7	**49**	57
Below A3	**12**	0	**2**	2
A-1+P-1	**0**	0	**1**	1
Total	**100**	**100**	**100**	**100**

48

EIB Group Financial Report 2009

As part of its treasury management activities, the Bank holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2009, the total nominal amount of such notes stood at EUR 125 million (2008: EUR 150 million). The notes are part of the Securities portfolio.

Collateral on Treasury transactions

The Treasury transactions include EUR 10 100 million (2008: EUR 7 250 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2009 is EUR 10 470 million (2008: EUR 7 243 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2009	Bonds						Total 2009
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	1 253	253	140	181	1 039	907	**3 773**
Aa1 to Aa3	237	0	395	99	2 383	16	**3 130**
A1	476	0	5	0	550	0	**1 031**
Below A1	354	0	27	0	2 155	0	**2 536**
Total 2009	**2 320**	**253**	**567**	**280**	**6 127**	**923**	**10 470**

Tripartite Agreement Collateral (in EUR million)							
At 31 December 2008	Bonds						Total 2008
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	358	309	12	477	1 142	85	**2 383**
Aa1 to Aa3	844	0	10	4	1 955	0	**2 813**
A1	84	0	10	0	524	0	**618**
Below A1	513	0	0	0	916	0	**1 429**
Total 2008	**1 799**	**309**	**32**	**481**	**4 537**	**85**	**7 243**

U.1.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 455 million at 31 December 2009 (2008: EUR 309 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2009 is EUR 480 million (2008: EUR 322 million), with the following classification:

Securities Lending Collateral (in EUR million)				
At 31 December 2009	Bonds		Time deposit	Total 2009
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	116	15	0	**131**
Aa1 to Aa3	324	17	8	**349**
Total 2009	**440**	**32**	**8**	**480**

49

EIB Group Financial Report 2009

Securities Lending Collateral (in EUR million)				
At 31 December 2008	Bonds		Time deposit	Total 2008
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	96	0	0	**96**
Aa1 to Aa3	161	0	25	**186**
A1	0	0	17	**17**
Below A1	0	0	23	**23**
Total 2008	**257**	**0**	**65**	**322**

U.1.4. Guarantees granted by the Bank in respect of loans granted by third parties and on venture capital operations

The structure of guarantors relating to guarantees granted as at 31 December 2009 is analysed below (in EUR million):

Granted to:	Total 2009	Total 2008
Zone 'A' banks	**207**	207
Corporates	**125**	55
Total	**332**	**262**

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the funding or lending spread of the Bank.

The Bank manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.2.1. Value-at-Risk for the Own funds of the Bank (Economic perspective)

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth, and given the existing accounting principles. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

50

EIB Group Financial Report 2009

The Risk Management department quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2009, the VaR of the EIB own funds amounted to EUR 186 million (2008: EUR 363 million).

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the EIB, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the overall decrease of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2009, the impact of a 2% upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.24 billion (2008: EUR 4.01 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cash flows level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2009 and 31 December 2008, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2009			Pay Currency			
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

31.12.2008			Pay Currency			
(in EUR million)	CZK	EUR	GBP	PLN	USD	Total
EUR Pay Notional	- 236	- 7 834	- 25	- 20	- 6 531	- 14 646
Average maturity date	16.09.2016	10.12.2018	24.09.2035	05.05.2026	07.06.2029	21.08.2023
Average expected maturity	13.05.2010	08.11.2016	10.02.2010	24.05.2014	23.05.2018	02.06.2017

By risk factor involved:

31.12.2009		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

31.12.2008		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 090	- 7 735	- 2 821	- 14 646
Average maturity date	07.09.2032	09.06.2019	13.01.2022	21.08.2023
Average expected maturity	10.04.2023	19.02.2013	01.09.2020	02.06.2017

51

U.2.2. Interest rate risk management (Earnings perspective) The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits. With the positions in place as of 31 December 2009, the earnings would increase by EUR 66.72 million (2008: EUR 9.26 million) if interest rate increase by 100 basis points and decrease by EUR 69.96 million (2008: EUR 9.57 million) if interest rates decrease by 100 basis points. The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accrual basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecasted in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. U.3. Liquidity risk The main objective of liquidity policy is to assure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Bank further assures sound management of liquidity risk by maintaining a sufficient level of liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s year-end total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP) that defines the respective responsibilities and the decision making procedures in case of signs of an approaching liquidity crisis. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. The table hereafter analyses the financial assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. EIB Group Financial Report 2009 52

EIB Group Financial Report 2009

Liquidity risk (in EUR million)

Maturity (at 31 December 2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2009
ASSETS						
Cash in hand, central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	601	435	2 000	752	0	**3 788**
Other loans and advances:						
- Current accounts	334	0	0	0	0	**334**
- Others	19 032	0	0	0	0	**19 032**
	19 366	0	0	0	0	**19 366**
Loans:						
- Credit institutions	2 899	7 408	47 782	58 487	0	**116 576**
- Customers	1 831	8 352	55 497	133 574	0	**199 254**
	4 730	15 760	103 279	192 061	0	**315 830**
Debt securities including fixed-income securities	7 611	1 802	2 608	5 843	0	**17 864**
Shares and other variable-yield securities	0	0	0	0	1 479	**1 479**
Shares in affiliated undertakings	0	0	0	0	481	**481**
Other assets	0	0	0	0	2 836	**2 836**
Total assets	**32 535**	**17 997**	**107 887**	**198 656**	**4 796**	**361 871**
LIABILITIES						
Amounts owed to credit institutions	4 380	100	0	0	0	**4 480**
Amounts owed to customers	2 353	10	0	0	0	**2 363**
Debts evidenced by certificates	10 765	27 868	136 834	130 291	0	**305 758**
Capital, reserves and profit	0	0	0	0	38 069	**38 069**
Other liabilities (*)	477	826	3 115	763	6 020	**11 201**
Total liabilities	**17 975**	**28 804**	**139 949**	**131 054**	**44 089**	**361 871**

(*) Including foreign exchange neutralisation on currency swap contracts

53

EIB Group Financial Report 2009

Maturity (at 31 December 2008)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2008
ASSETS						
Cash in hand, central banks and post office banks	0	0	0	0	0	**0**
Treasury bills and other bills eligible for refinancing with central banks	0	135	1 175	823	0	**2 133**
Other loans and advances:						
- Current accounts	245	0	0	0	0	**245**
- Others	21 361	0	0	0	0	**21 361**
	21 606	0	0	0	0	**21 606**
Loans:						
- Credit institutions	2 429	7 840	40 812	60 910	0	**111 991**
- Customers	1 962	7 767	46 375	117 536	0	**173 640**
	4 391	15 607	87 187	178 446	0	**285 631**
Debt securities including fixed-income securities	3 065	694	2 798	3 952	0	**10 509**
Shares and other variable-yield securities	0	0	0	0	1 366	**1 366**
Shares in affiliated undertakings	0	0	0	0	479	**479**
Other assets	0	0	0	0	4 037	**4 037**
Total assets	**29 062**	**16 436**	**91 160**	**183 221**	**5 882**	**325 761**
LIABILITIES						
Amounts owed to credit institutions	5 776	1	0	0	0	**5 780**
Amounts owed to customers	1 380	0	0	0	0	**1 380**
Debts evidenced by certificates	18 090	23 409	113 219	112 271	0	**266 989**
Capital, reserves and profit	0	0	0	0	36 192	**36 192**
Other liabilities (*)	1 496	1 255	4 463	1 841	6 365	**15 420**
Total liabilities	**26 745**	**24 665**	**117 682**	**114 112**	**42 557**	**325 761**

(*) Including foreign exchange neutralisation on currency swap contracts

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2010 - 2012 would amount to EUR 10.7 billion.

U.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging program exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

54

EIB Group Financial Report 2009

Foreign exchange position (in EUR million)

Currency at 31 December 2009	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2009
ASSETS						
Cash in hand, balances with central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	3 788	0	0	0	0	**3 788**
Other loans and advances:						
- Current accounts	231	18	9	76	103	**334**
- Others	13 202	224	3 867	1 739	5 830	**19 032**
	13 433	242	3 876	1 815	5 933	**19 366**
Loans:						
- Credit institutions	72 760	15 227	23 924	4 665	43 816	**116 576**
- Customers	163 324	15 684	9 191	11 055	35 930	**199 254**
	236 084	30 911	33 115	15 720	79 746	**315 830**
Debt securities including fixed-income securities	14 436	927	1 233	1 268	3 428	**17 864**
Shares and other variable-yield securities	1 142	244	30	63	337	**1 479**
Shares in affiliated undertakings	481	0	0	0	0	**481**
Other assets	1 907	283	445	201	929	**2 836**
Total assets	**271 498**	**32 607**	**38 699**	**19 067**	**90 373**	**361 871**
LIABILITIES						
Amounts owed to credit institutions	4 242	0	177	61	238	**4 480**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
- Debt securities in issue	127 402	50 478	74 926	33 441	158 845	**286 247**
- Others	9 445	555	3 422	6 089	10 066	**19 511**
	136 847	51 033	78 348	39 530	168 911	**305 758**
Capital, reserves and profit	38 069	0	0	0	0	**38 069**
Other liabilities (*)	90 180	- 18 506	- 39 834	- 20 639	- 78 979	**11 201**
Total liabilities	**271 516**	**32 608**	**38 691**	**19 056**	**90 355**	**361 871**
Net position	**- 18**	**- 1**	**8**	**11**	**18**	

(*) Other liabilities include foreign exchange neutralisation on currency swap contracts.

55

EIB Group Financial Report 2009

Currency at 31 December 2008	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2008
ASSETS						
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	**0**
Treasury bills and other bills eligible for refinancing with central banks	2 133	0	0	0	0	**2 133**
Other loans and advances:						
- Current accounts	193	16	12	24	52	**245**
- Others	14 508	2 369	2 067	2 417	6 853	**21 361**
	14 701	2 385	2 079	2 441	6 905	**21 606**
Loans:						
- Credit institutions	67 016	14 925	26 331	3 719	44 975	**111 991**
- Customers	140 731	14 304	9 292	9 313	32 909	**173 640**
	207 747	29 229	35 623	13 032	77 884	**285 631**
Debt securities including fixed-income securities	7 467	1 541	1 199	302	3 042	**10 509**
Shares and other variable-yield securities	1 069	210	28	59	297	**1 366**
Shares in affiliated undertakings	479	0	0	0	0	**479**
Other assets	3 122	429	28	458	915	**4 037**
Total assets	**236 718**	**33 794**	**38 957**	**16 292**	**89 043**	**325 761**
LIABILITIES						
Amounts owed to credit institutions	5 444	0	317	19	336	**5 780**
Amounts owed to customers	1 380	0	0	0	0	**1 380**
Debts evidenced by certificates:						
- Debt securities in issue	102 926	47 293	72 966	28 820	149 079	**252 005**
- Others	4 833	412	4 457	5 282	10 151	**14 984**
	107 759	47 705	77 423	34 102	159 230	**266 989**
Capital, reserves and profit	36 192	0	0	0	0	**36 192**
Other liabilities (*)	85 951	- 13 912	- 38 777	- 17 842	- 70 531	**15 420**
Total liabilities	**236 726**	**33 793**	**38 963**	**16 279**	**89 035**	**325 761**
Net position	**- 8**	**1**	**- 6**	**13**	**8**	

(*) Other liabilities include foreign exchange neutralisation on currency swap contracts.

56

U.5. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Market risks are identified, measured, managed and reported according to a set of policies and procedures called the “Financial Risk and ALM Policy Guidelines” (FRPG), updated on a regular basis. The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Note V – Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global Assets and Liabilities Management (ALM) position. The corresponding interest is accounted for on a pro-rata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction. The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The Bank also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. V.1. As part of funding and hedging activity The Bank uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives most commonly used are: Currency swaps; Interest rate swaps; Options; and Futures. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds into another currency and, simultaneously, a forward exchange contract is concluded to reexchange the two currencies in the future in order to be able to repay the funds raised on the due dates. V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixedrate interest or vice versa. Interest rate or currency swaps allow the Bank to modify the interest rate and currency structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. EIB Group Financial Report 2009 57

EIB Group Financial Report 2009

- Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives lies in the loss which the Bank would incur where a counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

- Contractual framework:

All the EIB's long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The EIB has the right of early termination if the rating drops below a certain level.

- Limits:

Limits have been set in terms of:

- Total net present value of derivatives exposure with a counterparty;
- Unsecured exposure to a counterparty;
- Specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

- Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

- Collateralisation:
  - Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.
  - Very complex and illiquid transactions require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Bank's case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the 'current exposure' method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive 'fair value' or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS II weighted risk).

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see Note V.2), and interest rate swaps (including credit default swaps), sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	15 369	54 520	23 418	15 211	**108 518**
Fair value (i.e. net discounted value) (*)	- 1 344	- 2 158	- 765	467	**- 3 800**
Credit risk (BIS II weighted) (**)	70	866	563	431	**1 930**

Currency swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	7 460	47 737	20 976	14 281	**90 454**
Fair value (i.e. net discounted value) (*)	- 1 543	- 3 727	- 1 777	1 440	**- 5 607**
Credit risk (BIS II weighted) (**)	19	739	439	603	**1 800**

(*) Including the fair value of macro-hedging currency swap which stood at EUR 35 million as at 31 December 2009 (2008: EUR 160 million).
(**) At transaction level (netting not applied)

58

EIB Group Financial Report 2009

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (*)(**)	764	4 862	2 006	1 914	**9 546**
Credit risk (BIS II weighted)(***)	173	1 371	922	1 363	**3 829**

Interest rate swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	29 874	114 048	64 746	67 686	**276 354**
Fair value (i.e. net discounted value) (*)(**)	384	3 749	3 246	3 608	**10 987**
Credit risk (BIS II weighted)(***)	90	1 092	1 168	1 660	**4 010**

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives. However, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS II, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

(**) Including the fair value of macro-hedging interest rate swap which stood at EUR - 524 million as at 31 December 2009 (2008: EUR - 523 million).

(***) At transaction level (netting not applied)

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

Below are the number and notional amounts of structured swaps:

	Option embedded		Stock exchange index		Special structure coupon or similar	
	2009	2008	2009	2008	2009	2008
Number of transactions	**395**	405	**6**	6	**363**	359
Notional amount (in EUR million)	**13 598**	15 678	**843**	843	**21 346**	22 241
Net discounted value (in EUR million)	**132**	238	**- 10**	- 59	**380**	- 485

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

59

EIB Group Financial Report 2009

The collateral received for swaps amounts to EUR 8 557 million, with the following composition:

Swap collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2009
	Government	Supranational	Agency	Secured bonds (Pfandbriefe)		
Aaa	2 219	0	0	0	0	**2 219**
Aa1 to Aa3	1 331	0	0	0	0	**1 331**
Below A1	1 267	0	0	0	0	**1 267**
Non-Rated	0	0	0	0	3 740	**3 740**
Total 2009	**4 817**	**0**	**0**	**0**	**3 740**	**8 557**

Swap collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2008
	Government	Supranational	Agency	Secured bonds (Pfandbriefe)		
Aaa	2 160	0	0	0	0	**2 160**
Aa1 to Aa3	1 148	0	0	0	0	**1 148**
Below A1	116	0	0	0	0	**116**
Non-Rated	0	0	0	0	5 647	**5 647**
Total 2008	**3 424**	**0**	**0**	**0**	**5 647**	**9 071**

Ratings exposure table: the majority of the derivative portfolio is concentrated on counterparties rated A1 or above; however, during 2009, there has been a general deterioration of the ratings of the derivatives counterparties.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		CRE BIS II swaps (in EUR million)(*)	
Moody's or equivalent rating	2009	2008	2009	2008	2009	2008
Aaa	**2.5%**	2.9%	**10**	0	**93**	84
Aa1 to Aa3	**60.7%**	64.5%	**589**	406	**8 027**	7 403
A1	**28.5%**	23.1%	**1**	147	**3 238**	3 258
A2 to A3	**7.8%**	9.5%	**0**	37	**2 046**	2 720
Below A3	**0.5%**	0.0%	**0**	0	**146**	0
Non-rated	**0%**	0.0%	**0**	1	**0**	1
Total	**100.0%**	**100.0%**	**600**	**591**	**13 550**	**13 466**

(*) At transaction level (netting not applied)

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

60

EIB Group Financial Report 2009

V.1.3. Credit swaps

The Bank also entered into one credit default swap contract for a nominal amount of EUR 197 million as at 31 December 2009 (2008: EUR 172 million) with a fair value of EUR 1.5 million (2008: EUR 9.8 million).

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 11 887 million at 31 December 2009 against EUR 16 062 million at 31 December 2008. The notional amount of short term currency forwards was EUR 252 million at 31 December 2009 (2008: EUR 234 million). The fair value of these contracts was EUR 255 million at 31 December 2009 (2008: EUR - 989 million).

Long-term futures are also used by the Bank to adjust the medium-term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 335 million at 31 December 2009 (2008: EUR 394 million), with a fair value of EUR - 0.1 million (2008: EUR - 1.3 million).

Nominal amounts of EUR nil million (2008: EUR 5 472 million) of Forward Rate Agreements with a fair value of EUR nil million (2008: EUR 0.7 million) are outstanding as at 31 December 2009.

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheet at 31 December 2009 and 31 December 2008:

	31.12.2009	31.12.2008
NON-EURO CURRENCIES OF EU MEMBER STATES		
Bulgarian leva (BGN)	1.9558	1.9560
Czech koruna (CZK)	26.473	26.875
Danish kroner (DKK)	7.4418	7.4506
Hungarian forint (HUF)	270.42	266.70
Polish zloty (PLN)	4.1045	4.1535
Pound sterling (GBP)	0.8881	0.9525
Romanian lei (RON)	4.2363	4.0225
Swedish kronor (SEK)	10.252	10.870
NON-COMMUNITY CURRENCIES		
Australian dollar (AUD)	1.6008	2.0274
Canadian dollar (CAD)	1.5128	1.6998
Hong Kong dollar (HKD)	11.1709	10.7858
Japanese yen (JPY)	133.16	126.14
Kenyan shilling (KES)	108.43	109.14
Moroccan dirham (MAD)	11.290	11.229
Mexican peso (MXN)	18.9223	19.2333
New Zealand dollar (NZD)	1.980	2.419
Norwegian krone (NOK)	8.3000	9.7500
Russian ruble (RUB)	43.154	41.283
South African rand (ZAR)	10.6660	13.0667
Swiss franc (CHF)	1.4836	1.4850
Turkish lira (TRY)	2.1547	2.1488
United States dollar (USD)	1.4406	1.3917

61

EIB Group Financial Report 2009

Note X – Related party – European Investment Fund

Related party transactions with the European Investment Fund ('EIF') are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the EIF are disclosed as follows:

(in EUR' 000)	31.12.2009	31.12.2008
ASSETS		
Other assets	4 362	1 210
Total assets	**4 362**	**1 210**
LIABILITIES		
Sundry creditors	26 947	18 190
Total liabilities	**26 947**	**18 190**
PROFIT AND LOSS ACCOUNT		
Commission expenses	- 11 650	- 8 349
Other operating income	2 236	1 686
General administrative expenses	4 418	3 643
Total profit and loss account	**- 4 996**	**- 3 020**
OFF BALANCE SHEET		
EIF capital - uncalled	1 460 800	1 457 600
EIF treasury management	900 069	851 595
Nominal value of put option granted to EIF minority shareholders	388 842	363 433
Total off balance sheet	**2 749 711**	**2 672 628**

Note Y – Management of third party funds

Y.1. EIF treasury

The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

Y.2. Guarantee Fund

The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

Y.3. Investment Facility

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

Y.4. FEMIP Trust Fund

The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund.

Y.5. Risk-Sharing Finance Facility (the 'RSFF')

The RSFF has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007 between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research,

62

technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF. Y.6. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the Initiative. Y.7. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the ‘MoU’) to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Y.8. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. Y.9. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (‘ENPI’) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Y.10. Loan Guarantee Instrument for Ten-T Projects (the ’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission onbehalf of the European Union and the EIB. The Commission and the EIB are setting up the LGTT, which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Y.11. JASPERS JASPERS (The Joint Assistance to Support Projects in European RegionS) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate- General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). Y.12. JESSICA JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Member States are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). Y.13. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. EIB Group Financial Report 2009 63

EIB Group Financial Report 2009

Statement of Special Section [(1)]

as at 31 December 2009 and 2008 (in EUR'000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2009	31.12.2008
Turkey		
From resources of Member States		
Disbursed loans outstanding	10 076	10 746
Total [(2)]	**10 076**	**10 746**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	127 673	140 039
Risk capital operations		
- amounts to be disbursed	212 218	212 352
- amounts disbursed	195 709	203 739
	407 927	**416 091**
Total [(3)]	**535 600**	**556 130**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• **Yaoundé Conventions**		
Loans disbursed	14 686	16 299
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**15 105**	**16 718**
• **Lomé Conventions**		
Operations from risk capital resources:		
- amounts to be disbursed	39 099	75 148
- amounts disbursed	813 171	923 457
	852 270	**998 605**
Operations from other resources		
- amounts to be disbursed	0	7 274
- amounts disbursed	3 016	3 925
	3 016	**11 199**
Total [(5)]	**855 286**	**1 009 804**
TOTAL	**1 416 067**	**1 593 398**

64

EIB Group Financial Report 2009

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2009	31.12.2008
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	323 383	343 778
- Yaoundé Conventions	15 105	16 718
- Lomé Conventions	813 171	923 457
- Other resources under the Lomé Conventions	3 016	3 925
	1 154 675	1 287 878
Under mandate from Member States	10 076	10 746
Total	**1 164 751**	**1 298 624**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	212 218	212 352
On operations from risk capital resources under the Lomé Conventions	39 098	75 148
On operations from other resources under the Lomé Conventions	0	7 274
Total	**251 316**	**294 774**
TOTAL	**1 416 067**	**1 593 398**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2009: EUR'000 648 409 (at 31.12.2008: EUR'000 709 988)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2009: EUR '000 103 000 (at 31.12.2008: EUR'000 109 396)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		19 876
less:	cancellations	215	
	repayments	415 484	
			-415 699
			10 076

65

EIB Group Financial Report 2009

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			925 007
less:	exchange adjustments	13 551	
	cancellations	83 345	
	repayments	292 511	
			- 389 407
			535 600

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	136 140	
			- 137 898
			15 105

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
equity participations		120 984	
Initial amount:			3 237 081
add:	capitalised interests		8 099
less:	cancellations	654 044	
	repayments	1 679 484	
	exchange adjustments	59 382	
			- 2 392 910
			852 270
Loans from other resources:			
Initial amount:			16 500
less:	cancellations	8 493	
	repayments	4 857	
	exchange adjustments	134	
			- 13 484
			3 016
			855 286

66

Independent Auditor’s Report We have audited the accompanying financial statements of the EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2009, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions and insurance undertakings, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’). This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. Responsibility of the Réviseur d’Entreprises Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg Institut des Réviseurs d’Entreprises. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as of 31 December 2009, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG Luxembourg, 11 March 2010 KPMG Audit S.à r.l. Réviseurs d’Entreprises Emmanuel Dollé EIB Group Financial Report 2009 67

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank unconsolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Article 27 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, noted that the opinion of KPMG on the financial statements of the European Investment Bank for the year ended 31 December 2009 is unqualified, convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, Statement by the Audit Committee and considering the financial statements for the financial year ending on 31 December 2009 as drawn up by the Board of Directors at its meeting on 11 March 2010, that the foregoing provides a reasonable basis for its statement and, Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; confirms that the financial statements, comprising the balance sheet, the statement of special section, the profit and loss account, the cash flow statement and the notes to the financial statements give a true and fair view of the financial position of the Bank as at 31 December 2009 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended. Luxembourg, 11 March 2010 The Audit Committee O. KLAPPER G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA EIB Group Financial Report 2009 68

EIB Group Financial Report 2009 69

Financial Statements under EU directives EIB Group as at 31 December 2009 EIB Group Financial Report 2009 70

EIB Group Financial Report 2009 71

Consolidated Results for the Year In order to provide a more coherent approach to the statutory financial statements, which are also drawn up in application of the EU Accounting Directives, the financial statements of the EIB Group have also been drawn up based on the same accounting framework for the first time. The EIB Group balance sheet total increased by EUR 36 billion (+11%) compared to 2008. The net surplus of the Group for the financial year 2009 stands at EUR 1 865 million as compared to a net surplus of EUR 1 648 million for 2008. The net surplus for the financial year increased by EUR 217 million (+13.2%) despite additional writedowns on venture capital operations of EUR 107.5 million. Please note in this respect that the Group follows prudent accounting principles in its EU GAAP consolidated accounts that do not allow it to book unrealised gains, which amounted to EUR 201 million at the end of 2009. The other main factors influencing the financial results either positively or negatively are the following: Positive impacts: The net balance between interest income and charges rose by EUR 161 million and stands at EUR 2 273 million (items 1 and 2 of the consolidated profit and loss account). The average interest rate on outstanding loans decreased from 4.84% to 2.36%, and on outstanding debt from 4.64% to 1.82%, resulting in a realised margin of 0.53% versus 0.20% previously. The average interest rate on the net balance between treasury outstanding assets and liabilities decreased from 4.58% to 1.45%. Negative impacts: The value adjustment on shares and other variable-yield securities (including venture capital operations) resulted in an unrealised loss of EUR 82.9 million. General administrative expenses and depreciation increased by EUR 40.7 million or 10% to EUR 461 million. Staff costs increased by some 11% or EUR 29.9 million. The breakdown of staff costs is detailed in note R to the Consolidated Financial Statements, which states that salaries and allowances increased by EUR 21.4 million (+11.4%) while welfare contributions and other social costs increased by EUR 8.5 million (8.8%). Other administrative expenses increased by EUR 10.5 million and included the costs of consultancy and external services. The Group had greater recourse to external services because of its increasing activity. Main evolution of loans and borrowing activity: The volume of loans disbursed in 2009 increased by 11% to EUR 54.0 billion from EUR 48.6 billion in 2008. The volume of loan signatures for 2009 increased by 37% to EUR 79.1 billion from EUR 57.6 billion in 2008. The volume of borrowing proceeds, before swap operations, received during the financial year 2009 increased by 33% versus 2008 to EUR 79.4 billion from EUR 59.5 billion. In 2009, the EIB launched new “Climate Awareness Bonds” (CAB), for the first time in Swedish krona, for a total amount of SEK 2.25 billion (EUR 214 million). As of 31 December 2009, EUR 50.3 million had been committed to such projects and disbursed. The own funds of the Group increased from EUR 36.7 billion at the end of 2008 to EUR 38.6 billion at the end of 2009. Expressed as a percentage of outstanding loans disbursed, the own funds of the Group decreased slightly from 12.68% at the end of 2008 to 12.17% at the end of 2009. EIB Group Financial Report 2009 72

EIB Group Financial Report 2009

Consolidated balance sheet

as at 31 December 2009 (in EUR '000)

Assets		31.12.2009		31.12.2008
1. Cash in hand, balances with central banks and post office banks (Note B.1)		**227 227**		**76**
2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		**4 057 500**		**2 254 923**
3. Loans and advances to credit institutions				
a) repayable on demand	367 694		275 915	
b) other loans and advances (Note C)	19 105 287		21 712 872	
c) loans (Note D.1)	116 575 861		111 990 666	
		136 048 842		**133 979 453**
4. Loans and advances to customers				
a) loans (Note D.1)	199 365 019		173 662 179	
b) specific value adjustments (Note D.2)	- 110 800		-22 000	
		199 254 219		**173 640 179**
5. Debt securities including fixed-income securities (Note B.2)				
a) issued by public bodies	1 980 966		96 725	
b) issued by other borrowers	16 421 602		10 776 191	
		18 402 568		**10 872 916**
6. Shares and other variable-yield securities (Note E)		**1 618 309**		**1 495 830**
7. Intangible assets (Note F)		**4 817**		**4 316**
8. Tangible assets (Note F)		**310 504**		**319 558**
9. Other assets (Note G)		**121 570**		**171 233**
10. Subscribed capital and reserves, called but not paid (Note H.2)		**115 327**		**473 986**
11. Prepayments and accrued income (Note I)		**2 316 114**		**3 093 960**
Total assets		**362 476 997**		**326 306 430**

The accompanying notes form an integral part of these consolidated financial statements.

73

EIB Group Financial Report 2009

Liabilities		31.12.2009		31.12.2008
1. Amounts owed to credit institutions (Note J)				
a) with agreed maturity dates or periods of notice	4 480 414		5 779 865	
		4 480 414		5 779 865
2. Amounts owed to customers (Note J)				
a) repayable on demand	1 256 333		1 201 858	
b) with agreed maturity or periods of notice	1 106 417		178 542	
		2 362 750		1 380 400
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	286 247 691		252 004 894	
b) others	19 510 696		14 984 134	
		305 758 387		266 989 028
4. Other liabilities				
a) sundry creditors (Note G)	352 474		338 979	
b) sundry liabilities	45 988		39 946	
		398 462		378 925
5. Accruals and deferred income (Note I)		9 501 189		13 863 467
6. Provisions				
a) pension plans and health insurance scheme (Note L)	1 330 003		1 205 830	
b) provision for guarantees issued (Note D.4)	70 412		14 765	
		1 400 415		1 220 595
7. Subscribed capital (Note H)				
- Subscribed	232 392 989		164 808 169	
- Uncalled	- 220 773 340		-156 567 760	
		11 619 649		8 240 409
8. Reserves (Note H)				
a) reserve fund	18 205 506		16 480 817	
b) additional reserves	1 321 995		5 488 403	
c) funds allocated to structured finance facility	0		2 750 000	
d) funds allocated to venture capital operations	0		1 764 305	
e) special activities reserve	3 299 370		0	
f) general loan reserve	1 923 734		0	
		24 750 605		26 483 525
9. Profit for the financial year attributable to equity holders of the Bank (Note M)		1 864 832		1 648 467
10. Equity attributable to minority interest (Note H)		340 294		321 749
Total liabilities		**362 476 997**		**326 306 430**

The accompanying notes form an integral part of these consolidated financial statements.

74

EIB Group Financial Report 2009

Consolidated off - balance sheet

as at 31 December 2009 (in EUR '000)

Off-balance sheet items	31.12.2009		31.12.2008	
Commitments				
- **EBRD capital** (Note E)				
• uncalled		442 500		442 500
- **Undisbursed loans** (Note D.1)				
• credit institutions	18 686 622		12 457 853	
• customers	63 156 626		46 411 674	
		81 843 248		58 869 527
- Undisbursed venture capital operations (Note E)		1 392 559		1 227 139
- Undisbursed investment funds (Note E)		511 895		334 721
Contingent liabilities and guarantees				
- In respect of loans granted by third parties		2 893 490		4 067 932
- In respect of venture capital operations		17 385		15 171
Fiduciary operations (*)		11 406 667		9 033 466
Assets held on behalf of third parties (Note X)				
- SMEG 2007	93 703		95 483	
- GIF 2007	99 999		69 342	
- SME Guarantee Facility	61 992		69 877	
- European Technology Facility	6 573		13 585	
- Map Equity	65 795		77 816	
- Guarantee Fund	1 240 505		1 091 447	
- Investment Facility	1 289 209		1 144 922	
- Map guarantee	72 590		73 580	
- Seed Capital Action	0		131	
- Special Section	1 416 067		1 593 398	
- Risk Sharing Finance Facility	432 266		205 760	
- Neighbourhood Investment Facility ("NIF") Fund	44		0	
- EU-Africa Infrastructure Trust Fund	144 151		91 881	
- Heavily Indebted Poor Countries Initiative	65 768		90 569	
- FEMIP Trust Fund	30 236		33 159	
- Loan Guarantee Instrument for Ten-T Projects	105 198		43 760	
- FP7 Guarantee Fund	547 761		283 132	
- JASPERS	119		1 114	
- JESSICA	16 805		0	
- LFA-GV	24		0	
- JEREMIE	763 175		283 101	
- TTP	2 010		0	
- GEEREF	57 999		45 929	
- GEEREF Technical Support Facility	2 390		0	
- EFSE	10 000		0	
- Bundesministerium fur Wirtschaft und Technologie	102		130	
		4 440 685		5 308 116

(*) Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Union, according to the Fiduciary and Management Agreements concluded with the European Union ("ETF Start-up Facility" and "High Growth and Innovative SME Facility" (GIF), under two programs known as GIF1 and GIF2). The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreements.

The accompanying notes form an integral part of these consolidated financial statements.

75

EIB Group Financial Report 2009

Off balance sheet items	31.12.2009	31.12.2008
Other items		
Special deposits for service of borrowings(*) (Note S)	52 292	134 772
Securities portfolio		
- Securities receivable	100 000	157 480
Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1)	316 379 517	276 181 870
Nominal value of currency swap contracts payable (Note V.1)	125 166 944	115 600 764
Nominal value of currency swap contracts receivable (Note V.1)	119 986 609	106 514 766
Nominal value of put option granted to EIF minority shareholders	388 842	363 433
Borrowings launched but not yet settled	360 631	0
Swaps launched but not yet settled	11 590	0
Securities lent (Note B.2)	471 434	367 704
Future contracts (Note V.2)	334 676	393 663
Forward rate agreements (Note V.2)	0	5 472 000
FX Forwards (Note V.2)	251 938	234 469
Credit default swap (Note V.1)	196 796	172 383

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Consolidated profit and loss account

for the year ended 31 December 2009 (in EUR'000)

		2009		2008
1. Interest receivable and similar income (Note N)		16 562 333		14 991 747
2. Interest payable and similar charges (Note N)		- 14 289 505		- 12 879 963
3. Income from securities		8 930		35 025
4. Commissions receivable (Note O)		207 040		168 259
5. Commissions payable (Note O)		- 117		- 125
6. Net loss on financial operations (Note P)		- 26 918		- 260 131
7. Other operating income (Note Q)		10 723		6 026
8. General administrative expenses (Note R)		- 432 210		- 391 831
a) staff costs (Note L)	- 313 498		- 283 606	
b) other administrative expenses	- 118 712		- 108 225	
9. Value adjustments in respect of intangible and tangible assets (Note F)		- 28 682		-28 319
a) tangible assets	- 26 386		- 26 465	
b) intangible assets	- 2 296		- 1 854	
10. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities and for commitments (Note D)		- 149 100		13 093
11. Profit for the financial year		1 862 494		1 653 781
12. Loss/profit attributable to minority interest		2 338		- 5 314
13. Profit attributable to equity holders of the Bank		1 864 832		1 648 467

The accompanying notes form an integral part of these consolidated financial statements.

76

EIB Group Financial Report 2009

Consolidated cash flow statement

for the year ended 31 December 2009 (in EUR '000)

	2009	2008
A. Cash flows from operating activities:		
Profit for the financial year	**1 862 494**	**1 653 781**
Adjustments for:		
Net Increase/Decrease in specific value adjustments on loans and advances	88 800	- 18 219
Net Increase in specific provisions on staff pension fund	124 174	95 025
Net Increase in specific provisions for guarantees	60 300	5 126
Value adjustments in respect of tangible and intangible assets	28 682	28 319
Value adjustments in respect of shares and other variable-yield securities	106 654	192 842
Investment portfolio amortisation	10 112	- 5 823
Effects of exchange rate changes on loans, borrowings and swaps	190 418	- 381 921
Profit on operating activities	**2 471 634**	**1 569 130**
Disbursements of loans and advances to credit institutions and customers	- 51 895 204	- 47 423 453
Repayments of loans and advances to credit institutions and customers	23 200 287	19 765 944
Increase/Decrease in treasury operational portfolios	- 1 673 885	702 544
Increase in venture capital operations included in shares and other variable-yield securities	- 154 477	- 107 675
Increase in shares and other variable-yield securities excluding venture capital operations	- 53 086	- 53 535
Decrease/Increase in amounts owed to credit institutions and customers	- 317 101	5 933 575
Decrease in prepayments and accrued income	777 846	558 206
Decrease/Increase in other assets	49 663	- 13 920
Decrease/increase in accruals and deferred income	- 2 646 810	524 259
Increase in other liabilities	19 537	29 761
Net cash from operating activities	**- 30 221 596**	**- 18 515 164**
B. Cash flows from investing activities:		
Securities from investment portfolio matured during the year	301 440	311 577
Increase in asset backed securities included in the treasury portfolios	- 2 442 526	- 1 057 345
Increase in tangible and intangible assets	- 20 130	- 62 500
Net cash from investing activities	**- 2 161 216**	**- 808 268**
C. Cash flows from financing activities:		
Issue of borrowings	79 122 016	58 002 563
Redemption of borrowings	- 33 010 200	- 39 727 853
Member States contribution	358 659	630 823
Decrease / increase in commercial papers	- 10 647 642	5 987 392
Net cash from financing activities	**35 822 833**	**24 892 925**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**24 100 435**	**18 256 470**
Net cash from:		
Operating activities	- 30 221 596	- 18 515 164
Investing activities	- 2 161 216	- 808 268
Financing activities	35 822 833	24 892 925
Effect of exchange rate changes on cash held	- 201 307	274 472
Cash and cash equivalents at end of financial year	**27 339 149**	**24 100 435**
Cash and cash equivalents are composed of (excluding investment and hedging portfolios):		
Cash in hand, balances with central banks and post office banks	227 227	76
Bills maturing within three months of issue (Note B.2 ; See A1 portfolio)	7 638 941	2 111 572
Loans and advances to credit institutions:		
Accounts repayable on demand	367 694	275 915
Term deposit accounts	19 105 287	21 712 872
	27 339 149	**24 100 435**

The accompanying notes form an integral part of these consolidated financial statements.

77

European Investment Bank Group Notes to the consolidated financial statements as at and for the year ended 31 December 2009 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activity to developments in EU policies. The European Investment Fund (hereafter the “Fund” or “EIF”) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: the provision of guarantees to financial institutions that cover credits to small and medium sized entities (”SME”); the acquisition, holding, managing and disposal of equity participations; the administration of special resources entrusted by third parties; and related activities. The Bank holds 62.11% (2008: 63.60%) of the subscribed capital of the EIF. The Bank and the Fund are defined together as the “Group”. Note A – Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions and insurance undertakings, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2010 and authorised their submission to the Board of Governors for approval at their meeting on 8 June 2010. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Financial Statements as at 31 December 2009 are the first consolidated financial statements of the Group prepared in accordance with the Directives. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation In accordance with Article 4(1) of its Statute, the Group uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of its Member States, in EUR and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than in EUR are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Basis of consolidation The Financial Statements comprise those of European Investment Bank (the “Bank” or the “EIB”), having its registered office at 100, boulevard Konrad Adenauer, EIB Group Financial Report 2009 78

Luxembourg, and those of its subsidiary, European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note X. A.4. Derivatives All derivatives held by the Group are hedging derivatives which consist of micro and macro-hedging. The Group does not enter in any trading derivatives. The Group uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a prorata temporis basis. The Group also enters into credit default swaps as part of its credit risk mitigation. Long-term futures are also used by the Group to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Currency swaps The revaluation of the spot leg of the long-term currency swap is neutralised in ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. The forward leg of the currency swap is not revalued as:-The forward leg is not fixed at the swap inception. - The Group has no foreign exchange position when - taking on balance sheet and off balance sheet balances and transactions on foreign exchange. The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursement. The revaluation of the spot leg of the currency swap is neutralised in ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. The premium/discount between the spot and forward legs is spread prorata temporis through the profit and loss account. Interest rate swaps The hedging interest rate swaps are not revalued. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as shortterm, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view of clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories: A.7.1. Group investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for prorata temporis over the remaining life of the securities. EIB Group Financial Report 2009 79

In 2006, the Group decided to phase out the investment portfolio. Since then, the Group has not made any new addition to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.7.2. A.7.2. Operational portfolios Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Group purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities and money market funds. The money market funds and securities in the A2 portfolio are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. Treasury bills appear on the assets side of the balance sheet under Treasury bills and other bills eligible for refinancing with central banks. Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under Debt securities including fixed-income securities - issued by other borrowers. Operational bond portfolios B1, B2, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B2 ‘Alternative Investment’ portfolio comprises capital guaranteed notes by issuers, which meet the Group’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market which are the first source for determining the fair value of these treasury instruments. For instruments without an available market price, the fair values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.7.3. Asset backed securities This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary. A.8. Securities lending In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Group investment portfolio, the B1 ‘Credit Spread’ portfolio, the B3 ‘Global Fixed Income’ portfolio and the Operational portfolio EIF. Securities lent are recorded at the book value as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these securities received is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these securities transferred is relinquished. Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis. EIB Group Financial Report 2009 80

A.9. Loans and advances to credit institutions and customers A.9.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.9.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and recorded under ‘Specific value adjustments’ on loans and advances to customers. A.9.3. Reverse repurchase and repurchase operations (reverse repos and repos) The Group enters into tripartite reverse repos for the purpose of optimising credit risk usage involved in assets held in operational portfolios. Under a Tripartite repo, a custodian/clearing agency arranges for custody, clearing and settlement of repos transactions between the Group and a third party. The custodians/clearing agencies operate under standard global master purchase agreements and provide for delivery against payment system, substitution of securities, automatic marking to market, reporting and daily administration. This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. The reverse repos/repos are carried at the amounts of cash advanced or received, plus accrued interest, and are entered on the balance sheet under asset item Loans and advances to credit institutions – other loans and advances or liability item Amounts owed to credit institutions – a) with agreed maturity dates or periods of notice. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.9.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.10. Shares and other variable-yield securities Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.11. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg, Hamm and Weimershof: 30 years EIB Group Financial Report 2009 81

Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.12. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. Software purchased is amortised on a straight-line basis over its estimated life (2 to 5 years). A.13. Pension plans and health insurance scheme A.13.1. Pension plans The Group operates defined benefit pension plans to provide retirement benefits to substantially all of its staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the balance sheet, together with annual interest. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2009, but updated as at 31 December 2009 with an extrapolation (roll forward method) for the last three months of 2009. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision. The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. The funds allocated to the pension scheme are in the custody of and invested by the Bank, following the rules and principles applied by the Bank for its own pension scheme. A.13.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed under the same principles as the pension scheme. The latest valuation was carried out as at 30 September 2009 and was updated as at 31 December 2009 with an extrapolation (roll forward method) for the last three months of 2009. A.13.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Group’s balance sheet, together with annual interest. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented in this account at their redemption amounts. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through item ‘Accruals and deferred income’ or ‘Prepayments and accrued income’. Interest expense on debt instruments is included in ‘Interest payable and similar charges’ in the consolidated profit and loss account. A.15. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a credit loss in respect of a given guarantee granted. A.16. Reserves A.16.1. Funds allocated to structured finance facility This item comprises the cumulative amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument. A.16.2. Funds allocated to venture capital operations This item comprises the cumulative amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate EIB Group Financial Report 2009 82 instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Group’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in ‘Funds allocated to structured finance facility’ and ‘Funds allocated to venture capital operations’. A.16.3. Special activities reserve and General loan reserve The new Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the new Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities. As a result, two new reserves were created retroactively as at 31 December 2009. These reserves are described as follows: Special activities reserve: As foreseen by Article 16.5 of the new Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. General loan reserve: With the coming into force of the new Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. Upon the creation of the general loan reserve, the practice of calculating the Fund for general banking risk (‘FGBR’) was discontinued. The FGBR was previously reported in the notes to the financial statements as an approximation of the aggregate expected loss of the Bank’s loan portfolio. A.17. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes. A.18. Prepayments and accrued income - Accruals and deferred income These accounts comprise: Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.19. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Group for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Group amortises prepayment indemnities received over the remaining life of the loans concerned. A.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. EIB Group Financial Report 2009 83

EIB Group Financial Report 2009

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 227 227 at 31 December 2009 (2008: EUR '000 76).

On 8 July 2009, EIB became an eligible counterparty in the Eurosytems' monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirements. The balance of this deposit amounts to EUR '000 227 144 as at 31 December 2009 (2008: EUR nil).

B.2. Debt securities portfolio

In addition to asset backed securities, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bonds B1 'Credit Spread', B2 'Alternative Investment', B3 'Global Fixed Income', B4 'Inflation Linked Investment', the Operational EIF portfolios . The detail of these portfolios and their classification as at 31 December 2009 and 2008 are as follows:

	31.12.2009	31.12.2008
Treasury bills and other bills eligible for refinancing with central banks (listed)	4 057 500	2 254 923
Debt securities including fixed-income securities (of which EUR '000 9 192 041 unlisted in 2009 and EUR '000 3 893 591 in 2008)	18 402 568	10 872 916
	22 460 068	**13 127 839**

At 31.12.2009	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group investment portfolio	1 928 370	1 894 508	- 24 426	1 870 082	1 981 858
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	7 638 941	7 638 941	0	7 638 941	7 635 850
- A2: money market securities and money market funds with a max. 18 month maturity	1 913 055	1 911 359	0	1 912 934	1 913 478
Operational bond portfolios:					
- B1: Credit Spread	1 132 731	1 112 564	0	1 133 246	1 126 106
- B2: Alternative Investment	125 000	124 131	0	125 000	124 131
- B3: Global Fixed Income	553 499	554 715	0	530 000	554 715
- B4: Inflation Linked Investment	478 334	496 336	0	435 000	496 336
Operational portfolio - EIF	523 076	518 715	0	516 218	522 864
Asset backed securities (Note D)	8 208 799	8 208 799	0	8 208 799	7 716 159
	22 501 805	**22 460 068**	**- 24 426**	**22 370 220**	**22 071 497**

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EIB Group Financial Report 2009

At 31.12.2008	Purchase price	Book value	Premiums/ Discounts to be amortised	Value at final maturity	Market value
Investment portfolio	2 229 809	2 206 059	- 29 277	2 176 782	2 279 466
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	2 111 572	2 111 572	0	2 111 572	2 270 507
- A2: money market securities and money market funds with a max. 18 month maturity	1 358 601	1 356 580	0	1 359 098	1 359 527
Operational bond portfolios:					
- B1: Credit Spread	970 799	883 004	0	971 189	883 322
- B2: Alternative Investment	150 000	145 685	0	150 000	145 685
- B3: Global Fixed Income	503 978	512 365	0	494 000	512 365
Operational portfolio - EIF	153 989	146 301	0	153 990	147 599
Asset backed securities (Note D)	5 766 273	5 766 273	0	5 766 273	5 300 242
	13 245 021	**13 127 839**	**- 29 277**	**13 182 904**	**12 898 713**

The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The book value of securities lending activity amounts to EUR '000 471 434 at the end of December 2009 (2008: EUR '000 367 704).

The Asset backed securities set out above are undertaken as loan substitutes and as such are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse.

The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not represent a value adjustment. Therefore, no value adjustment has been accounted for.

Note C – Loans and advances to credit institutions - other loans and advances (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2009	31.12.2008
Term deposits	9 011 231	14 463 008
Tripartite reverse repos (*)	10 094 056	7 249 864
	19 105 287	**21 712 872**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

85

EIB Group Financial Report 2009

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2009	Total 2008
Disbursed portion	116 575 861	199 365 019	315 940 880	285 652 845
Undisbursed loans	18 686 622	63 156 626	81 843 248	58 869 527
Aggregate loans granted	**135 262 483**	**262 521 645**	**397 784 128**	**344 522 372**
Asset backed securities portfolio (Note B.2)			8 208 799	5 766 273
Aggregate loans including asset backed securities portfolio (Note D.3)			**405 992 927**	**350 288 645**

D.2. Specific value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2009	2008
Provision at beginning of the year	22 000	41 550
Release for the year	0	- 18 219(*)
Allowance during the year	88 800	0
Foreign exchange adjustment	0	- 1 331
Provision at end of the year	**110 800**	**22 000**

(*) The amount of EUR '000 18 219 was released following the sale during 2008 of loan assets for which a specific value adjustment had previously been established. The sale of those loan assets resulted in a realised loss of EUR '000 15 467 in 2008 (Note P).

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EIB Group Financial Report 2009

D.3. Geographical breakdown of lending by country in which projects are allocated (in EUR '000)

D.3.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Spain	666	61 689 824	56 701 207	4 988 617	15.19%	15.43%
Germany	733	54 590 294	46 793 656	7 796 638	13.45%	14.05%
Italy	534	50 804 361	40 643 772	10 160 589	12.51%	12.82%
France	395	38 819 742	32 630 496	6 189 246	9.56%	10.02%
United Kingdom	226	27 644 050	21 848 048	5 796 002	6.81%	6.44%
Portugal	285	21 676 805	18 542 564	3 134 241	5.34%	5.45%
Poland	158	18 123 756	12 543 892	5 579 864	4.46%	3.84%
Greece	146	14 821 604	12 963 476	1 858 128	3.65%	3.95%
Hungary	114	9 472 550	7 408 458	2 064 092	2.33%	2.18%
Austria	191	8 686 805	8 257 805	429 000	2.14%	2.14%
Czech Republic	100	8 561 322	6 213 517	2 347 805	2.11%	2.26%
Belgium	87	7 698 981	6 218 779	1 480 202	1.90%	1.85%
Netherlands	65	6 781 356	4 335 503	2 445 853	1.67%	1.48%
Finland	110	6 663 713	6 070 713	593 000	1.64%	1.71%
Romania	72	6 413 799	2 579 922	3 833 877	1.58%	1.45%
Sweden	72	5 097 638	4 569 525	528 113	1.26%	1.17%
Ireland	56	4 289 388	3 164 700	1 124 688	1.06%	1.06%
Slovenia	49	2 706 648	1 937 648	769 000	0.67%	0.65%
Denmark	45	2 419 507	1 854 067	565 440	0.60%	0.70%
Bulgaria	42	2 398 958	801 549	1 597 409	0.59%	0.65%
Latvia	28	1 594 363	749 363	845 000	0.39%	0.31%
Cyprus	29	1 415 257	1 045 097	370 160	0.35%	0.36%
Slovakia	43	1 349 231	1 065 370	283 861	0.33%	0.30%
Lithuania	16	1 328 846	839 846	489 000	0.33%	0.05%
Estonia	14	1 032 018	485 518	546 500	0.25%	0.06%
Luxembourg	27	838 614	729 129	109 485	0.21%	0.18%
Malta	4	202 853	47 353	155 500	0.05%	0.06%
Sub-total	**4 307**	**367 122 283**	**301 040 973**	**66 081 310**	**90.43%**	**90.63%**

87

EIB Group Financial Report 2009

D.3.2. Loans for projects outside the Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Turkey	105	12 205 857	7 830 320	4 375 537		
Croatia	27	1 820 684	991 059	829 625		
FYROM	8	236 659	149 125	87 534		
Sub-total	**140**	**14 263 200**	**8 970 504**	**5 292 696**	**3.51%**	**3.34%**

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Madagascar	2	255 117	157 573	97 544		
Namibia	10	195 051	112 751	82 300		
Kenya	4	154 867	30 993	123 874		
Mauritius	14	134 381	54 446	79 935		
Mozambique	8	123 937	74 937	49 000		
Ghana	3	116 090	96 090	20 000		
Regional – West Africa	3	80 717	80 717	0		
Senegal	3	76 878	41 878	35 000		
Cap Verde	2	63 046	23 842	39 204		
Congo (Democratic Republic)	1	55 000	0	55 000		
Nigeria	1	50 000	0	50 000		
Regional – Caribbean	3	46 629	40 629	6 000		
Benin	2	45 000	0	45 000		
Lesotho	3	42 650	29 350	13 300		
Swaziland	2	40 409	26 909	13 500		
Cameroon	1	40 000	0	40 000		
Barbados	5	32 536	22 786	9 750		
Congo	1	29 000	0	29 000		
Jamaica	5	26 747	26 747	0		
Botswana	4	26 474	26 474	0		
Fiji	1	24 500	0	24 500		
Burkina Faso	1	18 500	0	18 500		
Malawi	2	17 725	1 975	15 750		
Regional – Africa	2	17 127	17 127	0		
Mauritania	2	15 818	15 818	0		
Zambia	1	11 464	11 464	0		
Regional - ACP	1	10 572	10 572	0		
Saint Vincent and The Grenadines	2	8 237	6 775	1 462		
Bahamas	2	7 406	7 406	0		
Saint Lucia	2	4 442	4 442	0		
Zimbabwe	2	3 880	3 880	0		
Togo	1	3 000	0	3 000		
Gabon	1	2 538	2 538	0		
Papua New Guinea	1	749	749	0		
Ivory Coast	1	665	665	0		
Dominican Republic	1	604	604	0		
Grenada	1	549	549	0		
Sub-total	**101**	**1 782 305**	**930 686**	**851 619**	**0.44%**	**0.44%**

88

EIB Group Financial Report 2009

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
China	6	1 147 387	428 468	718 919		
India	3	261 822	86 822	175 000		
Vietnam	5	232 875	102 983	129 892		
Pakistan	5	166 752	66 752	100 000		
Sri Lanka	4	150 224	120 224	30 000		
Indonesia	4	108 963	98 894	10 069		
Philippines	4	100 173	97 736	2 437		
Maldives	1	44 962	44 962	0		
Laos People's Democratic Republic	1	37 242	37 242	0		
Thailand	1	21 551	21 551	0		
Bangladesh	1	17 022	17 022	0		
Sub-total	**35**	**2 288 973**	**1 122 656**	**1 166 317**	**0.56%**	**0.54%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Serbia	52	2 302 442	879 736	1 422 706		
Bosnia-Herzegovina	32	1 089 557	405 140	684 417		
Albania	13	247 428	155 552	91 876		
Montenegro	18	192 977	75 110	117 867		
Sub-total	**115**	**3 832 404**	**1 515 538**	**2 316 866**	**0.94%**	**0.79%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of year 2008
Brazil	12	651 105	617 105	34 000		
Panama	4	602 510	147 022	455 488		
Argentina	5	223 036	223 036	0		
Colombia	2	182 993	125 280	57 713		
Peru	4	117 309	117 309	0		
Mexico	4	101 599	51 599	50 000		
Paraguay	1	71 334	34 708	36 626		
Regional - Central America	2	40 880	12 514	28 366		
Ecuador	1	35 516	35 516	0		
Uruguay	3	26 591	26 591	0		
Honduras	1	20 000	0	20 000		
Nicaragua	1	15 046	0	15 046		
Costa Rica	1	12 407	12 407	0		
Regional - Andean Countries	1	7 323	7 323	0		
Sub-total	**42**	**2 107 649**	**1 410 410**	**697 239**	**0.52%**	**0.42%**

89

EIB Group Financial Report 2009

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Norway	7	786 143	786 143	0		
Iceland	10	538 906	418 906	120 000		
Sub-total	**17**	**1 325 049**	**1 205 049**	**120 000**	**0.33%**	**0.40%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Morocco	52	2 876 907	1 629 907	1 247 000		
Tunisia	59	2 819 633	1 579 950	1 239 683		
Egypt	37	2 465 216	2 114 282	350 934		
Syrian Arab Republic	15	1 377 579	658 455	719 124		
Lebanon	27	862 778	414 509	448 269		
Israel	8	464 015	320 022	143 993		
Jordan	23	397 761	276 413	121 348		
Gaza-West Bank	7	70 856	25 856	45 000		
Sub-total	**228**	**11 334 745**	**7 019 394**	**4 315 351**	**2.79%**	**3.01%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
French Polynesia	2	11 097	1 097	10 000		
British Virgin Islands	1	880	880	0		
New Caledonia	1	875	875	0		
Netherlands Antilles	1	22	22	0		
Sub-total	**5**	**12 874**	**2 874**	**10 000**	**0.00%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Ukraine	5	450 000	68 000	382 000		
Russian Federation	3	206 037	188 537	17 500		
Moldova	2	49 923	8 333	41 590		
Sub-total	**10**	**705 960**	**264 870**	**441 090**	**0.17%**	**0.14%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
South Africa	32	1 217 485	666 725	550 760		
Sub-total	**32**	**1 217 485**	**666 725**	**550 760**	**0.30%**	**0.29%**
Total Loans for projects outside the Union	**725**	**38 870 644**	**23 108 706**	**15 761 938**	**9.57%**	**9.37%**
Total Loans 2009	**5 032**	**405 992 927**	**324 149 679 (1)**	**81 843 248**	**100.00%**	
Total Loans 2008	**4 839**	**350 288 645**	**291 419 118 (1)**	**58 869 527**		**100.00%**

(1) including asset backed securities (Note B.2 and D.1)

90

EIB Group Financial Report 2009

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a credit loss in respect of guarantees granted. This provision amounts to EUR '000 70 412 as at 31 December 2009 (2008: EUR '000 14 765).

The additional provision in respect of guarantees issued totalled EUR '000 - 60 300 in 2009 (2008: EUR '000 - 5 126) as well as a foreign exchange adjustment of EUR '000 4 653 for the year ended 31 December 2009 (2008: nil).

Note E – Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Investment funds	TOTAL
Cost					
At 1 January 2009	1 737 021	157 500	30 873	138 429	2 063 823
Net additions/releases	152 333	0	- 30 873	83 959	205 419
At 31 December 2009	**1 889 354**	**157 500**	**0**	**222 388**	**2 269 242**
Value adjustments					
At 1 January 2009	- 542 579	0	- 23 714	- 1 700	- 567 993
Net additions/releases	- 107 504	0	0	850	- 106 654
Utilisation	0	0	23 714	0	23 714
At 31 December 2009	**- 650 083**	**0**	**0**	**- 850**	**- 650 933**
Net book value					
At 31 December 2009	**1 239 271**	**157 500 (1)**	**0 (2)**	**221 538**	**1 618 309**
At 31 December 2008	**1 194 442**	**157 500**	**7 159**	**136 729**	**1 495 830**

(1) The amount of EUR '000 157 500 (2008: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2009 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD.

The Group holds 3.03% of the subscribed capital.

As at 31 December 2009 the share of underlying net equity of the Group in EBRD amounts to EUR 355.0 million (2008: EUR 420.4 million). This is based on the audited 2008 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2007)	3.03	13 874	1 884	33 175
EBRD (31.12.2008)	3.03	11 750	- 717	33 047

(2) The Bank has sold all its investments in Eurotunnel by 31 December 2009. The total number of ordinary Eurotunnel shares held by the Bank as at 31 December 2009 is nil (2008: 1 596 713 valued at EUR '000 6 133). The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Bank as at 31 December 2009 is nil (2008: 12 422 valued at EUR '000 1 026). Furthermore, the Bank holds nil warrants in the balance sheet at year-end (2008: 4 800 000 warrants). The sale during the 2009 year of shares, ORAs and warrants resulted in a net realised profit of EUR 2.2 million, following the use of the previous year value adjustment of EUR 23.7 million.

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 392 559 (2008: EUR '000 1 227 139)
- for investment funds EUR '000 511 895 (2008: EUR '000 334 721)

91

EIB Group Financial Report 2009

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost					
At 1 January 2009	**10 085**	**357 152**	**78 838**	**446 075**	**6 664**
Additions	302	3 457	13 573	17 332	2 797
Disposals	0	0	- 8 992	- 8 992	- 2 553
At 31 December 2009	**10 387**	**360 609**	**83 419**	**454 415**	**6 908**
Accumulated depreciation					
At 1 January 2009	**0**	**- 92 213**	**- 34 304**	**- 126 517**	**- 2 348**
Depreciation	0	- 12 096	- 14 290	- 26 386	- 2 296
Disposals	0	0	8 992	8 992	2 553
At 31 December 2009	**0**	**- 104 309**	**- 39 602**	**- 143 911**	**- 2 091**
Net book value					
At 31 December 2009	**10 387**	**256 300**	**43 817**	**310 504**	**4 817**
At 31 December 2008	**10 085**	**264 939**	**44 534**	**319 558**	**4 316**

All land and buildings are used by the Bank for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR '000 215 226 (2008: EUR '000 211 769).

Note G – Other assets and sundry creditors (in EUR '000)

Other assets	31.12.2009	31.12.2008
Loan instalments receivable	23 677	99 893
Staff housing loans and advances (*)	15 712	18 764
Advances on salaries and allowances	247	1 210
Commission receivable on guarantees and venture capital operations	15 205	8 874
Other	66 729	42 492
	121 570	**171 233**

(*) The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Group's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Sundry creditors	31.12.2009	31.12.2008
Optional Supplementary Provident Scheme (Note L)	190 904	189 004
Transitory account on loans	37 242	15 566
Payable on HIPC initiative	46 872	46 872
Personnel costs payable	2 017	8 674
Western Balkans infrastructure	10 000	5 000
Other	65 439	73 863
	352 474	**338 979**

92

EIB Group Financial Report 2009

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2009	2008
Share Capital		
- Subscribed capital [1]	232 392 989	164 808 169
- Uncalled	- 220 773 340	- 156 567 760
- **Called capital**	11 619 649	8 240 409
- Less: Capital called but not paid	- 28 861	- 128 627
- **Paid in capital**	**11 590 788**	**8 111 782**
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	16 480 817	16 480 817
- Appropriation of prior year's profit [1]	1 650 877	0
- Transfer from Funds allocated to venture capital operations [2]	147 177	0
- Transfer to Called Capital on 1 April 2009	- 73 365	0
- Balance at end of the year	18 205 506	16 480 817
- Less: Receivable from Member States	- 86 466	- 345 359
- **Paid-in balance at end of the year**	**18 119 040**	**16 135 458**
Additional reserves		
- Balance at beginning of the year	5 488 403	5 405 602
- Appropriation of prior year's profit	- 2 410	1 657 615
- Transfer to Called Capital [1]	- 3 305 876	0
- Transfer to Funds allocated to structured finance facility [3]	- 2 000 000	- 1 500 000
- Transfer to Funds allocated to venture capital operations	0	- 73 365
- Transfer from funds allocated to venture capital operations and to structured finance facility [4]	1 144 024	0
- Changes in ownership interests	- 2 146	- 1 449
- **Balance at end of the year**	**1 321 995**	**5 488 403**
Funds allocated to structured finance facility		
- Balance at beginning of the year	2 750 000	1 250 000
- Transfer from Additional reserves [3]	2 000 000	1 500 000
- Transfer to Special activities reserve, General loan reserve and Additional reserves [4]	- 4 750 000	0
- **Balance at end of the year**	**0**	**2 750 000**
Funds allocated to venture capital operations		
- Balance at beginning of the year	1 764 305	1 690 940
- Transfer to Reserve Fund	- 147 177	73 365
- Transfer to Special activities reserve, General loan reserve and Additional reserves [4]	- 1 617 128	0
- **Balance at end of the year**	**0**	**1 764 305**
Special activities reserve [4]		
- Balance at beginning of the year	0	0
- Transfer from funds allocated to venture capital operations and to structured finance facility	3 299 370	0
- **Balance at end of the year**	**3 299 370**	**0**
General loan reserve [4]		
- Balance at beginning of the year	0	0
- Transfer from funds allocated to venture capital operations and to structured finance facility	1 923 734	0
- **Balance at end of the year**	**1 923 734**	**0**
Profit for the financial year attributable to the equity holders of the Bank	**1 864 832**	**1 648 467**
Total consolidated own funds attributable to equity holders of the Bank	**38 119 759**	**35 898 415**

93

EIB Group Financial Report 2009

Minority interests (in EUR '000) (cont.)	31.12.2009	31.12.2008
- Balance at beginning of the year	321 749	291 129
- Movement on reserves	25 843	32 678
- Dividend paid	- 4 960	- 7 372
- Appropriation of this year's loss/profit	- 2 338	5 314
- **Balance at end of the year**	**340 294**	321 749
Total minority interests	**340 294**	**321 749**

(1) At its annual meeting on 9 June 2009, the Board of Governors decided to appropriate the balance of the profit and loss account for the year ended 31 December 2008, which amounted to EUR '000 1 650 877, to the Reserve Fund.

(2) It was also approved that an amount of EUR '000 147 177 resulting from the value adjustment on venture capital operations be transferred from the Funds allocated to venture capital operations to the Reserve Fund. Following this transfer, the balance of the Funds allocated to venture capital operations amounted to EUR '000 1 617 128, the Reserve Fund to EUR '000 18 205 506 and the Additional Reserves to nil.

(3) As a result of the decision to raise the capital subscribed by the Member States pro-rata, from EUR '000 164 808 169 to EUR '000 232 392 989 on 1 April 2009, the following appropriations were made:

- EUR '000 3 379 240 to be transformed into paid-in capital by way of transfers from the Additional Reserves (EUR '000 3 305 876) and from the Reserve Fund (EUR '000 73 365) to the Group's capital, thereby increasing the paid in capital from EUR '000 8 240 409 to EUR '000 11 619 649;
- EUR '000 2 000 000 to be transferred from the Additional Reserves to Funds allocated to the structured finance facility and similar undertakings.

(4) The new Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the new Statute foresees a reserve allocation for "special activities" to be defined.

A proposal was put forward and approved at the Management Committee meeting of the 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements.

The redefining of the Bank's reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities.

As a result, two new reserves were created retroactively as at 31 December 2009. They are described as follows:

Special activities reserve (SAR): As foreseen by Article 16.5 of the new Statute, the special activities of the Bank will have a specific allocation of reserve. The reserve will be based on the capital allocation of each operation as defined in the Credit risk policy guidelines. SAR will be set aside for operations without specific provisioning; for operations in which third parties provide CA (RSFF, LGTT) only the residual risk for the Bank will be covered.

General loan reserve (GLR): With the coming into force of the new Statute, a non-specific reserve has been introduced for the expected loss of the Bank's loan and guarantees portfolio.

Therefore, it has been decided to transfer the balances of the Funds allocated to structured financed facility and similar undertakings (SFF/SFE) and the Funds allocated to venture capital operations to the Special activities reserve (EUR '000 3 299 370), the General loan reserve (EUR '000 1 923 734) and to the Additional reserve (EUR '000 1 144 024).

H.2. Subscribed capital and reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 on 1 May 2004, the total amount to be paid to capital and reserves by the ten new Member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 31 March 2009 have been entirely settled.

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2009 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption *Subscribed capital and reserves, called but not paid*:

(in EUR '000)	31.12.2009	31.12.2008
Reserves called but not paid:	86 466	345 359
Subscribed capital called but not paid:	28 861	128 627
	115 327	**473 986**

94

EIB Group Financial Report 2009

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

	31.12.2009	31.12.2008
Prepayments and accrued income:		
Interest and commission receivable	1 822 290	2 413 052
Deferred borrowing charges	61 633	274 486
Redemption premiums on swaps receivable (*)	393 852	370 323
Investment Facility's commission receivable	36 405	35 741
Other	1 934	358
	2 316 114	**3 093 960**
Accruals and deferred income:		
Interest and commission payable	2 811 862	3 038 711
Deferred early repayment indemnities on loans	134 846	164 868
Deferred borrowing proceeds	309 417	662 643
Redemption premiums on swaps payable (*)	887 325	770 772
Interest subsidies received in advance (**)	177 228	171 155
Foreign exchange neutralisation on currency swap contracts	5 180 511	9 055 318
	9 501 189	**13 863 467**

(*) Redemption premiums on swaps receivable and swaps payable represent end payments of one leg of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission through European Monetary System (EMS) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 5. *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2009	31.12.2008
Short-term borrowings	4 380 414	5 778 852
Promissory notes issued in respect of paid-in capital of EBRD	0	1 013
Repo with Central Banks	100 000	0
	4 480 414	**5 779 865**

95

EIB Group Financial Report 2009

J.2. Amounts owed to customers

	31.12.2009	31.12.2008
Repayable on demand (*)	1 256 333	1 201 858
Short-term borrowings	1 106 417	178 542
	2 362 750	**1 380 400**

(*) Includes European Union and Member States accounts:

	31.12.2009	31.12.2008
European Union and Member States accounts:		
• For Special Section operations and related unsettled amounts	332 310	368 727
• Deposit accounts	899 908	833 131

Note K – Debts evidenced by certificates (in EUR'000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2009 and 2008, together with the average rates and due dates.

BORROWINGS					
PAYABLE IN	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009	DUE DATES	OUTSTANDING AT 31.12.2008	AVERAGE RATE 2008
EUR	136 846 665	3.77	2010/2057	107 902 959	4.02
GBP	51 032 542	4.77	2010/2054	47 705 235	5.11
DKK	604 692	2.77	2010/2026	536 869	2.86
SEK	1 961 373	3.72	2011/2028	1 985 281	4.18
CZK	598 190	4.00	2010/2030	928 119	5.03
HUF	525 109	6.83	2010/2016	731 159	7.20
PLN	378 058	6.24	2010/2026	465 206	6.29
BGN	171 285	5.72	2011/2013	309 336	6.60
RON	106 225	8.88	2014/2016	74 580	7.00
USD	78 348 270	3.42	2010/2058	77 423 397	3.72
CHF	5 763 009	2.41	2010/2036	4 468 687	2.47
JPY	10 607 943	0.73	2011/2047	10 331 351	0.97
NOK	2 383 494	4.42	2010/2025	1 315 897	4.08
CAD	778 221	4.72	2037/2045	770 751	4.70
AUD	9 099 260	5.85	2010/2021	4 971 016	5.83
HKD	227 380	1.46	2010/2019	77 883	6.97
NZD	2 749 583	7.13	2010/2017	2 806 416	6.88
ZAR	1 256 187	8.49	2010/2018	1 160 062	8.91
MXN	30 550	6.65	2015/2015	79 425	8.57
TWD	65 574	4.21	2010/2013	176 856	1.66
TRY	1 991 631	12.37	2010/2022	2 518 980	14.04
ISK	95 036	8.74	2010/2011	113 793	9.47
RUB	138 110	8.14	2011/2019	135 770	7.39
TOTAL	**305 758 387**			**266 989 028**	

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 843 million). All such borrowings are fully hedged through structured swap operations.

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EIB Group Financial Report 2009

Note L – Provisions – pension plans and health insurance scheme (in EUR'000)

The Group's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Group which covers all employees. All contributions of the Group and its staff are invested in the assets of the Group. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Group's balance sheet, together with annual interest.

The staff pension plans and health insurance scheme provisions are as follows (in EUR'000):

	2009	2008
Staff pension plan:		
Provision at beginning of the year	1 067 684	993 067
Payments made during the year	- 44 896	- 38 710
Annual contributions and interest	154 883	113 327
Sub-total	**1 177 671**	**1 067 684**
Management Committee Pension Plan	33 398	32 637
Provision at 31 December	**1 211 069**	**1 100 321**
Health insurance scheme:		
Provision at beginning of the year	105 509	86 000
Payments made during the year	- 7 868	- 7 661
Contribution arising from measures with a social character	0	9 000
Annual contributions and interest	21 293	18 170
Provision at 31 December	**118 934**	**105 509**
Total provisions at 31 December	**1 330 003**	**1 205 830**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 191 million (2008: EUR 189 million) is classified under '*Sundry creditors*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2009 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2009 with an extrapolation ('roll forward' method) for the last 3 months of 2009, using the prevailing market rates of 31 December 2009 and following assumptions (for the staff pension and medical plan):

- a discount rate of 6.19% (2008: 6.0%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 16.24 year duration (2008: 14.46 year duration);
- in the light of past experience, the Group estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% above the discount rate mentioned above. As a consequence, the final discount rate used is 7.69% (2008: 7.05%);
- a progressive retirement between the age of 55-65 (2008: retirement at the age of 55-65);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2008);
- probable resignation of 3% up to age 55 (same as 2008);
- a rate of adjustment of pensions of 2% per annum (same as 2008);
- use of the LPP 2005 actuarial tables (same as 2008);
- a medical cost inflation rate of 4% per annum (same as 2008).

The provisions for these schemes are adjusted when needed (Note A.13.1) according to the actuarial valuation, as per the tables above (i.e. actuarial surpluses do not influence provisioning and deficits result in an additional specific provision). In 2008 and 2009, no such adjustments have been accounted for.

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EIB Group Financial Report 2009

Note M – Profit for the financial year (in EUR '000)

On 8 June 2010 the appropriation of the balance of the profit and loss account of the standalone financial statements of the Bank for the year ended 31 December 2009, which amounts to EUR'000 1 876 894, will be submitted for approval by the Board of Governors.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2009	2008
Interest receivable and similar income		
Cash in hand, balance with central banks and post office banks	340	202
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	374 541	715 988
Loans and advances to credits institutions and customers	9 006 172	14 052 824
Derivatives	7 150 729	183 301
Other	30 551	39 432
TOTAL	**16 562 333**	**14 991 747**
Interest payable and similar charges		
Amounts owed to credit institutions and to customers	- 34 653	-53 185
Debts evidenced by certificates	- 12 361 091	- 12 045 964
Derivatives	- 1 747 785	- 644 029
Other	- 145 976	- 136 785
TOTAL	**- 14 289 505**	**- 12 879 963**
Net interest income	**2 272 828**	**2 111 784**

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EIB Group Financial Report 2009

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR'000)

	2009	2008
Spain	1 305 158	2 142 754
Germany	1 049 761	2 007 736
Italy	996 206	1 697 521
France	880 744	1 385 177
United Kingdom	634 245	1 046 518
Greece	534 391	559 573
Portugal	531 264	774 332
Poland	411 585	445 231
Hungary	226 252	294 883
Austria	188 155	294 117
Belgium	184 813	198 186
Czech Republic	166 249	229 280
Finland	158 306	232 358
Netherlands	124 903	140 740
Romania	98 174	90 752
Sweden	92 704	165 238
Ireland	83 529	127 842
Slovenia	55 612	75 549
Denmark	46 001	123 126
Slovakia	29 513	42 225
Bulgaria	26 467	24 764
Cyprus	22 880	38 895
Luxembourg	22 554	27 009
Latvia	21 107	23 012
Lithuania	19 867	5 766
Estonia	5 806	8 142
Malta	1 084	582
Total	**7 917 330**	**12 201 308**
Outside the European Union	765 476	886 933
Total	**8 682 806**	**13 088 241**
Income not analysed [(1)]	7 879 527	1 903 506
Total	**16 562 333**	**14 991 747**

[(1)] Income not analysed:		
• Revenue from Investment portfolio and ABS portfolios	220 277	370 648
• Revenue from Operational bond portfolios	55 908	83 271
• Revenue from Operational money-market portfolios	124 175	272 753
• Revenue from money-market operations	328 438	993 533
• Derivatives	7 150 729	183 301
	7 879 527	**1 903 506**

99

EIB Group Financial Report 2009

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2009	2008
Commission receivable		
Investment Facility/Cotonou (Note X)	36 405	35 741
Income from advisory activities	50 165	32 380
Income on loans and guarantees	22 364	18 893
Income from guarantee operations	43 423	23 551
Jaspers (Note X)	16 948	14 933
Jessica (Note X)	4 976	3 962
Jeremie (Note X)	6 961	0
Jasmine (Note X)	257	0
Yaoundé/Lomé conventions (Note X)	8 468	10 371
Other European Union institutions (Note X)	17 073	28 428
Total commission receivable	**207 040**	**168 259**
Commission payable	**- 117**	**- 125**

Note P – Net loss on financial operations (in EUR '000)

	2009	2008
Result on loans and advances	6 879	- 15 467
Unrealised gain / loss on operational treasury portfolio	82 933	- 65 194
Value adjustment on venture capital operations	- 107 504	- 199 143
Gain / loss on operational treasury portfolio	- 30 284	- 7 638
Net realised loss on long-term futures	- 5 776	- 11 714
Net gain on buy back of debts evidenced by certificates	6 555	3 430
Net gain on unwind of ALM swaps	14 826	21 125
Realised loss on sale of shares and other variable-yield securities	201	- 1 754
Value (re-)adjustment on shares and other variable-yield securities other than venture capital	850	6 301
Net foreign exchange gain/loss	6 905	9 923
Other	- 2 503	0
Total net loss on financial operations	**- 26 918**	**- 260 131**

Note Q – Other operating income (in EUR '000)

	2009	2008
Reversal of previous year's accruals on general administrative expenses	4 119	3 999
Other	6 604	2 027
Total other operating income	**10 723**	**6 026**

100

EIB Group Financial Report 2009

Note R – General administrative expenses (in EUR '000)

	2009	2008
Salaries and allowances (*)	- 208 747	- 187 327
Welfare contributions and other social costs	- 104 751	- 96 279
Staff costs	**- 313 498**	**- 283 606**
Other general administrative expenses	- 118 712	- 108 225
Total general administrative expenses	**- 432 210**	**- 391 831**

The number of persons employed by the Group was 1 896 at 31 December 2009 (1 744 at 31 December 2008).
(*) of which the amount for members of the Management Committee is EUR'000 2 924 at 31 December 2009 and EUR'000 2 821 at 31 December 2008.

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note T – Fair value of financial instruments

The Group records balance sheet and off balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES	
At 31 December 2009 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	227	227		
Loans and advances to credit institutions and to customers, excluding loan substitutes	335 303	338 590		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	22 460	22 071		
Shares and other variable yield securities (Note E)	1 618	2 018		
Total assets	**359 608**	**362 906**		
Liabilities				
Amounts owed to credit institutions and customers (Note J)			6 843	6 843
Debts evidenced by certificate (Note K)			305 758	324 913
Total liabilities			**312 601**	**331 756**

101

EIB Group Financial Report 2009

At 31 December 2008 (in EUR million)	ASSETS		LIABILITIES	
	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	0	0		
Loans and advances to credit institutions and to customers, excluding loan substitutes	307 620	315 387		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	13 128	12 899		
Shares and other variable yield securities (Note E)	1 496	1 983		
Total Assets	**322 244**	**330 269**		
Liabilities				
Amounts owed to credit institutions and customers (Note J)			7 160	7 160
Debts evidenced by certificate (Note K)			266 989	285 938
Total Liabilities			**274 149**	**293 098**

Note U – Financial risk management

This note presents information about the Group's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- credit risk;
- interest rate risk;
- liquidity risk;
- foreign exchange rate risk; and
- market risk.

Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund.

U.1. Risk Management Organisation

U.1.1. Risk Management Organisation of the Bank

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks.

The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources.

The Risk Management Directorate (RM) has, since November 2003, initially been structured around two departments – namely the Credit Risk (CRD) and the ALM, Derivatives, Financial and Operational Risk (FRD) Departments – and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD's remit.

RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors.

To support the implementation of the Bank's risk policies, two risk-oriented committees have been created.

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank's activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process.

An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management

102

Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature, thereby also preparing for the riskier transactions resulting from its “take-more-risk” strategy, the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio it is the responsibility of Transaction Management & Restructuring (TMR) an autonomous department, reporting to a separate Vice-President. In 2009, TMR focused on monitoring the higher risk counterparts and certain forms of security; it also managed transactions requiring particular attention. All of its proposals which have credit risk implications, are subject to an independent second opinion by the Risk Management Directorate. U.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. U.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore that all material financial risks are hedged. Following best market practice, all new types of transaction introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank’s shareholders, the Bank’s borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5-5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE) Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensure an unbiased review of EIF’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk Management team, a Portfolio GS Risk Management team and a Monitoring & Administration (MA) team covering both business lines. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines. EIB Group Financial Report 2009 103

U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to catalyse further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolios of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of the actual financial crisis, the Fund has been closely monitoring the valuations reported by PE fund managers, and also other specific risks linked to the crisis. The Fund has also run more stringent stress test scenarios on its PE funds portfolios to assess the impact of a worsening and/or continuation of the financial crisis. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantee and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. The guarantees portfolio is valued according to marked-to model. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In the context of the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation, expected losses. U.2. Credit risk Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s policies on credit risk are approved by the Group’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory EIB Group Financial Report 2009 104 provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. U.2.1. Loans In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2009 is analysed below (in EUR million), including undisbursed portions. Loans outside the European Union (apart from those under the Facilities (*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: (*) Loans granted under Article 16 (previously Article 18) of the Group’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk. Guarantor Borrower Member States Public institutions Zone ‘A’ banks Corporates Not guaranteed(1) Total 2009 Total 2008 Member States 0 0 0 0 30 505 30 505 27 202 Public institutions 21 935 11 477 697 3 933 38 037 76 079 65 452 Zone ‘A’ banks 9 492 40 809 35 190 18 039 23 282 126 812 115 242 Corporates 18 378 8 223 32 338 35 235 41 308 135 482 111 250 Total 2009 (1) (2) (3) (4) (5) 49 805 60 509 68 225 57 207 133 132 368 878 Total 2008 (1) (2) (3) (4) (5) 47 727 56 686 59 899 45 611 109 223 319 146 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 5 229 million as of 31 December 2009 (2008: EUR 4 330 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include asset backed securities (2009: EUR 8 209 million; 2008: EUR 5 766 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. The table below shows (in EUR million) the loan for projects outside the European Union (Apart from Article 16 Facility and those failing under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility): Secured by: 31.12.2009 31.12.2008 Member States 1 795 1 554 European Union budget (1) 32 340 28 152 Total (2) 34 135 29 706 (1) of which EUR 5 229 million in risk-sharing operations as explained above (2008: EUR 4 330 million). (2) including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. EIB Group Financial Report 2009 105

EIB Group Financial Report 2009

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	Outstanding 31.12.2009	Outstanding 31.12.2008
75% Member States global guarantee		
- ACP/OCT Group 3rd Lomé Convention	0	1
- ACP/OCT Group 4th Lomé Convention	108	142
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	415	516
Total 75% Member States global guarantee	523	659
75% Member States guarantee		
- Cotonou partnership agreement	783	819
- Cotonou partnership 2nd agreement	489	76
Total 75% Member States guarantee	1 272	895
Total Member States guarantee	1 795	1 554
100% European Union budget guarantee		
- South Africa – 300m – BG Decision 19.06.95	5	41
- ALA I – 750m	114	135
- ALA interim (100% guarantee) –153m	5	5
- CEEC – 1bn - BG Decision 29.11.89	90	120
- CEEC –3bn - BG Decision 02.05.94	455	618
- CEEC – 700m - BG Decision 18.04.91	2	9
- Russia – 100 m - 2001-2005	74	79
- Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	975	1 237
75% European Union budget guarantee		
- Mediterranean Protocols	800	988
- Yugoslavia – Art.18 (1984)	1	2
- Yugoslavia – 1st Protocol	3	4
- Yugoslavia – 2nd Protocol	10	16
- Slovenia – 1st Protocol	51	62
Total 75% European Union budget guarantee	865	1 072
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	105	128
- ALA II – 900m	144	175
- ALA interim (70% guarantee: risk sharing) – 122m	7	10
- Bosnia-Herzegovina – 100m 99/2001	84	89
- Euromed (EIB) –2 310m – Decision 29.01.97	781	908
- FYROM – 150m – 1998/2000	106	117
- CEEC-3 520m-Decision 29.01.97	1 457	1 627
Total 70% European Union budget guarantee	2 684	3 054
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	621	629
- South Africa – Decision 2/2007–12/2013	486	202
- ALA III – 2 480m –- 2/2000 – 7/2007	1 082	1 275
- ALA Decision – 2/2007–12/2013	1 926	791
- Euromed II – 6 520m – 2/2000 –- 1/2007	5 339	5 686
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	8 022	8 344
- Turkey special action – 450m – 2001-2006	299	324
- Turkey TERRA – 600m – 11/1999 – -11/2002	527	549
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	403	170
- PEV MED 1/2/2007 – 31/12/2013	3 851	2 404
- Pre-Accession – 8 700m – 2007 – 2013	5 260	2 415
Total 65% European Union budget guarantee	27 816	22 789
Total European Union budget guarantee	32 340	28 152
TOTAL	34 135	29 706

106

EIB Group Financial Report 2009

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 15 175 million (2008: EUR 12 998 million), with the following composition:

As at 31 December 2009	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2009
	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	913	231	107	1 282	1 282	480	0	0	**4 295**
Aa1 to Aa3	742	0	0	19	1 971	203	0	0	**2 935**
A1	2 407	0	0	0	368	0	0	0	**2 775**
Below A1	3 075	0	0	0	1 569	0	0	0	**4 644**
Non-Rated	0	0	0	0	0	0	188	338	**526**
Total 2009	**7 137**	**231**	**107**	**1 301**	**5 190**	**683**	**188**	**338**	**15 175**

(1) Bonds, equities and funds are valued at their market value.

As at 31 December 2008	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2008
	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	678	1	34	482	694	638	0	0	**2 527**
Aa1 to Aa3	1 193	0	0	50	1 937	151	0	0	**3 331**
A1	1 743	0	16	0	1 025	0	0	0	**2 784**
Below A1	2 500	0	28	0	1 199	0	0	0	**3 727**
Non-Rated	0	0	0	0	0	0	277	352	**629**
Total 2008	**6 114**	**1**	**78**	**532**	**4 855**	**789**	**277**	**352**	**12 998**

(1) Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding, including assets backed securities (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	Total 2009	Total 2008
Energy	2 485	11 611	21 328	**35 424**	30 840
Transport	3 968	19 788	75 174	**98 930**	90 713
Telecommunications	1 116	4 929	4 097	**10 142**	9 461
Water, sewerage	978	4 968	12 789	**18 735**	16 432
Miscellaneous infrastructure	1 003	4 717	13 101	**18 821**	16 988
Agriculture, forestry, fisheries	19	59	153	**231**	210
Industry	2 552	13 334	8 505	**24 391**	18 814
Services	439	5 103	7 843	**13 385**	12 306
Global loans[(1)]	7 863	36 394	38 763	**83 020**	77 154
Health, education	721	4 068	16 282	**21 071**	18 501
TOTAL 2009	**21 144**	**104 971**	**198 035**	**324 150**	
TOTAL 2008	**20 056**	**88 918**	**182 445**		**291 419**

(1) A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

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Arrears on loans

Amount in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for which the projects are located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 133 132 million as at 31 December 2009 (2008: EUR 109 223 million).

As at 31 December 2009, the Group has no arrears on loans inside the European Union above 30 days (2008: EUR 0.1 million).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximatively 90 days, the primary guarantee is called (if any available). If due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio of the Group outside the European Union can be analysed as follows (in EUR 000):

	Instalments overdue: 30 days to 90 days	Instalments overdue more than 90 days	Due instalments more than 150 days which have been called and paid under the guarantee of a Member State or the European Union	Total
31.12.2009	1 897	12 278	93 830	108 005
31.12.2008	3 165	17 613	127 232	148 010

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

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The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	2009	2008	2009	2008
Aaa	**42**	44	**5**	1
Aa1 to Aa3	**35**	38	**39**	26
A1 to A3	**11**	17	**53**	70
Below A3	**12**	1	**2**	2
A-1+P-1	**0**	0	**1**	1
Total	**100**	**100**	**100**	**100**

As part of its treasury management activities, the Group holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2009, the total nominal amount of such notes stood at EUR 125 million (2008: EUR 150 million) and are part of the Securities portfolio.

Collateral on Treasury transactions

The Treasury transactions include EUR 10 100 million (2008: EUR 7 250 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2009 is EUR 10 470 million (2008: EUR 7 243 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2009	Bonds						Total 2009
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	1 253	253	140	181	1 039	907	**3 773**
Aa1 to Aa3	237	0	395	99	2 383	16	**3 130**
A1	476	0	5	0	550	0	**1 031**
Below A1	354	0	27	0	2 155	0	**2 536**
Total 2009	**2 320**	**253**	**567**	**280**	**6 127**	**923**	**10 470**

Tripartite Agreement Collateral (in EUR million)							
At 31 December 2008	Bonds						Total 2008
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	358	309	12	477	1 142	85	**2 383**
Aa1 to Aa3	844	0	10	4	1 955	0	**2 813**
A1	84	0	10	0	524	0	**618**
Below A1	513	0	0	0	916	0	**1 429**
Total 2008	**1 799**	**309**	**32**	**481**	**4 537**	**85**	**7 243**

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EIB Group Financial Report 2009

U.2.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 507 million at 31 December 2009 (2008: EUR 381 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2009 is EUR 480 million (2008: EUR 322 million), with the following classification:

Securities Lending Collateral (in EUR million)

At 31 December 2009	Bonds		Time Deposit	Total 2009
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	116	15	0	**131**
Aa1 to Aa3	324	17	8	**349**
A1	0	0	0	**0**
Below A1	0	0	0	**0**
Total 2009	**440**	**32**	**8**	**480**

Securities Lending Collateral (in EUR million)

At 31 December 2008	Bonds		Time Deposit	Total 2008
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	96	0	0	**96**
Aa1 to Aa3	161	0	25	**186**
A1	0	0	17	**17**
Below A1	0	0	23	**23**
Total 2008	**257**	**0**	**65**	**322**

U.2.4. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's GS transactions funded by own resources is managed by risk management policies covered by the statutory and Credit Risk Policy Guidelines. The statutes limit own-risk guarantees to approximately EUR 8.7 billion. The EUR 2.9 billion exposure at risk at the end of 2009 (2008: 4.1 billion) was well below the statutory limit of EUR 8.7 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

At the end of 2009, the Group's overall own risk guarantee portfolio was spread over 18 countries. The largest nominal individual country net exposures were Italy, Belgium and UK, which jointly accounted for 42 % of total guarantee commitments.

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Own funds guarantees: Exposures at risk by country as at 31 December 2009:

Exposures at risk by country		EUR million	Share	
Country	Currency	2009	2009	2008
Belgium	EUR	313	10.8%	12.2%
Bulgaria	EUR	57	2.0%	1.8%
Denmark	DKK	159	5.5%	4.2%
Finland	EUR	14	0.5%	0.4%
France	EUR	48	1.7%	1.4%
Germany	EUR	144	5.0%	3.9%
Greece	EUR	61	2.1%	1.6%
Ireland	EUR	4	0.1%	0.1%
Italy	EUR	535	18.5%	23.3%
Netherlands	EUR	98	3.4%	5.1%
Non EU	EUR	14	0.5%	0.5%
Pan EU & Multicountry	EUR	495	17.1%	15.6%
Poland	PLN	55	1.9%	2.3%
Portugal	EUR	152	5.2%	7.3%
Serbia	EUR	50	1.7%	1.3%
Spain	EUR	191	6.6%	5.5%
Sweden	SEK	129	4.5%	3.3%
United Kingdom	GBP	374	12.9%	10.2%
TOTAL		2 893	100.0%	100.0%

In the context of the Group's own risk guarantees operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR'000 17 385 as at 31 December 2009 (2008: EUR'000 15 171).

U.3. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

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EIB Group Financial Report 2009

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.3.1. Value-at-Risk for the Own funds of the Group (Economic perspective)

Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth, and given the existing accounting principles. This overall objective is achieved by investing Group's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management department quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2009, the VaR of the Group amounted to EUR 188 million (2008: EUR 363 million).

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the EIB's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2009, the impact of a 2% upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.29 billion (2008: EUR 4.04 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cash flows level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2009 and 31 December 2008, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2009	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

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31.12.2008	Pay Currency					
(in EUR million)	CZK	EUR	GBP	PLN	USD	Total
EUR Pay Notional	- 236	- 7 834	- 25	- 20	- 6 531	- 14 646
Average maturity date	16.09.2016	10.12.2018	24.09.2035	05.05.2026	07.06.2029	21.08.2023
Average expected maturity	13.05.2010	08.11.2016	10.02.2010	24.05.2014	23.05.2018	02.06.2017

By risk factor involved:

31.12.2009	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

31.12.2008	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 4 090	- 7 735	- 2 821	- 14 646
Average maturity date	07.09.2032	09.06.2019	13.01.2022	21.08.2023
Average expected maturity	10.04.2023	19.02.2013	01.09.2020	02.06.2017

U.3.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that Group accepts within the approved limits.

With the positions in place as of 31 December 2009, the Earnings would increase by EUR 68.8 million (2008: EUR 12.6 million) if interest rate increase by 100 basis points and decrease by EUR 72.0 million (2008: EUR 12.9 million) if interest rates decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecasted in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

U.4. Liquidity risk

The main objective of liquidity policy is to assure that the Group can always meet its payment obligations punctually and in full. The Group manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Group's needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement takes place at the borrower's request.

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Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Group pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level.

The Group further assures sound management of liquidity risk by maintaining a sufficient level of liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Group's year-end total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year.

The Group has in place a Contingency Liquidity Plan (CLP) that defines the respective responsibilities and the decision making procedures in case of signs of an approaching liquidity crisis. The CLP has been benchmarked against the "Principles for Sound Liquidity Risk Management and Supervision" by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval.

The table hereafter analyses the financial assets and liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Liquidity risk (in EUR million)

Maturity (at 31 December 2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2009
Assets						
Cash in hand, central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	633	508	2 087	830	0	**4 058**
Other loans and advances:						
- Current accounts	368	0	0	0	0	**368**
- Others	19 105	0	0	0	0	**19 105**
	19 473	0	0	0	0	**19 473**
Loans:						
- Credit institutions	2 899	7 408	47 782	58 487	0	**116 576**
- Customers	1 831	8 352	55 497	133 574	0	**199 254**
	4 730	15 760	103 279	192 061	0	**315 830**
Debt securities including fixed-income securities	7 629	1 915	2 799	5 910	150	**18 403**
Shares and other variable-yield securities	0	0	0	0	1 618	**1 618**
Other assets	0	0	0	0	2 868	**2 868**
Total assets	**32 692**	**18 183**	**108 165**	**198 801**	**4 636**	**362 477**
Liabilities						
Amounts owed to credit institutions	4 380	100	0	0	0	**4 480**
Amounts owed to customers	2 353	10	0	0	0	**2 363**
Debts evidenced by certificates	10 765	27 868	136 834	130 291	0	**305 758**
Capital, reserves, profit and minority interest	0	0	0	0	38 575	**38 575**
Other liabilities (*)	477	826	3 115	763	6 120	**11 301**
Total liabilities	**17 975**	**28 804**	**139 949**	**131 054**	**44 695**	**362 477**

(*) Including foreign exchange neutralisation on currency swap contracts

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EIB Group Financial Report 2009

Maturity (at 31 December 2008)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2008
Assets						
Cash in hand, central banks and post office banks	0	0	0	0	0	**0**
Treasury bills and other bills eligible for refinancing with central banks	0	215	1 212	828	0	**2 255**
Other loans and advances:						
- Current accounts	276	0	0	0	0	**276**
- Others	21 713	0	0	0	0	**21 713**
	21 989	0	0	0	0	**21 989**
Loans:						
- Credit institutions	2 429	7 840	40 812	60 910	0	**111 991**
- Customers	1 962	7 767	46 375	117 536	0	**173 640**
	4 391	15 607	87 187	178 446	0	**285 631**
Debt securities including fixed-income securities	3 072	709	3 019	4 073	0	**10 873**
Shares and other variable-yield securities	0	0	0	0	1 496	**1 496**
Other assets	0	0	0	0	4 062	**4 062**
Total assets	**29 452**	**16 531**	**91 418**	**183 347**	**5 558**	**326 306**
Liabilities						
Amounts owed to credit institutions	5 779	1	0	0	0	**5 780**
Amounts owed to customers	1 380	0	0	0	0	**1 380**
Debts evidenced by certificates	18 090	23 409	113 219	112 271	0	**266 989**
Capital, reserves, profit and minority interest	0	0	0	0	36 694	**36 694**
Other liabilities (*)	1 496	1 255	4 463	1 841	6 408	**15 463**
Total liabilities	**26 745**	**24 665**	**117 682**	**114 112**	**43 102**	**326 306**

(*) Including foreign exchange neutralisation on currency swap contracts

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2010 - 2012 would amount to EUR 10.7 billion.

U.5. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging program exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

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EIB Group Financial Report 2009

Foreign exchange position (in EUR million)

Currency at 31 December 2009	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2009
Assets						
Cash in hand, balances with central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	4 058	0	0	0	0	**4 058**
Other loans and advances:						
- Current accounts	260	22	9	77	108	**368**
- Others	13 275	224	3 867	1 739	5 830	**19 105**
	13 535	246	3 876	1 816	5 938	**19 473**
Loans:						
- Credit institutions	72 760	15 227	23 924	4 665	43 816	**116 576**
- Customers	163 324	15 684	9 191	11 055	35 930	**199 254**
	236 084	30 911	33 115	15 720	79 746	**315 830**
Debt securities including fixed-income securities	14 975	927	1 233	1 268	3 428	**18 403**
Shares and other variable-yield securities	1 281	244	30	63	337	**1 618**
Other assets	1 944	279	445	200	924	**2 868**
Total assets	**272 104**	**32 607**	**38 699**	**19 067**	**90 373**	**362 477**
Liabilities						
Amounts owed to credit institutions	4 242	0	177	61	238	**4 480**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
- Debt securities in issue	127 402	50 478	74 926	33 441	158 845	**286 247**
- Others	9 445	555	3 422	6 089	10 066	**19 511**
	136 847	51 033	78 348	39 530	168 911	**305 758**
Capital, reserves, profit and minority interest	38 575	0	0	0	0	**38 575**
Other liabilities (*)	90 280	- 18 506	- 39 834	- 20 639	- 78 979	**11 301**
Total liabilities	**272 122**	**32 608**	**38 691**	**19 056**	**90 355**	**362 477**
Net position	**- 18**	**- 1**	**8**	**11**	**18**	

(*) Including foreign exchange neutralisation on currency swap contracts

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EIB Group Financial Report 2009

Currency at 31 December 2008	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2008
Assets						
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	**0**
Treasury bills and other bills eligible for refinancing with central banks	2 255	0	0	0	0	**2 255**
Other loans and advances:						
- Current accounts	220	19	13	24	56	**276**
- Others	14 860	2 369	2 067	2 417	6 853	**21 713**
	15 080	2 388	2 080	2 441	6 909	**21 989**
Loans:						
- Credit institutions	67 016	14 925	26 331	3 719	44 975	**111 991**
- Customers	140 731	14 304	9 292	9 313	32 909	**173 640**
	207 747	29 229	35 623	13 032	77 884	**285 631**
Debt securities including fixed-income securities	7 831	1 541	1 199	302	3 042	**10 873**
Shares and other variable-yield securities	1 199	209	28	60	297	**1 496**
Other assets	3 147	430	28	457	915	**4 062**
Total assets	**237 259**	**33 797**	**38 958**	**16 292**	**89 047**	**326 306**
Liabilities						
Amounts owed to credit institutions	5 444	0	317	19	336	**5 780**
Amounts owed to customers	1 380	0	0	0	0	**1 380**
Debts evidenced by certificates:						
- Debt securities in issue	102 926	47 293	72 966	28 820	149 079	**252 005**
- Others	4 833	412	4 457	5 282	10 151	**14 984**
	107 759	47 705	77 423	34 102	159 230	**266 989**
Capital, reserves, profit and minority interest	36 694	0	0	0	0	**36 694**
Other liabilities (*)	85 993	- 13 911	- 38 777	- 17 842	- 70 530	15 463
Total liabilities	**237 270**	**33 794**	**38 963**	**16 279**	**89 036**	**326 306**
Net position	**- 11**	**3**	**- 5**	**13**	**11**	

(*) Including foreign exchange neutralisation on currency swap contracts

117

U.6. Market risk Market risk for the Bank: Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. The specifics of Private Equity (PE) asset class make the use of traditional approaches to market risk analysis difficult to apply. Market risk analysis requires the estimation of the correlation between the assessed asset class and the public market. This can be done based on the capital asset pricing model. This model requires the beta, i.e. a measure of risk relative to the market, which is estimated by regressing returns on an asset against a public market index. While public market managers can rely on reliable statistical data to support their analysis, PE and in particular venture capital lacks such data. Indeed, the analysis of PE returns, volatility and correlations is limited by the relatively short time series of the publicly available data, which are not fully representative of the market. Most of all, data does not fully capture the uncertainty of the asset class. Furthermore, as the standard performance measure used for PE funds, the internal rate of return (IRR), is capital-weighted, while for the public market assets, it is traditionally time-weighted, an analysis of correlation between PE and other asset classes is not possible without significant adjustments and therefore induces potentially important biases. The EIF uses a beta derived from the betas of three listed PE indexes, LPX Europe Price Index, LPX Venture Price Index and LPX Buyout Price Index in order to estimate the sensitivity of the valuation of EIF’s private equity investment to market prices. The regression has been done with the Dow Jones Euro Stoxx 50 over the last two years. Using the most conservative beta from the three indices mentioned above and assuming market price movements of ±10%, the final sensitivity (i.e beta x ±10%) is applied to the net asset value giving an adjusted net asset value, which is then compared to the net paid in. Note V – Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global Assets and Liabilities Management (ALM) position. The corresponding interest is accounted for on a pro-rata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction. The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The Group also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. EIB Group Financial Report 2009 118

V.1. As part of funding and hedging activity The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives most commonly used are: Currency swaps; Interest rate swaps; Options; and Futures. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds into another currency and, simultaneously, a forward exchange contract is concluded to reexchange the two currencies in the future in order to be able to repay the funds raised on the due dates. V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate or currency swaps allow the Group to modify the interest rate and currency structure of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. Derivatives credit risk mitigation policy: The credit risk with respect to derivatives lies in the loss which the Group would incur where a counterparty would be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising out of the use of such instruments. Contractual framework: All the Group’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection: The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The Group has the right of early termination if the rating drops below a certain level. Limits: Limits have been set in terms of: - Total net present value of derivatives exposure with a counterparty; - Unsecured exposure to a counterparty; and - Specific concentration limits expressed as nominal amount. All limits are dynamically adapted to the credit quality of the counterparty. Monitoring: The derivatives portfolio is regularly valued and compared against limits. Collateralisation: - Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds. - Very complex and illiquid transactions require collateralisation over and above the current market value. - Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release. The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Group’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the ‘current exposure’ method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive ‘fair value’ or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS II weighted risk). EIB Group Financial Report 2009 119

EIB Group Financial Report 2009

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see Note V.2), interest rate swaps (including credit default swaps) and asset swaps, sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	15 369	54 520	23 418	15 211	**108 518**
Fair value (i.e. net discounted value) (1)	-1 344	-2 158	-765	467	**-3 800**
Credit risk (BIS II weighted) (2)	70	866	563	431	**1 930**

Currency swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	7 460	47 737	20 976	14 281	**90 454**
Fair value (i.e. net discounted value) (1)	-1 543	-3 727	-1 777	1 440	**-5 607**
Credit risk (BIS II weighted) (2)	19	739	439	603	**1 800**

(1) Including the fair value of macro-hedging currency swap which stood at EUR 35 million as at 31 December 2009 (2008: EUR 160 million).
(2) At transaction level (netting not applied)

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (1)(2)	764	4 862	2 006	1 914	**9 546**
Credit risk (BIS II weighted) (3)	173	1 371	922	1 363	**3 829**

Interest rate swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	29 874	114 048	64 746	67 686	**276 354**
Fair value (i.e. net discounted value) (1)(2)	384	3 749	3 246	3 608	**10 987**
Credit risk (BIS II weighted) (3)	90	1 092	1 168	1 660	**4 010**

(1) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives. However, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS II, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.
(2) Including the fair value of macro-hedging interest rate swap which stood at EUR - 524 million as at 31 December 2009 (2008: EUR - 523 million).
(3) At transaction level (netting not applied)

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are entirely covered by swap contracts to hedge the corresponding market risk.

Below are the number and notional amounts of structured swaps:

	Option embedded		Stock exchange index		Special structure coupon or similar	
	2009	2008	2009	2008	2009	2008
Number of transactions	**395**	405	**6**	6	**363**	359
Notional amount (in EUR million)	**13 598**	15 678	**843**	843	**21 346**	22 241
Net discounted value (in EUR million)	**132**	238	**-10**	-59	**380**	-485

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

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All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

The collateral received for swaps amounts to EUR 8 557 million, with the following composition:

Swap collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2009
	Government	Supranational	Agency	Secured bonds (Pfandbriefe)		
Aaa	2 219	0	0	0	0	2 219
Aa1 to Aa3	1 331	0	0	0	0	1 331
Below A1	1 267	0	0	0	0	1 267
Non-Rated	0	0	0	0	3 740	3 740
Total 2009	**4 817**	**0**	**0**	**0**	**3 740**	**8 557**

Swap collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2008
	Government	Supranational	Agency	Secured bonds (Pfandbriefe)		
Aaa	2 160	0	0	0	0	2 160
Aa1 to Aa3	1 148	0	0	0	0	1 148
Below A1	116	0	0	0	0	116
Non-Rated	0	0	0	0	5 647	5 647
Total 2008	**3 424**	**0**	**0**	**0**	**5 647**	**9 071**

Ratings exposure table: the majority of the derivative portfolio is concentrated with counterparties rated A1 or above; however, during 2008, there has been a general deterioration of the ratings of the swap counterparties.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		CRE BISII swaps (in EUR million) (*)	
Moody's or equivalent rating	2009	2008	2009	2008	2009	2008
Aaa	**2.5%**	2.9%	**10**	0	**93**	84
Aa1 to Aa3	**60.7%**	64.5%	**589**	406	**8 027**	7 403
A1	**28.5%**	23.1%	**1**	147	**3 238**	3 258
A2 to A3	**7.8%**	9.5%	**0**	37	**2 046**	2 720
Below A3	**0.5%**	0.0%	**0**	0	**146**	0
Non-rated	**0%**	0.0%	**0**	1	**0**	1
Total	**100.0%**	**100.0%**	**600**	**591**	**13 550**	**13 466**

(*) At transaction level (netting not applied)

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Group could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

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EIB Group Financial Report 2009

V.1.4. Credit swaps

The Group also entered into one credit default swap contract for a nominal amount of EUR 197 million as at 31 December 2009 (2008: EUR 172 million) with a fair value of EUR 1.5 million (2008: EUR 9.8 million).

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 11 887 million at 31 December 2009 against EUR 16 062 million at 31 December 2008. The notional amount of short term currency forwards was EUR 252 million at 31 December 2009 (2008: EUR 234 million). The fair value of these contracts was EUR 255 million at 31 December 2009 (2008: EUR - 989 million).

Long-term futures are also used by the Group to adjust the medium-term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 335 million at 31 December 2009 (2008: EUR 394 million), with a fair value of EUR - 0.1 million (2008: EUR - 1.3 million).

Nominal amounts of EUR nil million (2008: EUR 5 472 million) of Forward Rate Agreements with a fair value of EUR nil million (2008: EUR 0.7 million) are outstanding as at 31 December 2009.

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2009 and 31 December 2008:

	31.12.2009	31.12.2008
NON-EURO CURRENCIES OF EU MEMBER STATES		
Bulgarian leva (BGN)	1.9558	1.9560
Czech koruna (CZK)	26.473	26.875
Danish kroner (DKK)	7.4418	7.4506
Hungarian forint (HUF)	270.42	266.70
Polish zloty (PLN)	4.1045	4.1535
Pound sterling (GBP)	0.8881	0.9525
Romanian lei (RON)	4.2363	4.0225
Swedish kronor (SEK)	10.252	10.870
NON-EU CURRENCIES		
Australian dollar (AUD)	1.6008	2.0274
Canadian dollar (CAD)	1.5128	1.6998
Hong Kong dollar (HKD)	11.1709	10.7858
Japanese yen (JPY)	133.16	126.14
Kenyan shilling (KES)	108.43	109.14
Moroccan dirham (MAD)	11.290	11.229
Mexican peso (MXN)	18.9223	19.2333
New Zealand dollar (NZD)	1.980	2.419
Norwegian krone (NOK)	8.3000	9.7500
Russian ruble (RUB)	43.154	41.283
South African rand (ZAR)	10.6660	13.0667
Swiss franc (CHF)	1.4836	1.4850
Turkish lira (TRY)	2.1547	2.1488
United States dollar (USD)	1.4406	1.3917

122

Note X – Management of third-party funds X.1. Guarantee Fund The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. X.2. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility. X.3. FEMIP Trust Fund The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. X.4. Risk-Sharing Finance Facility (the ‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007, between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF. X.5. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the HIPC Initiative. X.6. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the EIB Group signed a Memorandum of Understanding (the ’MoU’) to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. X.7. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. X.8. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (‘ENPI’) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. X.9. Loan Guarantee Instrument for Ten-T Projects (the ’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission on behalf of the European Union and the EIB Group. The Commission and the EIB are setting up the LGTT which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. X.10. JASPERS JASPERS (The Joint Assistance to Support Projects in European RegionS) is a major joint policy initiative of EIB Group Financial Report 2009 123 the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). X.11. JESSICA JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Member States are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). X.12. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. X.13. JASMINE JASMINE (The Joint Action to Support Micro-finance Institutions in Europe) is a pilot initiative by the European Commission and the EIB Group for the development of Microfinance Institutions and Microcredit. X.14. ELENA ELENA (The European Local Energy Assistance) is a facility developed by the European Commission and the EIB to facilitate the mobilisation of funds for investments in sustainable energy at local level. X.15. GEEREF GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). X.16. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. X.17. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. X.18. Preparatory Action The EIF is managing a European Commission facility, the Preparatory Action Facility (Preparatory Action) on behalf of the EIB Group. The facility is particularly targeting micro lending and will be used for grants to finance technical assistance to SMEs, which must be coupled with an EIF guarantee or an EIB global loan. X.19. Guarantees The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union (‘SME Guarantee Facility’). X.20. Fiduciary operations Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Union, according to Fiduciary and Management Agreements concluded with the European Union (‘ETF Start-up Facility’) and High Growth and Innovative SME Facility (‘GIF’), under two programs known as GIF1 and GIF2. X.21. LfA-EIF Facility LfA-EIF Facility, signed in 2009 is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. X.22. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. EIB Group Financial Report 2009 124

EIB Group Financial Report 2009

Statement of Special Section [(1)]

as at 31 December 2009 (in EUR '000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2009	31.12.2008
Turkey		
From resources of Member States		
Disbursed loans outstanding	10 076	10 746
Total [(2)]	**10 076**	**10 746**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	127 673	140 039
Risk capital operations		
- amounts to be disbursed	212 218	212 352
- amounts disbursed	195 709	203 739
	407 927	**416 091**
Total [(3)]	**535 600**	**556 130**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• **Yaoundé Conventions**		
Loans disbursed	14 686	16 299
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**15 105**	**16 718**
• **Lomé Conventions**		
Operations from risk capital resources:		
- amounts to be disbursed	39 099	75 148
- amounts disbursed	813 171	923 457
	852 270	**998 605**
Operations from other resources		
- amounts to be disbursed	0	7 274
- amounts disbursed	3 016	3 925
	3 016	**11 199**
Total [(5)]	**855 286**	**1 009 804**
TOTAL	**1 416 067**	**1 593 398**

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EIB Group Financial Report 2009

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2009	31.12.2008
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	323 383	343 778
- Yaoundé Conventions	15 105	16 718
- Lomé Conventions	813 171	923 457
- Other resources under the Lomé Conventions	3 016	3 925
	1 154 675	1 287 878
Under mandate from Member States	10 076	10 746
Total	**1 164 751**	**1 298 624**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	212 218	212 352
On operations from risk capital resources under the Lomé Conventions	39 098	75 148
On operations from other resources under the Lomé Conventions	0	7 274
Total	**251 316**	**294 774**
TOTAL	**1 416 067**	**1 593 398**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2009: EUR'000 648 409 (at 31.12.2008: EUR'000 709 988)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2009: EUR '000 103 000 (at 31.12.2008: EUR '000 109 396)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		19 876
less:	cancellations	215	
	repayments	415 484	
			-415 699
			10 076

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EIB Group Financial Report 2009

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			925 007
less:	exchange adjustments	13 551	
	cancellations	83 345	
	repayments	292 511	
			- 389 407
			535 600

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	136 140	
			- 137 898
			15 105

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
equity participations		120 984	
Initial amount:			3 237 081
add:	capitalised interests		8 099
less:	cancellations	654 044	
	repayments	1 679 484	
	exchange adjustments	59 382	
			- 2 392 910
			852 270
Loans from other resources:			
Initial amount:			16 500
less:	cancellations	8 493	
	repayments	4 857	
	exchange adjustments	134	
			- 13 484
			3 016
			855 286

127

Independent Auditor’s Report We have audited the accompanying consolidated financial statements of the EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2009, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions and insurance undertakings, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’). This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. Responsibility of the Réviseur d’Entreprises Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg Institut des Réviseurs d’Entreprises. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the EUROPEAN INVESTMENT BANK as of 31 December 2009, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG Luxembourg, 11 March 2010 KPMG Audit S.à r.l. Réviseurs d’Entreprises Emmanuel Dollé EIB Group Financial Report 2009 128

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Article 27 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2009 is unqualified, convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents Statement by the Audit Committee which it deemed necessary to examine in the discharge of its duties, received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering the consolidated financial statements for the financial year ending on 31 December 2009 as drawn up by the Board of Directors at its meeting on 11 March 2010; that the foregoing provides a reasonable basis for its statement and, Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory notes give a true and fair view of the consolidated financial position of the Bank as at 31 December 2009 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 11 March 2010 The Audit Committee O. KLAPPER G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA EIB Group Financial Report 2009 129

Financial Statements under IFRS EIB Group as at 31 December 2009 EIB Group Financial Report 2009 130

EIB Group Financial Report 2009 131

The EIB Group balance sheet total increased by EUR 34 billion (+10%) compared to 2008. The result of the Group for the reporting date stands at a negative EUR - 2 281 million compared to an ordinary consolidated result of EUR 6 356 million for 2008, representing a decrease of EUR 8 637 million. The main contributing factor influencing the consolidated financial statements is the result on financial operations, which mainly comprises the net results on derivatives, loans and borrowings, with application of the fair value option under IAS 39; it decreased by EUR 8 708 million (item 6 of the Consolidated Income Statement under IFRS). The major impact is the decrease related to borrowings designated at fair value and their related swaps for EUR 8 579 million. As it is the intention of the Group to hold the financial instruments involved until maturity, it is expected that this accounting negative result will be completely neutralised when the cash flows of the bonds and the hedging swaps are unwound. It should be noted that the opposite phenomenon was observed last year. Indeed, the IFRS accounting impact was an accounting profit in 2008 and an accounting negative result in 2007. Since the introduction of the FVO in 2005, the IFRS results have actually fluctuated each year, alternating between being higher or lower than the statutory results. Other positive or negative factors are the following: Positive impacts: The net result of interest and similar income and charges stands at EUR 2 270 million in 2009, i.e. an increase of EUR 157 million (items 1 and 2 of the Income Statement). The impairment losses on shares and other variable-yield securities resulted in a negative of EUR - 105 million, compared to larger losses of EUR - 199 million in 2008, being a positive variation of EUR 94 million. Negative impacts: The change in impairment on loans and advances, together with the movements in the specific provision for credit risk, resulted in a loss of EUR - 149 million, compared to a loss of EUR - 2 million in 2008, being a negative variation of EUR - 147 million. General administrative expenses and depreciation increased by EUR + 49 million. Consolidated Results for the Year EIB Group Financial Report 2009 132

EIB Group Financial Report 2009

Consolidated balance sheet

as at 31 December 2009 (in EUR '000)

Assets		31.12.2009		31.12.2008
1. Cash in hand, balances with central banks and post office banks (Note B.1)		227 227		76
2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		4 146 585		2 309 070
3. Loans and advances to credit institutions				
a) repayable on demand	367 694		275 915	
b) other loans and advances (Note C)	19 115 981		21 745 356	
c) loans (Note D.1)	117 560 917		116 216 197	
		137 044 592		138 237 468
4. Loans and advances to customers				
a) loans (Note D.1)	203 106 638		175 668 894	
b) Impairment on loans and advances, net of reversals (Note D.2)	- 106 300		- 17 500	
		203 000 338		175 651 394
5. Debt securities including fixed-income securities (Note B.2)				
a) issued by public bodies	1 985 302		108 315	
b) issued by other borrowers	16 450 994		10 829 095	
		18 436 296		10 937 410
6. Shares and other variable-yield securities (Note B.3)		2 017 903		1 983 238
7. Derivative assets (Note R)		20 868 332		21 861 679
8. Property, furniture and equipment (Note E)		307 319		316 184
9. Intangible assets (Note E)		4 817		4 316
10. Other assets (Note G)		106 914		159 955
11. Assets held for sale (Note E)		3 373		3 373
12. Subscribed capital and reserves, called but not paid (Note W.2)		107 637		458 925
13. Prepayments		35 479		37 471
Total Assets		386 306 812		351 960 559

The accompanying notes form an integral part of these consolidated financial statements.

133

EIB Group Financial Report 2009

Liabilities		31.12.2009		31.12.2008
1. Amounts owed to credit institutions (Note H)				
a) with agreed maturity dates or periods of notice	4 480 561		5 779 876	
		4 480 561		**5 779 876**
2. Amounts owed to customers (Note H)				
a) repayable on demand	1 256 333		1 201 858	
b) with agreed maturity dates or periods of notice	1 106 828		179 477	
		2 363 161		**1 381 335**
3. Debts evidenced by certificates (Note I)				
a) debt securities in issue	303 978 963		268 938 893	
b) others	19 869 005		15 562 052	
		323 847 968		**284 500 945**
4. Derivative liabilities (Note R)		**14 866 773**		**17 473 719**
5. Other liabilities (Note G)				
a) sundry creditors	667 317		691 121	
b) sundry liabilities	45 986		43 123	
		713 303		**734 244**
6. Deferred income (Note F)		**177 228**		**171 155**
7. Provisions				
a) pension plans and health insurance scheme (Note J)	1 242 292		1 122 800	
b) provisions for guarantees	70 412		8 984	
		1 312 704		**1 131 784**
Total Liabilities		**347 761 698**		**311 173 058**
1. Capital (Note W)				
- Subscribed	232 392 989		164 808 169	
- Uncalled	- 220 773 340		- 156 567 760	
		11 619 649		**8 240 409**
2. Consolidated reserves				
a) reserve fund	18 205 506		16 480 817	
b) additional reserves	5 777 469		5 196 255	
c) funds allocated to structured finance facility	0		2 750 000	
d) funds allocated to venture capital operations	0		1 764 305	
e) special activities reserve	3 299 370		0	
f) general loan reserve	1 923 734		0	
		29 206 079		**26 191 377**
3. Loss/Profit for the financial year (Note K)		**- 2 280 614**		**6 355 715**
Total Equity		**38 545 114**		**40 787 501**
Total Liabilities & Equity		**386 306 812**		**351 960 559**

The accompanying notes form an integral part of these consolidated financial statements.

134

EIB Group Financial Report 2009

Consolidated income statement

for the year ended 31 December 2009 (in EUR '000)

			2009		2008 (Re-presented)
1.	Interest and similar income (Note L)		16 539 390		14 981 759
2.	Interest expense and similar charges (Note L)		- 14 269 346		- 12 868 295
3.	Income from shares and other variable-yield securities		8 930		35 025
4.	Fee and commission income (Note O)		207 005		168 234
5.	Fee and commission expense (Note O)		- 117		- 125
6.	Result on financial operations (Note M)		- 4 048 359		4 659 704
7.	Other operating income (Note N)		10 759		6 051
8.	Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4)		- 149 099		- 2 375
9.	Change in impairment on shares and other variable-yield securities, net of reversals (Note B.3)		- 104 599		- 198 806
10.	General administrative expenses (Notes J, P)		- 446 496		- 397 138
	a) staff costs (Note J)	- 328 696		- 289 475	
	b) other administrative costs	- 117 800		-107 663	
11.	Depreciation and amortisation: property, furniture and equipment and intangible assets (Note E)		- 28 682		- 28 319
	a) property, furniture and equipment	- 26 386		- 26 465	
	b) intangible assets	- 2 296		- 1 854	
12.	Loss/Profit for the financial year (Note K)		- 2 280 614		6 355 715
	Attributable to: Equity holders of the Bank		- 2 280 614		6 355 715

Consolidated statement of comprehensive income

for the year ended 31 December 2009 (in EUR '000)

		2009		2008
Loss/Profit for the financial year		- 2 280 614		6 355 715
Other comprehensive income / loss				
Available for sale financial assets – Fair Value reserve				
1. Net unrealised gains and losses on financial asset available for sale	- 51 162		- 209 005	
2. Impairment charges transferred to the consolidated income statement	40 149		64 725	
3. Realised gains and losses transferred to the consolidated income statement	43 778		3 516	
Total available for sale financial assets		32 765		- 140 764
Total other comprehensive income / loss		32 765		- 140 764
Total comprehensive income / loss for the financial year		- 2 247 849		6 214 951
Attributable to:				
Equity holders of the Bank		- 2 247 849		6 214 951

The accompanying notes form an integral part of these consolidated financial statements.

135

EIB Group Financial Report 2009

Consolidated statement of changes in equity

for the year ended 31 December 2009 (in EUR '000)

	Subscribed capital	Callable capital	Funds allocated to Structured finance facility	Funds allocated to venture capital operations	Reserve fund	Special activities reserve	General loan reserve	Additional reserves		Profit/Loss for the year before appropriation	Total consolidated own funds
								Other	Fair value reserve		
At 31 December 2007	**164 808 169**	**- 156 567 760**	**1 250 000**	**1 690 940**	**16 480 817**	**0**	**0**	**5 418 801**	**648 377**	**843 206**	**34 572 550**
Appropriation of prior year's profit	0	0	1 500 000	0	0	0	0	- 656 794	0	- 843 206	0
Total comprehensive income / loss for the year	0	0	0	0	0	0	0	0	- 140 764	6 355 715	6 214 951
Transfer from additional reserves	0	0	0	73 365	0	0	0	- 73 365	0	0	0
Changes in ownership interests in subsidiaries that do not result in a loss of control	0	0	0	0	0	0		0	0	0	0
At 31 December 2008	**164 808 169**	**- 156 567 760**	**2 750 000**	**1 764 305**	**16 480 817**	**0**	**0**	**4 688 642**	**507 613**	**6 355 715**	**40 787 501**
Appropriation of prior year's profit	0	0	0	0	1 650 877	0	0	4 704 838	0	- 6 355 715	0
Total comprehensive income / loss for the year	0	0	0	0	0	0	0	0	32 765	- 2 280 614	- 2 247 849
Transfer to Reserve fund (*)	0	0	0	- 147 177	147 177	0	0	0	0	0	0
Contributions by and distributions to owners and transfer from reserves	67 584 820	- 64 205 580	2 000 000	0	- 73 365	0	0	- 5 305 875	0	0	0
Changes in ownership interests in subsidiaries that do not result in a loss of control	0	0	0	0	0	0	0	5 462	0	0	5 462
Transfer to special activities reserve and general loan reserve	0	0	- 4 750 000	- 1 617 128	0	3 299 370	1 923 734	1 144 024	0	0	0
At 31 December 2009	**232 392 989**	**- 220 773 340**	**0**	**0**	**18 205 506**	**3 299 370**	**1 923 734**	**5 237 091**	**540 378**	**- 2 280 614**	**38 545 114**

(*) An amount of EUR'000 147 177 resulting from the impairment on venture capital operations has been transferred to the Additional reserves from the Funds allocated to venture capital operations.

The accompanying notes form an integral part of these consolidated financial statements.

136

EIB Group Financial Report 2009

Consolidated Cash Flow Statement

for the year ended 31 December 2009 (in EUR '000)

		2009	2008
A.	**Cash flows from operating activities:**		
	Loss/Profit for the financial year	**-2 280 614**	**6 355 715**
	Adjustments for:		
	Changes in impairment on loans and advances, net of reversals	88 800	- 18 219
	Net increase in provisions for pension plans and health insurance scheme	119 492	84 255
	Unwinding of the discount relating to capital and reserve called, but not paid in	- 4 763	- 28 245
	Increase in provision for guarantees	60 299	5 127
	Depreciation/amortisation on property, furniture and equipment and intangible assets	28 682	28 319
	Changes in impairment of shares and other variable-yield securities	104 599	198 806
	Investment portfolio amortisation and accrued interest	38 065	- 9 905
	Net results on loans and associated swaps under the fair value option	1 834 019	- 147 196
	Net results on borrowings and associated swaps under the fair value option	- 1 328 392	53 831
	Changes in fair value of derivatives	1 679 479	- 3 464 428
	Effects of exchange rate changes	213 974	- 407 775
	Disbursements of loans and advances to credit institutions and customers	- 51 895 204	- 47 423 453
	Repayments of loans and advances to credit institutions and customers	23 200 287	19 765 944
	Increase/Decrease in Available for sale and trading debt securities	- 1 623 628	628 001
	Increase in Available for sale venture capital operations	- 148 590	- 85 412
	Increase in Available for sale shares and other variable-yield securities	- 53 806	- 53 535
	Decrease/Increase in amounts owed to credit institutions and customers	- 317 489	5 934 482
	Decrease/Increase in interest accrued on cash and cash equivalents	23 217	36 742
	Decrease/Increase in prepayments and accrued income	1 992	- 6 813
	Decrease/Increase in other assets	52 853	- 14 510
	Increase/Decrease in accruals and deferred income	6 073	- 16 535
	Decrease/Increase in other liabilities	- 20 941	69 640
	Net cash used in operating activities	**- 30 221 596**	**- 18 515 164**
B.	**Cash flows from investing activities:**		
	Held to maturity debt securities matured during the year	301 440	311 577
	Increase in asset backed securities	- 2 442 526	- 1 057 345
	Increase in property, furniture and equipment and intangible assets	- 20 130	- 59 127
	Increase in assets held for sale	0	- 3 373
	Net cash used in investing activities	**- 2 161 216**	**- 808 268**
C.	**Cash flows from financing activities:**		
	Issue of borrowings	79 122 016	58 002 563
	Redemption of borrowings	- 33 010 200	- 39 727 853
	Paid in by Member States	358 659	630 823
	Decrease/Increase in commercial paper	- 10 647 642	5 987 392
	Net cash from financing activities	**35 822 833**	**24 892 925**

137

EIB Group Financial Report 2009

Summary statement of cash flows:

Cash and cash equivalents at beginning of financial year	24 100 435	18 256 470
Net cash from:		
(1) operating activities	- 30 221 596	- 18 515 164
(2) investing activities	- 2 161 216	- 808 268
(3) financing activities	35 822 833	24 892 925
(4) effects of exchange rate changes on cash held	- 201 307	274 472
Cash and cash equivalents at end of financial year	27 339 149	24 100 435
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks	227 227	76
Bills maturing within three months of issue	7 638 941	2 111 572
Loans and advances to credit institutions:		
- Accounts repayable on demand	367 694	275 915
- Term deposit accounts (excluding accrued interest)	19 105 287	21 712 872
	27 339 149	24 100 435

Supplementary disclosures of operating cash flows:	2009	2008
Interest received	16 420	14 406
Dividends received	7 862	34 740
Interest paid	- 1 911	- 809

The accompanying notes form an integral part of these consolidated financial statements.

138

The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (“EU”). The Bank has its registered office at 100, boulevard Konrad Adenauer, Luxembourg. The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activity to developments in EU policies. The European Investment Fund (hereafter the “Fund” or “EIF”) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: the provision of guarantees to financial institutions that cover credits to small and medium sized entities (“SME”); the acquisition, holding, managing and disposal of equity participations; the administration of special resources entrusted by third parties; and related activities. The Bank holds 62.11% (2008: 63.60%) of the subscribed capital of the EIF. The Bank and the Fund are defined together as the “Group”. Note A – Significant accounting policies A.1. Basis of preparation A1.1 Statement of compliance The European Investment Bank consolidated financial statements (the “Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2010 and authorised their submission to the Board of Governors for approval at their meeting on 8 June 2010. A1.2 Basis of measurement The Financial Statements have been prepared on a historical cost basis, except for derivative financial instruments, available-for-sale financial assets and assets and liabilities designated at fair value through profit and loss that have been measured at fair value. The liability for defined benefit obligations is recognised as the present value of the defined benefit obligation, plus unrecognised actuarial gains, less unrecognised past service cost and unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective European Investment Bank Group Notes to the consolidated financial statements as at and for the year ended 31 December 2009 EIB Group Financial Report 2009 139 impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: recent arms length market transactions; current fair value of another instrument that is substantially the same; the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgement. The Group treats “significant” generally as 30% or more and “prolonged” greater than 12 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post employment benefits The cost of defined benefit pension plans and other post employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, future salary increases, mortality rates and future pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies The accounting policies adopted are consistent with those of the previous financial year except as follows: The Group has adopted the following new and amended IFRS and IFRIC interpretations during the year. Adoption of these revised standards and interpretations did not have any effect on the financial performance or position of the Group. They did however give rise to additional disclosures, including in some cases, revisions to accounting policies. IAS 1R – Presentation of Financial Statements This revised standard requires the separate presentation of changes in equity arising from transactions with owners in their capacity as owners from non-owner changes in equity. The revised standard also requires separate disclosure of other comprehensive income. The Group has chosen to present all items of income and expense recognised in the year in two statements: a separate income statement and a statement of comprehensive income. Comparative information has been re-presented to conform with the revised standard. IFRS 7 — Financial Instruments: Disclosures The Group has applied the amendments to IFRS 7, issued in March 2009, which expand the disclosures required in respect of fair value measurements and liquidity risk. The Group has elected not to provide comparative information for these expanded disclosures in the current year in accordance with the transitional relief offered in these amendments. The amendments require that fair value measurement disclosures use a three-level fair value hierarchy that reflects the significance of the inputs used in measuring fair values of financial instruments. Specific disclosures are required when fair value measurements are categorised as level 3 (significant unobservable inputs) in the fair value hierarchy. The amendments require that any significant transfers between level 1 and level 2 of the fair value hierarchy be disclosed separately. Furthermore, changes in valuation techniques from one period to another, including reasons therefore, are required to be disclosed for each class of financial instruments. Further, liquidity risk has now been defined as the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The amendments require disclosure of a maturity analysis for non-derivative and derivative financial liabilities, but contractual maturities are required to be disclosed for derivative financial liabilities only when contractual maturities are essential for an understanding of the timing of cash flows. For issued financial guarantee contracts, the amendments require the maximum amount for the guarantee to be disclosed in the earliest period in which the guarantee could be called. The revised disclosures are included in notes Q, R and S. IFRS 8 — Operating Segments This standard requires disclosure of information about the Group’s operating segments and replaces the requirement to determine primary and secondary reporting segments of the Group. This standard has been applied with effect from 1 January 2009. The Group has EIB Group Financial Report 2009 140

applied this standard retroactively to all periods presented in these Financial Statements. IAS 23 — Amendment – Borrowing costs This standard is to be applied for annual periods beginning on or after 1 January 2009. This amendment eliminates the option of expensing all borrowing costs and requires borrowing costs to be capitalised if they are directly attributable to the acquisition, construction or production of a qualifying asset. Accordingly, borrowing costs are capitalised on qualifying assets with a commencement date after 1 January 2009. The adoption of this standard has no impact on the reported financial position or performance of the Group. IAS 32 – Financial instruments: Presentation and IAS 1 – Puttable Financial Instruments and Obligations Arising on Liquidation The standards have been amended to allow a limited scope exception for puttable financial instruments to be classified as equity if they fulfil a number of specified criteria. The adoption of these amendments did not have any impact on the financial position or the performance of the Group. IFRIC 9 – Reassessment of Embedded Derivatives The amendment to IFRIC 9 requires an entity to assess whether an embedded derivative must be separated from a host contract when the entity reclassifies a hybrid financial asset out of the fair value through profit or loss category. This assessment is to be made based on circumstances that existed on the later of the date the entity first became a party to the contract and the date of any contract amendments that significantly change the cash flows of the contract. IAS 39 now states that if an embedded derivative cannot be reliably measured, the entire hybrid instrument must remain classified as at fair value through profit or loss. Standards issued but not yet effective: The following IFRS and IFRIC interpretations were issued with an effective date for financial periods beginning on or after 1 January 2010. The Group has chosen not to early adopt these standards and interpretations before their effective dates. IAS 27R – Consolidated Financial Statements This standard is applicable for annual periods beginning on or after 1 July 2009 and must be adopted simultaneously with the adoption of IFRS 3R. The revised IAS 27 will require entities to account for changes in the ownership of a subsidiary, which do not result in the loss of control, as an equity transaction and therefore will not give rise to a gain or loss in income. In addition losses incurred by a subsidiary will be required to be allocated between the controlling and non-controlling interests, even if the losses exceed the non-controlling equity ivestment in the subsidiary. Finally on loss of control of a subsidiary, entities will be required to re-measure to fair value any retained interest, which will impact the gain or loss recognised on the disposal linked to the loss of control. The Group plans to adopt this revised standard at its effective date or at the date of endorsement by the European Union, if later and does not anticipate any significant impacts on its financial statements. IAS 39 – Financial Instruments – Recognition and Measurement – Eligible Hedged Items The amendment clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as a hedged item. This also covers the designation of inflation as a hedged risk or portion in particular situations. The Group has concluded that the amendment will have no impact on the financial position or performance of the Group, as the Group has not entered into any such hedges. IFRS 3 – Business Combinations The revised standard is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009. IFRS 3 (Revised) introduces significant changes in the accounting for business combinations occurring after this date. Changes affect the valuation of non-controlling interest, the accounting for transaction costs, the initial recognition and subsequent measurement of a contingent consideration and business combinations achieved in stages. The Group plans to adopt this revised standard at its effective date and does not anticipate any significant impacts on its financial statements. IFRS 9 – Financial instruments This standard is the first step in a three part project by the IASB to replace IAS 39 Financial instruments. This first part, dealing with the classification and measurement of financial assets, simplifies the recognition of financial assets by requiring such assets to be measured at either amortised cost or fair value, depending on certain criteria. The standard is effective for financial years beginning on or after 1 January 2013, although it may be early adopted. The Group is in the process of analysing the impact of this standard on its operations as well as the date at which it plans to adopt the standard. The date of the adoption of this standard by the Group will also be dependent on the timing of the EU endorsement process. A.4 Summary of significant accounting policies A.4.1. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are EIB Group Financial Report 2009 141

prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 62.11% (2008: 63.60%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and is presented under “Interest expense and similar charges” in the consolidated income statement and under “Other liabilities - b) sundry creditors” (Note A.4.21) in the consolidated balance sheet. Assets held in an agency or fiduciary capacity are not assets of the Group. They are reported in Note V. The Group does not hold any Special Purpose Entities. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and the unit of measure for the capital accounts of the Member States. The Group conducts its operations in euro, in the other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than in euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets and liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items, together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option, more in particular when a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. In general, derivative instruments transacted as economic hedges are treated in the same way as derivative instruments used for trading purposes, i.e. realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the EIB Group Financial Report 2009 142 consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Financial instruments are accounted for using the trade date basis. Effective 1 January 2009, the Group adopted the amendment to IFRS 7 – Financial Instruments: Disclosures, for financial instruments that are measured in the balance sheet at fair value. This requires disclosure of fair value measurements by level of the following fair value measurement hierarchy: Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 – Input other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly ( i.e. derived from prices). Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs). A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis, and income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.7. Securities lending In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, B1 ‘Credit Spread’ portfolio, B3 ‘Global Fixed Income’ portfolio and the EIF operational portfolio. Securities received as collateral under securities lending transactions are not recognised in the consolidated balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent under securities lending transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Group monitors the market value of the securities lent on a daily basis and requests additional collateral in accordance with the underlying agreement. Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities With a view to clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories: A.4.8.1. Held for trading portfolio The held for trading portfolio (see Operational portfolios B3 and B4 in Note B.2) comprises listed debt securities issued and guaranteed by financial establishments. The debt securities are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management’s estimates, as applicable. A.4.8.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group’s Investment portfolio, the operational money market portfolio A1 of EIB and the Asset backed securities portfolio (see Note B.2). EIB Group Financial Report 2009 143

The Investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price, or more exceptionally the transfer price. The difference between entry price and redemption value is amortised prorata temporis over the remaining life of the securities. The Group has decided to phase out the investment portfolio of the Bank, by ceasing to invest the redemption proceeds of matured securities in the portfolio. The Operational portfolio A1 of the Group are held for the purpose of maintaining an adequate level of liquidity in the Group and comprise money market products with a maximum maturity of twelve months, in particular, treasury bills and negotiable debt securities issued by credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Asset backed securities portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Impairment loss is recognised in the profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.8.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities and money market funds of the operational money market portfolio A2 and the securities of the operational bond portfolios B1 and B2 (see Note B.2), the operational portfolio of the Fund, shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Venture capital operations held represent medium and long-term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered as equivalent to the fair value as determined under IAS 39, then the aggregation of the NAVs EIB Group Financial Report 2009 144 of all funds will itself be equivalent to the fair value as determined under IAS 39. If IAS 39 rules have not been followed, other guidelines might be acceptable (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by the EVCA) and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are classified into three categories: Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered as in line with IAS 39 a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category III –funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the Group, provided it is funded on the date the loan is originated by the lender. Loans and receivables are recognised in the assets of the Group when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value and are only recognised if impaired. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Results on financial operations”. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2. Reverse repurchase and repurchase operations (reverse repos and repos) A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances” or on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions - a) with agreed maturity dates or periods of notice”. Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognised in the consolidated balance sheet or derecognised from the consolidated balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the EIB Group Financial Report 2009 145 market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.4.9.3. Fees on loans Front-end fees and commitment fees are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.9.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. The impairment is reported as a reduction of the carrying value of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.10.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value exists. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances, net of reversals”. Allowances and provisions for credit losses are evaluated on the following counterparty-specific principles. A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income. A.4.10.2. Guarantees In the normal course of business, the Group issues various forms of guarantees to support some institutions. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.2. When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. EIB Group Financial Report 2009 146

Financial guarantees are initially recognised at fair value in the consolidated balance sheet under “Other liabilities – b) sundry liabilities”, being the premium received. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11. Property, furniture and equipment Property, furniture and equipment include land, Groupoccupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg, Hamm and Weimershof - 30 years Permanent equipment, fixtures and fittings - 10 years Furniture - 5 years Office equipment and vehicles - 3 years A.4.12. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised using the straight-line basis over their estimated useful economic life. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion. Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years). A.4.13. Assets held for sale Assets classified as held for sale includes (as per IFRS 5) assets reclassified from Property, furniture and equipment for which the sale is highly probable and the asset is available for immediate sale in its current condition. They are classified as held for sale as their carrying amounts will be recovered through a sale transaction rather than through continuing use and are measured at the lower of carrying amount and fair value less costs to sell. A.4.14. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to all of its staff. The Group also provides certain additional post-employment healthcare benefits to former employees in EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries. A.4.14.1. Pension plan for staff The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank which covers all employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2009, with an extrapolation to 31 December 2009. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits in excess of 10% of the obligations of the plan (“the corridor”) are recognised in the income statement over the remaining average service lives of the plan active participants, on a straight-line basis. Interest cost on the defined benefit obligation is recognised in the income statement under “Interest expense and similar charges”. EIB Group Financial Report 2009 147

The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF which covers all employees. All contributions of the EIF and its members of staff are transferred to the EIB for management. The transferred funds allocated to the pension plan are invested by the Group, following the rules and principles applied by EIB for its own staff pension plan. The assets do not qualify as plan assets as they cannot be distinguished from the other assets of the Group. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff and Management Committee at retirement age, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. A.4.14.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by contributions from staff. It is accounted for on a cash basis and the corresponding liability is recorded in “Provisions for pension plans and health insurance scheme”. A.4.15. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value and are recorded in the balance sheet at fair value. Changes in fair value are recorded in “Results on financial operations”. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a reversed swap agreement to fully hedge the exposure. It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note R – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.16. Reserves A.4.16.1. Funds allocated to venture capital operations This item comprises the amount of appropriations from the additional reserves of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. Impairments on venture capital operations are accounted for in the consolidated income statement. Upon appropriation of the Group’s result, such impairments are taken into consideration for determining the amounts to be recorded in the “Funds allocated to venture capital operations”. A.4.16.2. Funds allocated to the Structured Finance Facility This item comprises the amount of appropriations from the additional reserves of the Group, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this new type of instrument. Impairments on structured finance operations are accounted for in the consolidated income statement. Upon appropriation of the Group’s result, such impairments are taken into consideration for determining the amounts to be recorded in the “””Funds allocated to the Structured Finance Facility” accounts. A.4.16.3. Special activities reserve and General loan reserve The new Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured EIB Group Financial Report 2009 148 finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the new Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities. As a result, two new reserves were created retroactively as at 31 December 2009. These reserves are described as follows: Special activities reserve: As foreseen by Article 16.5 of the new Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. General loan reserve: With coming into force of the new Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. Upon the creation of the general loan reserve, the practice of calculating the Fund for general banking risk (‘FGBR’) was discontinued. The FGBR was previously reported in the notes to the Financial Statements as an approximation of the aggregate expected loss of the Bank’s loan portfolio. A.4.17. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes. A.4.18. Prepayments – Deferred income These accounts comprise: Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.19. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accrual basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of those related loans instead of amortising the indemnities over the remaining life of loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.21), non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.20. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established. A.4.21. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1 114 shares held by EIF’s minority shareholders (2008: 1 043 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “sundry creditors” (see also Note G). Any variations of the holding in the EIF are in the reserves under “Changes in ownership interests in subsidiaries that do not result in a loss of control”. A.4.22. Reclassification of prior year figures Where necessary, certain prior year figures have been reclassified to conform with the current year’s presentation for comparative purposes. EIB Group Financial Report 2009 149

EIB Group Financial Report 2009

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio and shares and other variable-yield securities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 227 227 at 31 December 2009 (2008: EUR '000 76).

On 8 July 2009, the EIB became an eligible counterparty in the Eurosytems' monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirements. The balance of this deposit amounts to EUR '000 227 144 as at 31 December 2009 (2008: EUR nil).

B.2. Debt securities portfolio

The debt securities portfolio is made up of trading financial assets (portfolios B3 and B4), available-for-sale financial assets (portfolios A2, B1, B2 and operational portfolio-EIF), financial assets held-to-maturity (portfolio A1, Investment portfolio) and the Asset backed securities, which represent acquisitions of interest pools of loans or receivables in connection with securitisation transactions. The detail of each portfolio as at 31 December 2009 and 2008 is as follows:

	31.12.2009	31.12.2008
Treasury bills and other bills eligible for refinancing with central banks (listed)	4 146 585	2 309 070
Debt securities including fixed-income securities (of which EUR '000 9 192 041 unlisted in 2009 and EUR '000 3 893 591 in 2008)	18 436 296	10 937 410
	22 582 881	**13 246 480**

At 31.12.2009	Classification	Book value	Market value (*)
Group Investment portfolio	Held-to-maturity	1 944 504	2 024 751
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	7 634 166	7 634 166
- money market securities and money market funds with a max. 18 month maturity A2	Available for sale	1 924 644 (1)	1 924 644
Operational bond portfolios:			
- B1 – Credit Spread	Available for sale	1 135 842 (2)	1 135 842
- B2 – Alternative Investment	Available for sale	124 131 (3)	124 131
- B3 – Global Fixed Income	Trading	568 567	568 567
- B4 – Inflation Linked Investment	Trading	499 910	499 910
Operational portfolio – EIF	Available for sale	530 174 (4)	530 174
Asset backed securities (Note D)	Held-to-maturity	8 220 943	7 728 304 (5)
		22 582 881	**22 170 489**

(*) Market value including accrued interest
(1) including unrealised gain of EUR '000 423
(2) including unrealised loss of EUR '000 - 6 625
(3) including unrealised loss of EUR '000 - 869
(4) including unrealised loss of EUR '000 - 213
(5) The Asset backed securities set out above are accounted for as HTM debt securities and are also undertaken as loan substitutes and as such are considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not represent impairment. Therefore, no impairment has been accounted for.

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EIB Group Financial Report 2009

At 31.12.2008	Classification	Book value	Market value (*)
Group investment portfolio	Held-to-maturity	2 262 443	2 327 598
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	2 108 223	2 108 223
- money market securities and money market funds with a max. 18 month maturity A2	Available for sale	1 364 554 (1)	1 364 554
Operational bond portfolios:			
- B1 - Credit Spread	Available for sale	890 162 (2)	890 162
- B2 - Alternative Investment	Available for sale	145 685 (3)	145 685
- B3 - Global Fixed Income	Trading	526 291	526 291
Operational portfolio – EIF	Available for sale	149 128 (4)	149 128
Asset backed securities (Note D)	Held-to-maturity	5 799 994	5 300 242 (5)
		13 246 480	**12 811 883**

(*) Market value including accrued interest
(1) including unrealised loss of EUR '000 - 926
(2) including unrealised loss of EUR '000 - 87 477
(3) including unrealised gain of EUR '000 4 315
(4) including unrealised loss of EUR '000 - 5 844
(5) The Asset Backed Securities set out above are accounted for as HTM debt securities and are also undertaken as loan substitutes and as such are considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not represent impairment. Therefore, no impairment has been accounted for.

The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The book value of securities lending activity amounts to EUR '000 471 434 at the end of December 2009 (2008: EUR '000 367 704).

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EIB Group Financial Report 2009

B.3. Shares and other variable-yield securities (in EUR'000)

This balance comprises:

	AFS Venture Capital operations	AFS EBRD shares	AFS shares acquired following loan assets restructuring	AFS investment funds	Total
Cost					
At 1 January 2009	1 740 764	157 500[1]	30 873	138 429	2 067 566
Net additions	148 590	0	- 30 873	83 959	201 676
At 31 December 2009	**1 889 354**	**157 500**	**0**	**222 388**	**2 269 242**
Unrealised gains / losses					
At 1 January 2009	373 964	259 852	- 1 884	- 700	631 232
Unrealised gains	14 410	0	1 884	17 350	33 644
Unrealised losses	- 54 554	- 62 660	0	0	- 117 214
At 31 December 2009	**333 820**	**197 192**	**0**	**16 650**	**547 662**
Impairment					
At 1 January 2009	- 694 402	0	- 21 158	0	- 715 560
Additions	- 104 599	0	0	0	- 104 599
Uses	0	0	21 158	0	21 158
At 31 December 2009	- 799 001	**0**	**0**	**0**	- 799 001
Net book value					
At 31 December 2009	**1 424 173**	**354 692**	**0**[2]	**239 038**	**2 017 903**
At 31 December 2008	**1 420 326**	**417 352**	**7 831**	**137 729**	**1 983 238**

(1) The actual capital paid in by the Group in respect of its subscription of EUR '000 600 000 to the capital of the EBRD amounts to EUR '000 157 500 at 31 December 2009 (2008: EUR '000 157 500). The Group holds 3.03% of the subscribed capital.

(2) The Group has sold all its investments in Eurotunnel by 31 December 2009. The total number of ordinary Eurotunnel shares held by the Group as at 31 December 2009 is nil (2008: 1 596 713, valued at EUR '000 6 133). The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Group as at 31 December 2009 is nil (2008: 12 422, valued at EUR '000 1 026). Furthermore, the Group holds nil warrants in the balance sheet at year-end (2008: 4 800 000 warrants). The sale during the 2009 year of shares, ORAs and warrants resulted in a realised profit of EUR 2.2 million.

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2009	31.12.2008
Term deposits	9 017 262	14 490 118
Tripartite reverse repos (*)	10 098 719	7 255 238
	19 115 981	**21 745 356**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

152

EIB Group Financial Report 2009

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2009	Total 2008
Disbursed portion	117 560 917	203 106 638	320 667 555	291 885 091
Undisbursed loans	18 686 622	63 156 626	81 843 248	58 869 527
Aggregate loans granted	**136 247 539**	**266 263 264**	**402 510 803**	**350 754 618**

	31.12.2009	31.12.2008
Aggregate loans granted	402 510 803	350 754 618
Asset backed securities portfolio (Note B.2)	8 220 943	5 799 994
Aggregate loans including asset backed securities portfolio	**410 731 746**	**356 554 612**

D.2. Impairment on loans and advances, net of reversals

Specific impairment is created against all F-graded loans and against E-graded ones (see Note S) when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are tabulated below:

	2009	2008
Specific impairment at beginning of the year	17 500	37 050
Allowance during the year	88 800	0
Release during the year	0	- 18 219 (*)
Foreign exchange adjustment	0	- 1 331
Specific impairment at end of the year	**106 300**	**17 500**

(*) The amount of EUR'000 18 219 was released following the sale during 2008, of loan assets for which a specific impairment has previously been established. The sale of those loan assets resulted in a realised loss of EUR'000 - 15 467.

The accrued interest on impaired loans as at 31 December 2009 amounts to EUR '000 3 723 (2008: EUR '000 1 158). As at 31 December 2008 and 2009, there is no related collateral held for impaired loans (Note S.2.3.4.).

153

EIB Group Financial Report 2009

D.3. Geographical breakdown of lending by country in which projects are allocated

Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
Spain	666	61 689 824	56 701 207	4 988 617	15.19%	15.43%
Germany	733	54 590 294	46 793 656	7 796 638	13.45%	14.05%
Italy	534	50 804 361	40 643 772	10 160 589	12.51%	12.82%
France	395	38 819 742	32 630 496	6 189 246	9.56%	10.02%
United Kingdom	226	27 644 050	21 848 048	5 796 002	6.81%	6.44%
Portugal	285	21 676 805	18 542 564	3 134 241	5.34%	5.45%
Poland	158	18 123 756	12 543 892	5 579 864	4.46%	3.84%
Greece	146	14 821 604	12 963 476	1 858 128	3.65%	3.95%
Hungary	114	9 472 550	7 408 458	2 064 092	2.33%	2.18%
Austria	191	8 686 805	8 257 805	429 000	2.14%	2.14%
Czech Republic	100	8 561 322	6 213 517	2 347 805	2.11%	2.26%
Belgium	87	7 698 981	6 218 779	1 480 202	1.90%	1.85%
Netherlands	65	6 781 356	4 335 503	2 445 853	1.67%	1.48%
Finland	110	6 663 713	6 070 713	593 000	1.64%	1.71%
Romania	72	6 413 799	2 579 922	3 833 877	1.58%	1.45%
Sweden	72	5 097 638	4 569 525	528 113	1.26%	1.17%
Ireland	56	4 289 388	3 164 700	1 124 688	1.06%	1.06%
Slovenia	49	2 706 648	1 937 648	769 000	0.67%	0.65%
Denmark	45	2 419 507	1 854 067	565 440	0.60%	0.70%
Bulgaria	42	2 398 958	801 549	1 597 409	0.59%	0.65%
Latvia	28	1 594 363	749 363	845 000	0.39%	0.31%
Cyprus	29	1 415 257	1 045 097	370 160	0.35%	0.36%
Slovakia	43	1 349 231	1 065 370	283 861	0.33%	0.30%
Lithuania	16	1 328 846	839 846	489 000	0.33%	0.05%
Estonia	14	1 032 018	485 518	546 500	0.25%	0.06%
Luxembourg	27	838 614	729 129	109 485	0.21%	0.18%
Malta	4	202 853	47 353	155 500	0.05%	0.06%
Total (nominal value)	**4 307**	**367 122 283**	**301 040 973**	**66 081 310**	**90.43%**	**90.63%**

Loans for projects outside the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2009	% of total 2008
ACP States	101	1 782 305	930 686	851 619	0.44%	0.44%
South Africa	32	1 217 485	666 725	550 760	0.30%	0.29%
Mediterranean Countries	228	11 334 745	7 019 394	4 315 351	2.79%	3.01%
Balkans	115	3 832 404	1 515 538	2 316 866	0.94%	0.79%
Candidate Countries	140	14 263 200	8 970 504	5 292 696	3.51%	3.34%
Eastern Europe, Southern Caucasus and Russia	10	705 960	264 870	441 090	0.17%	0.14%
OCT	5	12 874	2 874	10 000	0.00%	0.00%
EFTA Countries	17	1 325 049	1 205 049	120 000	0.33%	0.40%
Central and Latin America	42	2 107 649	1 410 410	697 239	0.52%	0.42%
Asia	35	2 288 973	1 122 656	1 166 317	0.56%	0.54%
Total (nominal value)	**725**	**38 870 644**	**23 108 706**	**15 761 938**	**9.57%**	**9.37%**
TOTAL 2009 (nominal value)	**5 032**	**405 992 927(*)**	**324 149 679(*)**	**81 843 248**	**100.00%**	
TOTAL 2008 (nominal value)	**4 839**	**350 288 645(*)**	**291 419 118(*)**	**58 869 527**		**100.00%**

(*) Aggregate loans including asset backed securities

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EIB Group Financial Report 2009

	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion
TOTAL 2009 (nominal value)	5 032	405 992 927	324 149 679	81 843 248
Change in fair value on loans (**)		4 738 819	4 738 819	
TOTAL 2009	5 032	410 731 746 (*)	328 888 498 (*)	81 843 248
TOTAL 2008	4 839	356 554 612	297 685 085 (*)	58 869 527

(*) Aggregate loans including Asset backed securities
(**) Refer to Note A.4.9 for the definition of Fair value on loans

D.4. Change in impairment on guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a credit loss in respect of guarantees granted. This provision amounts to EUR'000 70 412 as at 31 December 2009 (2008: EUR'000 8 984).

The impairment on guarantees issued totalled EUR'000 - 60 299 in 2009 (2008: EUR'000 - 5 127).

Note E – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost					
At 1 January 2009	10 085	353 777	78 837	442 699	6 664
Additions	302	3 645	13 574	17 521	2 797
Disposals	0	0	- 8 992	- 8 992	- 2 553
At 31 December 2009	**10 387**	**357 422**	**83 419**	**451 228**	**6 908**
Accumulated depreciation					
At 1 January 2009	0	- 92 213	- 34 302	- 126 515	- 2 348
Depreciation	0	- 12 096	- 14 290	- 26 386	- 2 296
Disposals	0	0	8 992	8 992	2 553
At 31 December 2009	**0**	**- 104 309**	**- 39 600**	**- 143 909**	**- 2 091**
Net book value					
At 31 December 2009	**10 387**	**253 113**	**43 819**	**307 319**	**4 817**
At 31 December 2008	**10 085**	**261 564**	**44 535**	**316 184**	**4 316**

All land and buildings are used by the Group for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR '000 215 226 (2008: EUR '000 211 769). For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

In 2008, the carrying value of land and Luxembourg buildings for the EIF was transferred from Property, furniture, equipment to Assets held for sale (see note A.4.13). Due to the suppression of the market for commercial property the building has not been sold within the last 12 months, however the EIF remains committed to selling the property and the criteria for classifying it as a non-current asset held for sale are still met.

155

EIB Group Financial Report 2009

Note F – Deferred income (in EUR '000)

Deferred income	31.12.2009	31.12.2008
– Interest subsidies received in advance [1]	177 228	171 155
	177 228	**171 155**

[1] Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item deferred income, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note G – Other assets, sundry creditors and sundry liabilities (in EUR '000)

Other assets	31.12.2009	31.12.2008
– Loan instalments receivable	23 677	99 893
– Staff housing loans and advances (*)	15 712	18 764
– Advances on salaries and allowances	248	1 210
– Commission receivable on guarantees and venture capital operations	15 205	8 874
– Other	52 072	31 214
	106 914	**159 955**

Sundry creditors	31.12.2009	31.12.2008
– Optional Supplementary Provident Scheme (Note J)	190 904	189 004
– Commitment of purchase of non-controlling interest (**)	352 085	367 842
– Payable on HIPC initiative	46 872	46 872
– Personnel costs payable	2 017	8 674
– Western Balkans infrastructure	10 000	5 000
– Other	65 439	73 729
	667 317	**691 121**

Sundry liabilities	31.12.2009	31.12.2008
– Financial guarantees issued in respect of venture capital operations	20 942	18 991
– Provision for employees' departure indemnities	25 044	24 132
	45 986	**43 123**

(*) The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

(**) As at 31 December 2009, the portion of non Controlling interest on the balance sheet amounts to EUR 352 million (2008: EUR 368 million) and on the consolidated result (Note L) amounts to EUR - 3 million (2008: EUR 13 million). Under the terms of replacement share purchase undertaking in respect of the 1 114 shares held by EIF's non controlling interests (2008: 1 043 shares), the Bank is offering to buy these at an exercise price of EUR 389 million (2008: EUR 363 million) determined on the basis of the audited 2008 annual accounts net of the dividend decided by the EIF's General Meeting.

156

EIB Group Financial Report 2009

Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2009	31.12.2008
Short-term borrowings	4 380 414	5 778 863
Promissory notes issued in respect of paid-in capital of EBRD	0	1 013
Repo with Central Banks	100 147	0
	4 480 561	**5 779 876**

H.2. Amounts owed to customers

	31.12.2009	31.12.2008
Repayable on demand (*)	1 256 333	1 201 858
Short-term borrowings	1 106 828	179 477
	2 363 161	**1 381 335**

(*) Includes European Union and Member States accounts:

	31.12.2009	31.12.2008
European Union and Member States accounts:		
– For Special Section operations and related unsettled amounts	332 310	368 727
– Deposit accounts	899 908	833 131

157

EIB Group Financial Report 2009

Note I – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2009 and 2008, together with the average rates and due dates.

BORROWINGS					
PAYABLE IN	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009	DUE DATES	OUTSTANDING AT 31.12.2008	AVERAGE RATE 2008
EUR	136 846 665	3.77	2010/2057	107 902 959	4.02
GBP	51 032 542	4.77	2010/2054	47 705 235	5.11
DKK	604 692	2.77	2010/2026	536 869	2.86
SEK	1 961 373	3.72	2011/2028	1 985 281	4.18
CZK	598 190	4.00	2010/2030	928 119	5.03
HUF	525 109	6.83	2010/2016	731 159	7.20
PLN	378 058	6.24	2010/2026	465 206	6.29
BGN	171 285	5.72	2011/2013	309 336	6.60
RON	106 225	8.88	2014/2016	74 580	7.00
USD	78 348 270	3.42	2010/2058	77 423 397	3.72
CHF	5 763 009	2.41	2010/2036	4 468 687	2.47
JPY	10 607 943	0.73	2011/2047	10 331 351	0.97
NOK	2 383 494	4.42	2010/2025	1 315 897	4.08
CAD	778 221	4.72	2037/2045	770 751	4.70
AUD	9 099 260	5.85	2010/2021	4 971 016	5.83
HKD	227 380	1.46	2010/2019	77 883	6.97
NZD	2 749 583	7.13	2010/2017	2 806 416	6.88
ZAR	1 256 187	8.49	2010/2018	1 160 062	8.91
MXN	30 550	6.65	2015/2015	79 425	8.57
TWD	65 574	4.21	2010/2013	176 856	1.66
TRY	1 991 631	12.37	2010/2022	2 518 980	14.04
ISK	95 036	8.74	2010/2011	113 793	9.47
RUB	138 110	8.14	2011/2019	135 770	7.39
TOTAL	**305 758 387**			**266 989 028**	

	OUTSTANDING AT 31.12.2009	OUTSTANDING AT 31.12.2008
Total debts (notional value)	**305 758 387**	**266 989 028**
Change in fair value on borrowings (*)	18 089 581	17 511 917
Total debts	**323 847 968**	**284 500 945**

(*) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2009 amounts to EUR 284 million (2008: EUR 238 million). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2009 amounts to EUR 22 million (2008: EUR 29 million).

Refer to Note A.4.15 for the definition of Fair value on borrowings

158

EIB Group Financial Report 2009

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2009 and was rolled forward to 31 December 2009.

An additional plan is not included in the figures below: it is the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 191 million (2008: EUR 189 million) is entered under "Sundry creditors" (Note G).

Net benefit expense (recognised in consolidated income statement) in 2009:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2009
Current service cost [1]	26 543	994	1 655	13 853	43 045
Interest cost on benefit obligation [2]	62 541	1 741	938	5 193	70 413
Special termination benefits [1]	10 719	0	0	0	10 719
Recognition of actuarial (gains)/losses [1]	5 634	10	- 6	- 170	5 468
Net benefit expense	**105 437**	**2 745**	**2 587**	**18 876**	**129 645**

Net benefit expense (recognised in consolidated income statement) in 2008:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2008
Current service cost [1]	24 271	1 197	1 249	5 058	31 775
Interest cost on benefit obligation [2]	57 061	1 625	697	4 750	64 133
Special termination benefits [1]	3 830	0	0	0	3 830
Recognition of actuarial (gains)/losses [1]	10 046	151	38	225	10 460
Net benefit expense	**95 208**	**2 973**	**1 984**	**10 033**	**110 198**

[1] Recognised in General administrative expenses
[2] Recognised in Interest expense and similar charges

Benefit liabilities as at 31 December 2009:

	EIB Pension	Management Committee Pension [1]	EIF Pension	Health Insurance	Total 2009
Benefit obligation	1 137 436	34 204	19 677	102 097	1 293 414
Unrecognised net actuarial losses / gains	- 56 842	761	- 469	5 428	- 51 122
Net liability	**1 080 594**	**34 965**	**19 208**	**107 525**	**1 242 292**

Benefit liabilities as at 31 December 2008:

	EIB Pension	Management Committee Pension [1]	EIF Pension	Health Insurance	Total 2008
Benefit obligation	1 059 102	34 407	15 340	88 048	1 196 897
Unrecognised net actuarial losses / gains	- 76 793	- 116	60	2 752	- 74 097
Net liability	**982 309**	**34 291**	**15 400**	**90 800**	**1 122 800**

159

EIB Group Financial Report 2009

Movements in the benefit (asset)/liability during the year ended 31 December 2009 are as follows (in EUR '000):

	EIB Staff Pension Plan	Management Committee Pension Plan [1]	EIF Staff Pension Plan	Health Insurance Plan	Total
At 1 January 2009	982 309	34 291	15 400	90 800	1 122 800
Net benefit expense	105 437	2 745	2 587	18 876	129 645
Benefit payments net of employee contributions	- 7 152	- 2 071	1 221	- 2 151	- 10 153
At 31 December 2009	**1 080 594**	**34 965**	**19 208**	**107 525**	**1 242 292**

[1] This amount includes indemnities 2009: EUR '000 4 291 (2008: EUR '000 4 589) that are not subject to IAS 19 actuarial valuations.

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

	2009	2008
	in %	in %
Discount rate for pension plans	6.19	6.00
Discount rate for health insurance plan	4.50	6.00
Future salary increase (including inflation)	4.50	4.50
Future pension increases	2.00	2.00
Healthcare cost increase rate	4.00	4.00
Actuarial tables	LPP 2005	LPP 2005

The table below shows the sensitivity of both benefit expenses for 2009 and defined benefit obligation as at 31 December 2009 of the Health Insurance Plan to a 1% increase and decrease in the healthcare cost increase rate (in EUR'000):

	1% increase	1% decrease
Benefit expenses	3 182	- 2 403
Defined benefit obligation	21 838	- 17 165

The table below shows the actuarial experience (gain)/loss for the different Plans for 2008 to 2009:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total
2009	12 016	- 495	1 452	41	13 014
2008	29 895	- 434	653	- 1 084	29 030

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EIB Group Financial Report 2009

The table below shows the evolution of the Defined Benefit Obligation during the year under review:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2009
Obligation at the beginning of the year	1 059 102	34 407	15 340	88 048	1 196 897
Current service cost	26 543	994	1 655	13 853	43 045
Employee contributions	12 613	0	1 058	0	13 671
Interest cost	62 541	1 741	938	5 193	70 413
Benefit payments	- 19 765	- 2 071	163	- 2 151	- 23 824
Experience (gain)/loss	12 016	- 495	1 452	41	13 014
Change in assumptions	- 26 333	- 372	- 929	- 2 887	- 30 521
Special termination benefits (*)	10 719	0	0	0	10 719
Benefit obligation as at 31 December 2009	**1 137 436**	**34 204**	**19 677**	**102 097**	**1 293 414**

(*) These benefits relate to early retirement of staff

Note K – Result for the financial year (in EUR '000)

On 8 June 2010 the appropriation of the balance of the profit and loss account of the stand-alone financial statements of the Bank for the year ended 31 December 2009, which amounts to EUR'000 1 876 894, will be submitted for approval by the Board of Governors.

Note L – "Interest and similar income" and "Interest expense and similar charges" (in EUR '000)

L.1. Net interest income

	2009	2008
Interest and similar income		
Loans and advances to credit institutions and customers	8 940 988	13 987 508
Derivatives	7 154 738	183 301
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	400 122	738 987
Interest subsidy from the E.U.	38 439	42 264
Cash in hand, balances with central banks and post office banks	340	202
Other	4 763	29 497
TOTAL	**16 539 390**	**14 981 759**
Interest expense and similar charges		
Debts evidenced by certificates	- 12 361 090	- 12 045 965
Derivatives	- 1 749 502	- 634 154
Interest on benefit obligation	- 70 413	- 64 133
Interest on third party mandates	- 18 082	- 45 143
Amounts owed to credit institutions and to customers	- 34 653	- 53 185
Non Controlling interest (Note A.4.21)	2 909	- 12 845
Other	- 38 515	- 12 870
TOTAL	**- 14 269 346**	**- 12 868 295**
Net interest income	**2 270 044**	**2 113 464**

161

EIB Group Financial Report 2009

The table below sets out the net interest income relating to each class of financial assets and liabilities.

	2009	2008
Interest and similar income		
Trading debt securities	51	22 111
Derivatives	7 154 738	183 301
Designated at fair value through profit and loss	1 777 998	844 896
Held-to-maturity	119 219	575 973
Loans and receivables [1]	7 201 769	13 185 290
Available-for-sale	280 852	140 903
Unwinding of interest on non-financial assets	4 763	29 285
TOTAL	**16 539 390**	**14 981 759**
Interest expense and similar charges		
Trading debt securities	- 76 446	- 99 537
Derivatives	- 1 749 502	- 634 154
Designated at fair value through profit and loss	- 11 596 868	- 10 994 516
Financial liabilities measured at amortised cost	- 742 556	- 1 005 098
Non-financial liabilities	-103 974	- 134 990
TOTAL	**- 14 269 346**	**- 12 868 295**
Net interest income	**2 270 044**	**2 113 464**

[1] Including in this class of financial asset accrued interest on impaired loans as at 31 December 2009 which amount to EUR '000 3 723 (2008: EUR '000 2 600).

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EIB Group Financial Report 2009

L.2. Geographical analysis of "Interest and similar income"

	2009	2008
Spain	1 305 158	2 142 754
Germany	1 049 761	2 007 736
Italy	996 206	1 697 521
France	880 744	1 385 177
United Kingdom	634 245	1 046 518
Greece	534 391	33 559 573
Portugal	531 264	774 332
Poland	411 585	445 231
Hungary	226 252	294 117
Austria	188 155	294 883
Belgium	184 813	198 186
Czech Republic	166 249	229 280
Finland	158 306	232 358
Netherlands	124 903	140 740
Romania	98 174	90 752
Sweden	92 704	165 238
Ireland	83 529	127 842
Slovenia	55 612	75 549
Denmark	46 001	123 126
Slovakia	29 513	42 225
Bulgaria	26 467	24 764
Cyprus	22 880	38 895
Luxembourg	22 554	27 009
Latvia	21 107	23 012
Lithuania	19 867	5 766
Estonia	5 806	8 142
Malta	1 084	582
Total	**7 917 330**	**12 201 308**
Outside the European Union	765 476	886 933
	8 682 806	**13 088 241**
Income not detailed per country (1)	7 856 584	1 893 518
	16 539 390	**14 981 759**

(1) Income not detailed per country:		
1. Revenue from investment portfolio securities and ABS portfolio	220 277	372 786
2. Revenue from operational bond portfolios	56 031	81 592
3. Revenue from operational money market portfolios	122 359	272 911
4. Revenue from money-market operations	328 437	993 529
5. Derivatives	7 154 738	183 301
6. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	4 763	28 245
7. Adjustment on early repayments of loans	- 30 021	- 38 846
	7 856 584	**1 893 518**

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EIB Group Financial Report 2009

Note M – Result on financial operations (in EUR '000)

M.1. Per nature of result

	2009	2008
Net result on derivatives under the fair value option [1]	207 797	- 825 326
Net result on loans and associated swaps under the fair value option [2]	- 1 235 826	- 106 559
Net result on borrowings and associated swaps under the fair value option [3]	- 3 029 215	5 549 832
	- 4 057 244	**4 617 947**
Fair value gains and losses on operational treasury portfolio	10 663	10 390
Realised gains and losses on operational treasury portfolio	313	- 7 638
Foreign exchange gain and loss	2 388	4 841
Gain and loss on buy back of debts evidenced by certificates	6 556	3 430
Gain and loss on wind of ALM swaps	14 826	21 125
Realised loss on sale of shares	- 25 861	9 609
	- 4 048 359	**4 659 704**

[1] The net result on derivatives under the Fair Value Option includes for the majority the fair value of Macro-hedging swaps, which has increased during 2009 even though the interest rates have continued to decrease. On 31 December 2009 the macro hedging swaps evidence a positive impact of EUR'000 207 797 compared to a negative impact of EUR '000 825 326 in 2008. The fair value of macro hedging swaps is mostly influenced by the evolution of the exchange rates.

[2] The Fair Value Option is applied on loans hedged by a derivative and on the derivative itself. As at 31 December 2009, the total outstanding of loans designated at Fair Value stands at EUR 69.2 billion (2008: EUR 59.3 billion), as only loans at a fixed rate are being hedged. The use of Fair Value Option on loans generates a decrease of EUR' 000 -1 235 826 on the income statement at 31 December 2009 (2008: EUR' 000 - 106 559). The negative result is attributable to the increases of the funding curve levels since the beginning of 2009. In particular, the increase of the funding curve has caused the fair value of the loans to decrease relative to the fair value of the hedging swaps, the latter being influenced only by the level of the swap curve and not by that of the funding curve. Therefore the downward movement in the fair value of the loans was more than compensated by the change in the fair value of the corresponding hedging swaps.

[3] The Fair Value Option is applied on borrowings hedged by derivatives and the derivatives themselves. The majority of the borrowings are systematically hedged, and the volume of borrowings designated at Fair Value amounts to EUR 301.6 billion (2008: EUR 254.5 billion) as at 31 December 2009. The net impact on the income statement at 31 December 2009 on borrowings and associated swaps is a decrease of the profit for the year by EUR'000 - 3 029 215 (2008: increased by EUR'000 5 549 832). This negative change is essentially due to the continuing tightening of EIB credit spreads in the secondary market. Overall, bond prices are observed directly in the market and are very sensitive to market situation, while swap values are derived from internal valuation models. In this context, the fair value of borrowings increases by EUR' 000 459 479 and the fair value of derivatives hedging borrowings decreases by EUR' 000 3 488 694 and the net result of the variation of the fair value of the liabilities and the hedging items results in an accounting loss of EUR' 000 - 3 029 215. The opposite phenomenon was observed last year (EUR' 000 5 549 832). For the existing operations, this negative impact will be completely neutralised once the cash flows on both the borrowings and the hedging swaps will have actually occurred, as it is the Group's intent to hold these positions until maturity. The outstanding amount of borrowing operations involved (EUR 301.6 billion) is such that even small changes in the involved market conditions have a significant impact on the result.

M.2. Per category of assets and liabilities

	2009	2008
Financial assets available-for-sale	- 21 135	4 044
Financial assets designated at fair value through profit and loss	459 478	3 878 973
Financial liabilities designated at fair value through profit and loss	- 993 178	- 10 994 901
Financial instruments held for trading	- 3 542 988	11 742 191
Other	7 148	29 397
	- 4 048 359	**4 659 704**

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EIB Group Financial Report 2009

Note N – Other operating income (in EUR '000)

	2009	2008
Reversal of previous year's accruals of general administrative expenses	4 119	3 999
Other	6 640	2 052
	10 759	**6 051**

Note O – "Fee and commission income" and "Fee and commission expense" (in EUR '000)

O.1. Fee and commission income

	2009	2008
Commission on Investment Facility – Cotonou (Note V)	36 405	35 741
Commission income from advisory activities	50 165	32 380
Commission on loans	22 364	18 893
Commission on guarantees	43 388	23 526
Commission on Jaspers (Note V)	16 933	14 933
Commission on Jessica (Note V)	4 976	3 962
Commission on Jeremie (Note V)	6 961	0
Commission on Jasmine (Note V)	257	0
Commission on Yaoundé/Lomé conventions (Note Y)	8 458	10 371
Commission on other European Union institutions and EU countries	17 098	28 428
	207 005	**168 234**

O.2. Fee and commission expense

	2009	2008
Commission expense	- 117	- 125

Note P – General administrative expenses (in EUR '000)

	2009	2008
Salaries and allowances (*)	- 208 747	- 187 327
Welfare contributions and other social costs	- 119 949	- 102 148
Staff costs	- 328 696	- 289 475
Other general and administrative expenses	- 117 800	- 107 663
	- 446 496	**- 397 138**

(*) Of which the amount for members of the Management Committee is EUR '000 2 924 at 31 December 2009 and EUR '000 2 821 at 31 December 2008.

The number of persons employed by the Group was 1 896 at 31 December 2009 (1 744 at 31 December 2008).

165

Note Q – Derivative financial instruments Q.1. Usage of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised in line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives most commonly used are: Currency swaps Currency swaps are contracts under which it is agreed to convert funds into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. The use of derivatives by the Bank is limited to the hedging of individual transactions in the area of borrowing and treasury activities and, to a minor degree, to asset and liability management. In the liquidity management of the Group The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short-term currency swaps and short term forwards stood at EUR 12 139 million at 31 December 2009, against EUR 16 296 million at 31 December 2008. Long-term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 335 million at 31 December 2009 (2008: EUR 394 million). In the Asset Liability Management of the Group The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group. Accordingly, the Group: has adopted an own funds investment profile ensur- ing a stable and high flow of income; manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Effective 1 January 2009, the Group adopted the amendment to IFRS 7 – Financial Instruments: Disclosures, for financial instruments that are measured in the balance sheet at fair value. This standard requires disclosure of fair value measurements by level of the following fair value measurement hierarchy: Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flows models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of EIB Group Financial Report 2009 166

EIB Group Financial Report 2009

the financial instrument at the reporting date that would have been determined by market participants acting at arm's length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross currency models and in the estimation of volatilities for some long dated equity linked and inflation linked transactions

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2009 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps used for trading	0	0	299 702	9 546	16 677	- 2	316 379	9 544
Cross Currency Swaps used for trading	0	0	102 225	- 3 819	5 623	19	107 848	- 3 800
Credit Default Swaps used for trading	0	0	0	0	197	2	197	2
Forward foreign exchange contracts	0	0	12 139	255	0	0	12 139	255
Futures contracts	335	0	0	0	0	0	335	0
Overnight indexed Swaps	0	0	0	0	0	0	0	0
Forward Rate agreements	0	0	0	0	0	0	0	0
Guarantees associated to derivatives	0	0	0	0	0	0	0	0
Total	**335**	**0**	**414 066**	**5 982**	**22 497**	**19**	**436 898**	**6 001**

Derivatives by valuation method as at 31 December 2008 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps used for trading	0	0	259 873	11 850	16 309	- 873	276 182	10 977
Cross Currency Swaps used for trading	0	0	84 488	- 6 007	5 966	400	90 454	- 5 607
Credit Default Swaps used for trading	0	0	0	0	172	10	172	10
Forward foreign exchange contracts	0	0	16 296	- 989	0	0	16 296	- 989
Futures contracts	394	- 1	0	0	0	0	394	- 1
Overnight indexed Swaps	0	0	0	0	0	0	0	0
Forward Rate agreements	0	0	5 472	1	0	0	5 472	1
Guarantees associated to derivatives	0	0	0	0	1 217	- 3	1 217	- 3
Total	**394**	**- 1**	**366 129**	**4 855**	**23 664**	**- 466**	**390 187**	**4 388**

167

EIB Group Financial Report 2009

Quoted prices for the majority EIB's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison by category of the carrying amounts and fair values of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

	Carrying value 31.12.2009	Fair value 31.12.2009	Carrying value 31.12.2008	Fair value 31.12.2008
Assets carried at fair value				
Available-for-sale financial assets	5 733	5 733	4 533	4 533
Financial assets designated at fair value through profit or loss	69 214	69 214	59 257	59 257
Financial assets held for trading	21 936	21 936	22 388	22 388
Total	**96 883**	**96 883**	**86 178**	**86 178**
Assets carried at amortised cost				
Held-to-maturity investments	17 800	17 391	10 171	9 736
Loans and receivables	271 058	269 570	254 633	255 748
Total	**288 858**	**286 961**	**264 804**	**265 484**
Total financial assets	**385 741**	**383 844**	**350 982**	**351 662**
Liabilities carried at fair value				
Financial liabilities held for trading	14 867	14 867	17 474	17 474
Financial liabilities designated at fair value through profit or loss	301 642	301 642	254 526	254 526
Total	**316 509**	**316 509**	**272 000**	**272 000**
Liabilities carried at amortised cost				
Liabilities measured at amortised cost	29 050	30 115	35 934	37 371
Total	**29 050**	**30 115**	**35 934**	**37 371**
Total financial liabilities	**345 559**	**346 624**	**307 934**	**309 371**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities.

Assets for which fair value approximates carrying value

For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

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EIB Group Financial Report 2009

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without an available market price the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs.

	Level 1	Level 2	Level 3			
	Quoted market price 2009	Valuation techniques – market observable input 2009	Valuation techniques – non market observable input 2009	Total 2009		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	1 068	19 834	1 034	21 936	0	21 936
Financial assets designated at fair value through profit or loss	0	65 856	3 358	69 230	- 16	69 214
Financial investments – Available-for-sale	2 235	777	2 721	5 733	0	5 733
Total	**3 303**	**86 467**	**7 113**	**96 899**	**- 16**	**96 883**
Financial liabilities						
Financial liabilities held for trading	0	13 851	1 016	0	14 867	14 867
Financial liabilities designated at fair value through profit or loss	254 550	33 770	13 322	- 1 581	303 223	301 642
Total	**254 550**	**47 621**	**14 338**	**- 1 581**	**318 090**	**316 509**

	Level 1	Level 2	Level 3			
	Quoted market price 2008	Valuation techniques – market observable input 2008	Valuation techniques – non market observable input 2008	Total 2008		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	526	20 854	1 008	22 388	0	22 388
Financial assets designated at fair value through profit or loss	0	56 158	3 099	59 258	- 1	59 257
Financial investments – Available-for-sale	1 993	419	2 121	4 533	0	4 533
Total	**2 519**	**77 431**	**6 228**	**86 179**	**- 1**	**86 178**
Financial liabilities						
Financial liabilities held for trading	1	16 000	1 473	0	17 474	17 474
Financial liabilities designated at fair value through profit or loss	206 206	33 916	14 404	- 1 229	255 755	254 526
Total	**206 207**	**49 916**	**15 877**	**- 1 229**	**273 229**	**272 000**

169

EIB Group Financial Report 2009

In 2009, the Group made transfers from level 1 to 2 of the fair value hierarchy:

- Investment securities (available for sale) of EUR 59 million.
- Financial liabilities designated at fair value through profit or loss of EUR 8 601 million.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial liabilities designated at fair value through profit or loss of EUR 1 957 million.

The following table presents the changes in Level 3 instruments for the year ended at 31 December 2009:

	Financial assets held for trading	Financial assets designated at fair value through P/L	Financial investments – Available-for-Sale	Financial liabilities held for trading	Financial liabilities designated at fair value through P/L	Total
Balance at 1 January 2009	**1 008**	**3 099**	**2 121**	**- 1 473**	**- 14 404**	**- 9 649**
Total gains or losses						
- in profit or loss	- 25	34	- 131	416	- 74	**220**
- in other comprehensive income	0	0	- 87	0	0	**- 87**
Purchases	7	648	780	- 36	0	**1 399**
Issues	0	0	0	0	- 12	**- 12**
Settlement	- 47	- 423	0	35	895	**460**
Aggregate transfers into Level 3	180	0	38	- 14	- 1 339	**- 1 135**
Aggregate transfers out of Level 3	- 89	0	0	56	1 612	**1 579**
Balance at 31 December 2009	**1 034**	**3 358**	**2 721**	**- 1 016**	**- 13 322**	**- 7 225**

Change in fair value of financial instruments designated at fair value through profit and loss using a valuation technique based on non market observable input, due to alternative assumptions

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 9 million using less favourable assumptions and an increase of approximately EUR 74 million using more favourable assumptions for 31 December 2009 and a reduction of approximately EUR 12 million using less favourable assumptions and an increase of approximately EUR 28 million using more favourable assumptions for 31 December 2008.

Financial assets designated at fair value through profit and loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit and loss amounts to EUR 69 214 million (2008: EUR 59 257 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group's counterparts amounts to a loss of EUR 38.5 million (2008: loss of EUR 12.44 million) and the change for the current year is a loss of EUR 26.1 million (2008: loss of EUR 15.4 million). The changes in fair value of financial assets designated at fair value through profit and loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit and loss.

Financial liabilities designated at fair value through profit and loss

The financial liabilities designated at fair value through profit and loss are debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

The cumulative change in fair value of quoted financial liabilities designated at fair value through profit and loss attributable to change on credit risk of the Group amounts to a profit of EUR 1 804 million (2008: profit of EUR 4 984 million) and the change for the current year

170

is a loss of EUR 3 180 million (2008: profit of EUR 6 008 million). The changes in fair value of financial liabilities designated at fair value through profit and loss attributable to the change in credit risk have been calculated by determining the difference between the changes in the quoted fair value minus the changes in fair value due to market risk based on valuation techniques. The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit and loss is EUR 17 424 million (2008: EUR 16 825 million) less than the carrying amount as at 31 December 2009. Note S – Risk Management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and Operational risk - the potential loss resulting from in- adequate or failed internal processes, people and systems or from external events. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. S.1. Risk Management Organisation S.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) has, since November 2003, initially been structured around two departments – namely the Credit Risk (CRD) and the Assets and Liabilities Management (ALM), Derivatives, Financial and Operational Risk (FRD) Departments – and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature, thereby also preparing for the riskier transactions resulting from its “take-more-risk” strategy, the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio it is the responsibility of Transaction Management & Restructuring (TMR), an autonomous department, reporting to a separate Vice-President. In 2009, TMR focused on monitoring the higher risk counterparts and certain forms EIB Group Financial Report 2009 171 of security; it also managed transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. S.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do in fact occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. S.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore that all material financial risks are hedged. Following best market practice, all new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Group’s overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank’s shareholders, the Bank’s borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5-5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division independently reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensures an unbiased review of the Fund’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the private equity and venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk Management team, a Portfolio GS Risk Management team and a Monitoring & Administration (MA) team covering both business lines. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to catalyse further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. EIB Group Financial Report 2009 172

Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolios of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of the current financial crisis, the Fund has been closely monitoring the valuations reported by PE fund managers, and also other specific risks linked to the crisis. The Fund has also run more stringent stress test scenarios on its PE funds portfolios to assess the impact of a worsening and/or continuation of the financial crisis. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantee and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. The guarantees portfolio is valued according to marked-to model. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In the context of the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation, expected losses, as well as on the profit and loss. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s policies on credit risk are approved by the Group’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. EIB Group Financial Report 2009 173

EIB Group Financial Report 2009

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	31.12.2009	31.12.2008
Financial assets		
Loans and receivables	271 058	254 633
Financial assets held for trading	21 936	22 388
Financial assets designated at fair value through P/L	69 214	59 257
Financial assets – Available-for-sale	5 733	4 533
Financial assets – Held-to-maturity	17 800	10 171
Non financial assets excluding subscribed capital and reserves, called but not paid	457	520
Total	**386 198**	**351 502**
Off-balance-sheet		
Contingent liabilities	2 911	4 083
Commitments		
- Undisbursed loans	81 843	58 870
- Undisbursed Venture Capital operations	1 393	1 227
- Other	954	777
Total	**87 101**	**64 957**
Total credit risk exposure	**473 299**	**416 459**

Where financial instruments are recorded at fair value, the amounts shown above represent maximum risk exposure that could arise in the future as a result of change in values.

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

In line with best practice in the banking sector, an internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. At the Group, LGs reflect the present value of the estimated level of the "expected loss", this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as help in distributing monitoring efforts;
- as a description of the loan's portfolio quality at any given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

i) The borrower's creditworthiness: RM/CRD independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel II Advanced Approach chosen, the Group has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default probabilities, the lower the value of the guarantee and therefore the lower the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its internal grading.

174

The loan’s duration: all else being equal, the longer v) the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan’s expected loss is computed by combining the five elements discussed above. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A° comprises EU sovereign risks, that is loans granted to – or fully, explicitly and unconditionally guaranteed by – Member States where no repayment difficulties are expected. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be quite limited. B High quality loans: these represent an asset class with which the Group feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement. D This rating class represents the borderline between “acceptable quality” loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated D- require heightened monitoring. E This LG category includes loans that in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, they require careful, close and high monitoring. The sub-classes E+ and E- differentiate the intensity of this special monitoring process, with those operations graded E- being in a position where there is a strong possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Group are graded F and a specific provision is applied. Generally, loans internally graded D- or below are placed on the Watch List. However, under the Structured Finance Facility (SFF) and the Special Femip Envelope (SFE), a limited amount of credit exposures with an original LG of D- or less can be accepted. In addition to the deal-by-deal analysis of each loan, the Group, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Group’s loan book. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities(*) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 75% and 100% of pool of signed(1) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). The total nominal amount of loans signed under this category as at 31 December 2009 amounts to EUR 28 906 million (2008: EUR 25 376 million) including an undisbursed amount of EUR 12 039 million (2008: EUR 19 683 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. S.2.3.3. Analysis of lending credit risk exposure In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based (1) Under the new Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. EIB Group Financial Report 2009 175

EIB Group Financial Report 2009

on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2009 (in EUR million)		Guarantor				Not Guaranteed [2]	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	27 724	28 321	6 462	14 921	32 509	**109 937**	**27 917**
	Bank	13 159	31 057	37 240	7 291	19 584	**108 331**	**18 882**
	Public	4 341	697	9 903	20 024	27 127	**62 092**	**15 012**
	State	0	0	0	0	23 178	**23 178**	**7 993**
Total disbursed [3] [4] [5]		**45 224**	**60 075**	**53 605**	**42 236**	**102 398**	**303 538**	**69 804**
Signed not disbursed [3] [4] [5]		**12 949**	**8 997**	**7 298**	**16 335**	**24 225**	**69 804**	

[2] These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

[3] These amounts include loans granted under Facilities.

[4] These amounts do not include asset backed securities (2009: EUR 8 221 million; 2008: EUR 5 780 million).

[5] These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

2008 (in EUR million)		Guarantor				Not Guaranteed	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	21 418	27 908	5 265	14 470	26 680	**95 741**	**18 448**
	Bank	14 088	25 116	38 094	10 160	16 934	**104 392**	**11 666**
	Public	4 442	739	8 616	18 344	22 640	**54 781**	**12 003**
	State	0	0	0	0	20 960	**20 960**	**7 071**
Total disbursed		**39 948**	**53 763**	**51 975**	**42 974**	**87 214**	**275 874**	**49 188**
Signed not disbursed		**6 762**	**7 296**	**5 394**	**5 782**	**23 954**	**49 188**	

Regarding the lending activities, the Group's total exposure[1] to the banking sector amounts to EUR 127 213 million at the end of December 2009 (2008: EUR 116 058 million), which is equal to 34.1% (2008: 35.7%) of the total of EUR 373 342 million in loans outstanding as at 31 December 2009 (2008: EUR 325 062 million).

Unsecured loans to corporates at the end of December 2009 amounted to EUR 41 843 million[1], which is equal to 11.2% of the total loan book. Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

The overall credit quality of risk portfolio continues to present a strong profile, with loans internally graded A to C representing 91.3% of the loan portfolios as at 31 December 2009, compared with 95.6% at 31 December 2008. The share of loans internally graded D+ (the lowest acceptable internal grading for standard loan operations) and below, was 8.7% (2008: 4.4%) of the loan portfolio, corresponding to EUR 32.4 billion (2008: EUR 14.3 billion).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

All credit risk mitigation instruments accepted by the Bank have been defined in the Credit Risk Policy Guidelines.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2009 and 31 December 2008 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

[1] Including exposure signed but not disbursed yet.

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EIB Group Financial Report 2009

2009 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	16 463	60 026	30 579	18 101	12 685	**137 854**
	Bank	8 389	112 155	5 660	442	567	**127 213**
	Public	20 818	54 360	1 336	572	18	**77 104**
	State	29 998	0	1 173	0	0	**31 171**
TOTAL		**75 668**	**226 541**	**38 748**	**19 115**	**13 270**	**373 342**

2008 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	15 697	56 942	28 695	8 283	4 572	**114 189**
	Bank	5 752	103 678	5 761	438	429	**116 058**
	Public	20 136	45 468	816	0	364	**66 784**
	State	26 846	0	985	200	0	**28 031**
TOTAL		**68 431**	**206 088**	**36 257**	**8 921**	**5 365**	**325 062**

With the decision in favour of the Internal ratings based approach of Basel II, the Group has introduced an internal rating methodology in 2006. A considerable amount of the counterparts have already been rated according to this model. The table below shows a breakdown of the Group's loan portfolio by the rating of the borrower, based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis.

In view of the current market situation, the Group is monitoring the events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking appropriate mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or appropriate action is taken in a timely manner.

The monolines, insuring EUR 5 127 million of the Group's loans, have suffered material downgrades. In view of the non-accelerable nature of their credit enhancement, the Group policies provides for the borrowers to be of acceptable credit standing from the outset. In view of the weakened credit of the monolines, the Group has further enhanced its direct monitoring of the underlying borrowers and projects. Due to the poor performance of an underlying borrower, one project finance operation was put on the Watch List in 2009. For the remainder of the monoline backed exposures the credit quality of the underlying operation remains generally satisfactory. The Bank will continue to monitor this portfolio closely.

As an immediate response to the developments on the financial markets that have been taken place since September 2008, the Group has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an inter-directorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required.

The Group regularly assesses the credit quality of all loan counterparts and, from these periodic assessments, it derives an internal transaction grading. The internal rating scale comprises 10 internal grading classes, from A to F. This grading also takes into account the value of collaterals or securities received, as well as identified structural weaknesses or deterioration in cash flows. The Group does not asses credit risk on a pooled or portfolio basis, but deals with each outstanding transaction individually.

The internal transaction grading is also used to determine the Watch List (all loans with an internal grading of D- to F, other than SFF/LGTT/RSFF transactions unless downgraded post signature), which increased to EUR 1 386 million (EUR 1 126 million end 2008), also reflecting the general economic situation.

The portion of loans internally rated graded A0 to C represents 91.3% of the total risk portfolio (95.6% end 2008). However, this change was largely driven by the rising volume of new signatures under SFF/LGTT/RSFF (increasing by almost 56.5% in 2009) for which each loan has a proportion of the funds allocated to the general loan and special activities reserves.

Taking into account the above, and the Group's contractual protections, which if breached enable the Bank to negotiate remedies, as at 31 December 2009, there was no need for a collective impairment allowance.

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Credit risk exposure for each internal risk rating

The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

				2009 (in EUR million)		2008 (in EUR million)	
	Rating Grade	Moody's equiv. grade	1-year history Def. Rate (*)	Exposures Signed	Weighted Exposures (**)	Exposures Signed	Weighted Exposures (**)
No rating available	n/a	n/a	0%	**0**	**0**	0	0
Internal Rating 1	1	Aaa	0%	**21 689**	**2 830**	26 983	4 798
Internal Rating 2	2+	Aa1	0%	**35 821**	**1 481**	29 307	2 612
	2	Aa2	0%	**18 483**	**5 015**	15 710	7 337
	2-	Aa3	0%	**46 174**	**22 129**	48 014	21 530
Internal Rating 3	3+	A1	0%	**41 401**	**13 847**	45 355	15 773
	3	A2	0%	**35 536**	**20 132**	32 561	16 511
	3-	A3	0%	**42 213**	**22 413**	32 155	18 666
Internal Rating 4	4+	Baa1	0%	**42 460**	**25 393**	31 003	19 197
	4	Baa2	0%	**24 404**	**7 842**	15 834	5 803
	4-	Baa3	0%	**36 103**	**16 970**	32 351	14 086
Internal Rating 5	5+	Ba1	0%	**9 975**	**6 517**	3 424	3 494
	5	Ba2	0%	**6 769**	**4 308**	3 470	2 113
	5-	Ba3	0%	**4 483**	**2 263**	3 233	1 477
Internal Rating 6	6+	B1	0%	**5 234**	**2 299**	3 830	2 126
	6	B2	0%	**493**	**335**	166	111
	6-	B3	0%	**896**	**533**	806	589
Internal Rating 7	7	C	0%	**1 208**	**329**	860	696
TOTAL				373 342	154 636	325 062	136 919

(*) based on actual losses obtained in 2009.

(**) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

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S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2009		2008	
	Exposures signed	Weighted exposures (1)	Exposures signed	Weighted exposures (1)
EU (*)	**361 964**	**149 504**	315 926	132 367
Thereof :				
- Germany	**52 644**	**17 130**	48 378	15 168
- Spain	**60 541**	**16 839**	54 111	15 017
- Italy	**47 879**	**25 952**	43 620	22 201
- France	**38 702**	**18 674**	35 011	17 615
- United Kingdom	**27 506**	**20 994**	22 363	16 336
ENLARGEMENT COUNTRIES (**)	**5 731**	**1 881**	4 366	1 649
PARTNER COUNTRIES (***)	**5 647**	**3 251**	4 770	2 903
TOTAL	**373 342**	**154 636**	**325 062**	**136 919**

(*) Including loans outside the EU approved by the Board of Governors according to Article 18 of the Bank's Statute as well as loans in EFTA countries.

(**) Enlargement Countries as per end 2009 include Albania, Bosnia and Herzegovina, Croatia, Serbia, Montenegro, Turkey, and FYROM.

(***) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

(1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2009		2008	
	Exposures signed	Weighted exposures (1)	Exposures signed	Weighted exposures (1)
Energy	**32 716**	**24 701**	27 687	21 574
Transport	**43 979**	**15 068**	37 780	13 230
Telecommunications	**1 105**	**752**	776	415
Water and sewerage	**11 967**	**6 751**	10 587	5 981
Miscellaneous Infrastructure	**3 599**	**1 553**	2 876	920
Agriculture, forestry and fisheries	**72**	**36**	38	19
Industry	**22 640**	**18 301**	15 631	14 522
Services (2)	**252 538**	**86 004**	225 401	78 797
Health and education	**4 726**	**1 470**	4 286	1 461
TOTAL	**373 342**	**154 636**	**325 062**	**136 919**

(1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

(2) The category "Services" includes the credit exposure of the banking sector. At the end of 2009, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 127 213 million (EUR 116 058 million at the end of 2008), or EUR 50 844 million in risk-weighted terms (EUR 47 695 million at the end of 2008). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Bank systematically follows up on a daily basis publicly available news and, in particular, external rating movements. On top of the traditional loan exposures to the banking sector there is an amount of EUR 60 075 million (2008: EUR 53 763 million) in the form of guarantees received from financial institutions at the end of December 2009, of which EUR 5 127 million (2008: EUR 5 059 million) represents exposure to monoline insurers.

The principle of risk diversification is at the core of sound banking practices. The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

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The table below shows the concentration indexes the Group follows as at 31 December 2009 and 31 December 2008:

End-of-Period		2009	2008
Largest nominal and risk-weighted Group exposures(*)			
Nominal exposures (% of Group Loan Portfolio)			
	– Top 3	**6.4%**	7.2%
	– Top 5	**9.5%**	10.4%
	– Top 10	**15.5%**	17.3%
N° of exposures (% of Group Own Funds)			
	– over 10%	**11**	12
	– over 15%	**4**	4
	– over 20%	**2**	2
N° of SSSR exposures over 5% of Group Own Funds (**)		**2**	4
Sum of all large risk-weighted exposures (% of Group Own Funds)(***)		**90%**	87%

(*) Including also the net market exposure of treasury operations.

(**) The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(***) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

S.2.3.4. Collateral on loans

Among other credit instruments, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The Group does not have right to sell or repledge them. The portfolio of collaterals received in pledge contracts amounts to EUR 15 175 million at the end of 2009 (2008: EUR 12 998 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 1 729 million (2008: EUR 3 224 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

In EUR million	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total 2009	
1. Against individually impaired	**501**	-	-	-	-	**501 (*)**
2. Against collectively impaired	-	-	-	-	-	-
3. Against past due but not impaired	**24**	-	-	-	-	**24**
4. Against neither past due nor impaired	**250 929**	13 137	188	338	**13 663**	**237 266**
5. Against fair value through profit and loss	**69 214**	1 512	-	-	**1 512**	**67 702**
TOTAL 2009	**320 668**	**14 649**	**188**	**338**	**15 175**	**305 493**
TOTAL 2008	**291 885**	**12 369**	**277**	**352**	**12 998**	**278 887**

(*) The disbursed part of loans individually impaired amounts to EUR 501 million (undisbursed part: nil). Impairments on these loans have been accounted for and amount to EUR 106 million as of 31 December 2009. The Group has also received additional security from the counterparts of these loans in the form of debts acknowledgement which cover the remaining exposure.

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EIB Group Financial Report 2009

S.2.3.5 Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for which the projects are located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 126 623 million as at 31 December 2009 (2008: EUR 111 168 million).

As at 31 December 2009, the Group has no arrears on loans inside the European Union above 30 days (2008: EUR 0.1 million).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on these loans can be analysed as follows (in EUR 000):

	Instalments overdue: 30 days to 90 days	Instalments overdue more than 90 days	Due instalments more than 150 days which have been called and paid under the guarantee of a Member State or the European Union	Total
31.12.2009	1 897	12 278	93 830	**108 005**
31.12.2008	3 165	17 613	127 232	**148 010**

S.2.3.6. Loan Substitutes

Regarding the Group's exposure to Loan Substitutes (LS), this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2009, the Loan Substitutes amounts to EUR 18 659 million (2008: EUR 16 622 million). This amount is composed of loan substitutes included in debt securities portfolio (Note B.2) for an amount of EUR 8 221 million (2008: EUR 5 800 million) and loan substitutes included in loans and advances to credit institutions and to customers (Note C) for an amount of EUR 10 438 million (2008: EUR 10 822 million).

The following table summarises the breakdown of the Loan Substitutes portfolio by asset class (Mortgages exposure in ABS is primarily residential):

Loan substitutes	Asset class	TOTAL 31.12.2009 (in EUR million)	TOTAL 31.12.2008 (in EUR million)
Asset Backed Securities	Diversified Payment Rights	473	483
Asset Backed Securities	MBS	2 818	1 923
Asset Backed Securities	SME	3 651	3 873
Covered Bonds	MBS	10 705	8 731
Covered Bonds	Public Sector	999	1 597
Structured Public Sector Bonds	Public Sector	13	15
TOTAL		**18 659**	**16 622**

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While for Covered Bonds, the majority of covered assets are based on residential mortgages, most of the ABS structures are based on SME. Aside from two Diversified Payments Rights (DPR) transaction with Turkish promoters (amounting to EUR 473 million (2008: EUR 483 million)), all the promoters of the Bank’s Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (64%), in Italy (16%) and in France (5%). Most of the outstanding Loan Substitutes have a AAA rating provided by at least one of the three major rating agencies, except 15 transactions (8.4% of the Group’s Loan Substitutes portfolio in terms of nominal amount) with a AA rating for EUR 871 million and a BBB rating for EUR 546 million (this category represents transactions to promoters located in Turkey and Poland). The Group’s LS transactions have to date performed well, especially when considering the current market environment. This is mainly due to the highly regulated environment and requirements to achieve for Covered Bonds the highest ratings set by the rating agencies and embedded credit enhancements for ABS, along with the selection of sound structures and asset classes. In the ABS portfolio four transactions experienced a downgrade by one external rating agency and one a downgrade by two external rating agencies, with a total amount of the transactions of EUR 1 080 million. Out of these six rating actions, three were downgrades to AA ratings and three to A ratings. As for Covered Bonds, six issuance programmes with a total amount of EUR 2 504 million experienced external ratings downgrades by one rating agency in 2009. Out of these six downgrades four were from a AAA to a AA rating, and one downgrade was from a AA to a BBB rating (in two steps). In one case an initial downgrade from AAA to AA by Fitch resulted in said rating being withdrawn, while the Moody’s rating for the same issue was maintained at AAA. Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall, the credit quality of the Group’s LS portfolio remains highly satisfactory and no Loan Substitute transaction is on the Bank’s Watch List. S.2.4. Credit risk on treasury transactions S.2.4.1. Credit risk measurement on treasury transactions Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see Note A.4.7.2.). Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions and short-term derivatives. The weighted exposure for each counterpart must not exceed the authorised limits. EIB Group Financial Report 2009 182

EIB Group Financial Report 2009

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2009 and 31 December 2008:

Credit Risk Exposures as at 31 December 2009 (in EUR million) (based on book values)						
	External rating					Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months	165	551	15 445	9 477	1 111	**26 749**
Deposits	*0*	*117*	*5 037*	*3 363*	*500*	***9 017***
Triparty Reverse Repos	*0*	*334*	*7 628*	*2 137*	*0*	***10 099***
Discount papers, Bonds	*165*	*100*	*2 780*	*3 977*	*611*	***7 633***
A2 Portfolio max Maturity 18 months	0	349	634	557	385	**1 925**
Total Monetary Treasury Assets	**165**	**900**	**16 079**	**10 034**	**1 496**	**28 674**
Repartition	1%	3%	56%	35%	5%	**100%**
B1 Portfolio	0	134	84	441	478	**1 137**
B2 Portfolio	0	0	0	99	25	**124**
B3 Portfolio	0	50	15	101	402	**568**
B4 Portfolio	0	0	0	234	266	**500**
EIF - AFS	0	70	19	163	278	**530**
Total Operational Bond Portfolios	**0**	**254**	**118**	**1 038**	**1 449**	**2 859**
Repartition	0%	9%	4%	36%	51%	**100%**
Investment Portfolio	**0**	**232**	**111**	**608**	**993**	**1 944**
Repartition	0%	12%	6%	31%	51%	**100%**
Assets backed securities	**0**	**687**	**328**	**313**	**6 893**	**8 221**
Repartition	0%	8%	4%	4%	84%	**100%**
Total Treasury Funds	**165**	**2 073**	**16 636**	**11 993**	**10 831**	**41 698**
Repartition	0%	5%	40%	29%	26%	**100%**

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Credit Risk Exposures as at 31 December 2008 (in EUR million) (based on book values)						
	External rating					Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months	237	586	16 620	6 105	305	**23 853**
Deposits	*0*	*442*	*9 847*	*3 996*	*205*	***14 490***
Triparty Reverse Repos	*0*	*144*	*5 442*	*1 669*	*0*	***7 255***
Discount papers, Bonds	*237*	*0*	*1 331*	*440*	*100*	***2 108***
A2 Portfolio max Maturity 18 months	0	1	433	798	133	**1 365**
Total Monetary Treasury Assets	**237**	**587**	**17 053**	**6 903**	**438**	**25 218**
Repartition	1%	2%	68%	27%	2%	**100%**
B1 Portfolio	0	0	40	215	635	**890**
B2 Portfolio	0	0	24	98	24	**146**
B3 Portfolio	0	0	77	153	296	**526**
BH Portfolio (futures)	0	0	0	- 1	0	**- 1**
EIF - AFS	0	0	19	52	78	**149**
Total Operational Bond Portfolios	**0**	**0**	**160**	**517**	**1 033**	**1 710**
Repartition	0%	0%	9%	30%	61%	**100%**
Investment Portfolio	**0**	**54**	**291**	**627**	**1 290**	**2 262**
Repartition	0%	2%	13%	28%	57%	**100%**
Assets backed securities	**0**	**488**	**0**	**260**	**5 052**	**5 800**
Repartition	0%	8%	0%	5%	87%	**100%**
Total Treasury Funds	**237**	**1 129**	**17 504**	**8 307**	**7 813**	**34 990**
Repartition	1%	3%	50%	24%	22%	**100%**

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

As part of its treasury management activities, the Group holds investments in capital guaranteed notes, the coupons of which embed options on the performance of funds of hedge funds. As at 31 December 2009, the total nominal amount of such notes, that are part of the operational bond portfolio stood at EUR 125 million (2008: EUR 150 million) with a market value of EUR 124 million (2008: EUR 146 million).

Regarding the Treasury activities, the Group had, as at the end of December 2009, a Treasury outstanding of EUR 41.7 billion, including EUR 8.2 billion of asset backed securities (end of December 2008 EUR 29.2 billion including EUR 5.8 billion of Asset backed securities), distributed over different portfolios and invested in diversified products (deposits, securities and derivative/structured products).

Structured credit products amount to EUR 0.3 billion (end of December 2008 EUR 0.9 billion). Those held in the Bank's short-term portfolio (EUR 0.2 billion in the A1 portfolio) are booked at historic cost, whereas the others are recorded in the Bank's balance sheet as available-for-sale and are marked to market.

No ABS investment has been made since August 2007. The quality of the ABS/RMBS portfolio remains stable and there are no defaults by their issuers to report.

Excluding the investment portfolio, the long-term holdings, which are composed of the Operational Bond Portfolios and the A2 Portfolio, amounted to EUR 4.2 billion as of 31 December 2009 (2008: EUR 3.1 billion), of which 0.3% (EUR 124 million) consisted of securities emanating from a securitisation process.

The Group has a portfolio of Asset Backed Commercial Paper, all of it rated A-1+/P-1. The outstandings as at 31 December 2009 amounted to EUR 0.2 billion (2008: EUR 0.2 billion).

5.2.4.2. Collateral on treasury transactions

Part of treasury transactions are tripartite reverse repurchase agreements, for an amount of EUR 10 100 million (2008: EUR 7 255 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented

184

depending on the acceptability of collateral and valuations parameters. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement. The Group also makes use of master netting agreements with counterparties. As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or re-pledge. The fair value of the securities accepted under these terms as at 31 December 2009 amounts to EUR 10 470 million (2008: EUR 7 243 million). None of these securities has been sold or re-pledged to third parties in 2009 and 2008. During the 2009 and 2008 years, the Group did not take possession of any of the above mentioned collaterals. S.2.4.3. Securities lending activity The market value of the bonds lent in the securities lending activities is at the end of 2009 of EUR 507 million (2008: EUR 381 million). These transactions are governed by an agreement signed with Northern Trust Global Investment and the exposure arising from these transactions is fully collateralised, with daily margin calls. As part of the securities lending agreement, the Group receives securities, it is allowed to sell or repledge. The fair value of the collateral portfolio at 31 December 2009, accepted under these terms, amounts to EUR 480 million (2008: EUR 322 million). None of these securities has been sold or re-pledged to third parties in 2008 and 2009. S.2.5. Credit risk on derivatives S.2.5.1. Credit risk policies for derivatives The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with the majority of its swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework: All the Group’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection: The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The Group has the right of early termination if the rating drops below a certain level. Limits have been set in terms of: Total net present value of derivatives exposure with a counterparty; Unsecured exposure to a counterparty; Specific concentration limits expressed as nominal amount. All limits are dynamically adapted to the credit quality of the counterparty. Monitoring: The derivatives portfolio is regularly valued and compared against limits. Collateralisation: Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds. Very complex and illiquid transactions require collateralisation over and above the current market value. Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release. The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. The main types of collateral obtained are cash or securities. The market value of the collateral is monitored and additional collateral is requested when needed in accordance with the underlying agreement. S.2.5.2. Credit risk measurement for derivatives The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional amount. The notional amount is a derivative’s underlying contract amount and is the basis upon which changes in the EIB Group Financial Report 2009 185

EIB Group Financial Report 2009

value of derivatives are measured. It provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk. The majority of derivatives are negotiated as to amount, tenor and price, between the Group and its counterparties, whether other professionals or customers (OTC).

In the Group's case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the "current exposure" method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive fair value or replacement value of the contracts, increased by the potential risks (add-on), contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS II weighted risk).

Positive replacement value represents the cost to the Group of replacing all transactions with a fair value in the Group's favour if all the relevant counterparties of the Group were to default at the same time, and transactions could be replaced instantaneously. Negative replacement value is the cost to the Group's counterparties of replacing all their transactions with the Group where the fair value is in their favour if the Group were to default. The total positive and negative replacement values are included in the consolidated balance sheet separately.

The following table reports the nominal amount of the portfolio of Derivatives covered by ISDA agreements, as well as the exposure measured through the BIS II methodology.

End of period (in EUR million)	2009	2008
Nominal Value of outstanding derivatives	425 094	373 675
Total BIS II Credit Risk Equivalent (after netting)	13 549	13 466
Weighted BIS II Credit Risk Equivalent (after netting)	2 700	2 680
Gross Exposure (after netting)	8 593	9 203
Total Net Market Exposure [1]	600	591

[1] Positive exposure net of collaterals received.

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if this amount is positive; in the case the amount is negative, the Net Market Exposure is nil. It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS II Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

The table below shows the concentration indexes the Group follows on its main derivative counterparts as at 31 December 2009 and 31 December 2008:

	2009	2008
Nominal Exposure (% of Group derivative portfolio)		
- Top 3	28.3%	28.5%
- Top 10	67.3%	66.8%
- Top 25	93.9%	94.7%
Net Market Exposure		
- Top 3	50.6%	47.6%
- Top 10	91.5%	92.0%
- Top 25	100.0%	100.0%

The majority of derivative portfolio is concentrated on counterparties rated A1 or above; however, during 2009, there has been a general deterioration of the ratings of the derivative counterparties.

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EIB Group Financial Report 2009

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS II Swaps (in EUR million) (*)	
Moody's or equivalent rating	2009	2008	2009	2008	2009	2008
Aaa	2.5%	2.9%	10	0	93	84
Aa1 to Aa3	60.7%	64.5%	589	406	8 027	7 403
A1	28.5%	23.1%	1	147	3 238	3 258
A2 to A3	7.8%	9.5%	0	37	2 046	2 720
Below A3	0.5%	0.0%	0	0	146	0
Non-rated	0.0%	0.0%	0	1	0	1
Total	**100.0%**	**100.0%**	**600**	**591**	**13 550**	**13 466**

(*) At transaction level (netting not applied)

The following tables show the maturities of cross currency swaps (excluding forward foreign exchange contracts) and interest rate swaps (including credit default swaps), sub-divided according to their notional amount and the associated credit risk:

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	15 369	54 520	23 418	15 210	**108 517**
Fair value (i.e. net discounted value) (*)(**)	- 1 344	- 2 158	- 765	467	**- 3 800**
Credit risk (BIS II weighted)	71	866	563	431	**1 931**

Currency swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	7 460	47 737	20 976	14 281	**90 454**
Fair value (i.e. net discounted value) (*)(**)	- 1 543	- 3 727	- 1 777	1 440	**- 5 607**
Credit risk (BIS II weighted)	19	739	439	603	**1 800**

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (*)(***)	764	4 862	2 006	1 914	**9 546**
Credit risk (BIS II weighted)	173	1 371	922	1 363	**3 829**

Interest rate swaps at 31 December 2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	29 874	114 048	64 746	67 686	**276 354**
Fair value (i.e. net discounted value) (*) (***)	384	3 749	3 246	3 608	**10 987**
Credit risk (BIS II weighted)	90	1 092	1 168	1 660	**4 010**

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives, since according to IAS39, CDS are treated as derivatives, however, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS II, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

(**) Including the fair value of macro-hedging currency swap which stood at EUR 35 million as at 31 December 2009 (2008: EUR 160 million)

(***) Including the fair value of macro-hedging interest rate swap which stood at EUR - 524 million as at 31 December 2009 (2008: EUR - 523 million)

187

EIB Group Financial Report 2009

As at 31 December 2009, notional amounts of EUR 335 million (2008: EUR 394 million) of futures contracts and EUR nil million of Forward Rate Agreements (2008: EUR 5 472 million), with respective fair values of EUR 0.1 million (2008: EUR - 1.3 million) and EUR nil million (2008: EUR 0.7 million) and a maturity less than 1 year are outstanding.

The Bank also entered in to one credit default swap contract for a nominal amount of EUR 197 million as at 31 December 2009 (2008: EUR 172 million) with a fair value of EUR 1.6 million (2008: EUR 9.8 million).

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

S.2.5.3. Collateral received for derivative transactions

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2009 amounts to EUR 8 557 million (2008: EUR 9 071 million) of which none has been sold or re-pledged to third parties.

During the 2008 and 2009 years, the Group did not take possession of any of these collaterals.

The collateral received for derivative business has the following composition:

Swap Collateral (in EUR million)

Moody's or equivalent rating	Government bonds	Cash	Total 2009
Aaa	2 219	0	**2 219**
Aa1 to Aa3	1 331	0	**1 331**
Below A1	1 267	0	**1 267**
Non-Rated	0	3 740	**3 740**
Total 2009	**4 817**	**3 740**	**8 557**

Swap Collateral (in EUR million)

Moody's or equivalent rating	Government bonds	Cash	Total 2008
Aaa	2 160	0	**2 160**
Aa1 to Aa3	1 148	0	**1 148**
Below A1	116	0	**116**
Non-Rated	0	5 647	**5 647**
Total 2009	**3 424**	**5 647**	**9 071**

188

EIB Group Financial Report 2009

5.2.5.4. Credit risk on guarantees and securitisation (GS)

Credit risk arising from the Group's GS transactions funded by own resources is managed by risk management policies covered by the statutory and Credit Risk Policy Guidelines. The statutes limit own-risk guarantees to approximately EUR 8.7 billion. The EUR 2.9 billion exposure at risk at the end of 2009 was well below the statutory limit of EUR 8.7 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

At the end of 2009, the Group's overall own risk guarantee portfolio was spread over 18 countries. The largest nominal individual country net exposures were Italy, Belgium and UK, which jointly accounted for 42 % of total guarantee commitments.

Own funds guarantees: Exposures at risk by country as at 31 December 2009:

Exposures at risk by country		EUR million	Share	
Country	Currency	2009	2009	2008
Belgium	EUR	313	10.8%	12.2%
Bulgaria	EUR	57	2.0%	1.8%
Denmark	DKK	159	5.5%	4.2%
Finland	EUR	14	0.5%	0.4%
France	EUR	48	1.7%	1.4%
Germany	EUR	144	5.0%	3.9%
Greece	EUR	61	2.1%	1.6%
Ireland	EUR	4	0.1%	0.1%
Italy	EUR	535	18.5%	23.3%
Netherlands	EUR	98	3.4%	5.1%
Non EU	EUR	14	0.5%	0.5%
Pan EU & Multicountry	EUR	495	17.1%	15.6%
Poland	PLN	55	1.9%	2.3%
Portugal	EUR	152	5.2%	7.3%
Serbia	EUR	50	1.7%	1.3%
Spain	EUR	191	6.6%	5.5%
Sweden	SEK	129	4.5%	3.3%
United Kingdom	GBP	374	12.9%	10.2%
TOTAL		**2 893**	**100.0%**	**100.0%**

In the context of the Group's own risk guarantees operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

189

S.3. Liquidity risk Funding liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to inability to meet payment obligations out of readily available liquid resources. Such an inability may force the Group to borrow at unattractive conditions. As such, the funding liquidity risk for the Group is related to the cost of borrowing and to capital market conditions. Asset liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to inability to execute a transaction in the market at the prevailing prices. Such an inability may force early liquidations of assets at unattractive prices when it would be better to avoid such liquidations. This risk is tied to the size of the position compared to the liquidity of the instrument being sold. S.3.1. Liquidity risk management Liquidity risk management of the Bank The main objective of liquidity policy is to assure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Bank further assures sound management of liquidity risk by maintaining a sufficient level of liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank ‘s year-end total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The EIB has in place a Contingency Liquidity Plan (CLP) that defines the respective responsibilities and the decision making procedures in case of signs of an approaching liquidity crisis. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Liquidity risk management of the Fund The liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their contractual payment date. Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. Outflows for committed but un-disbursed loans are represented in line with the internal methodology for short-term liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and Forward Rate Agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. EIB Group Financial Report 2009 190

EIB Group Financial Report 2009

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Gross nominal inflow/ outflow	Carrying amount
Amounts owed to clients and credit institutions	6 684	160	0	0	0	**6 844**	**6 844**
Commercial papers	3 606	0	0	0	0	**3 606**	**3 606**
Debts evidenced by certificates – first call date scenario	14 431	42 890	170 851	166 768	0	**394 940**	**320 242**
Others (issued guarantees, share subscription commitments etc.)	0	389	0	0	4 746	**5 135**	**5 135**
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	12 951	0	0	0	70 485	**83 436**	**83 436**
TOTAL	37 672	43 439	170 851	166 768	75 231	493 961	419 263

Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Gross nominal inflow/ outflow
Net Settling Interest Rate Derivatives	- 235	4 579	4 356	976	0	**9 676**
Gross Settling Interest Rate Derivatives – Inflows	9 080	13 661	64 212	42 653	0	**129 606**
Gross Settling Interest Rate Derivatives – Outflows	- 8 778	- 13 152	- 65 921	- 43 569	0	**- 131 420**
Foreign Exchange Derivatives – Inflows	11 588	99	118	0	0	**11 805**
Foreign Exchange Derivatives – Outflows	- 11 341	- 94	- 115	0	0	**- 11 550**
TOTAL	314	5 093	2 650	60	0	8 117

S.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

S.4.1. Market risk management

Market risk for the Bank:

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk and ALM Policy Guidelines" (FRPG). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

191

S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management for the Bank: In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to movements in the funding or lending spread of the Bank. The Bank manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. S.4.2.1. Value-at-Risk (VaR) for the Own funds of the Group (economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2009, the VaR of the Group’s own funds amounted to EUR 188 million (2008: EUR 363 million). The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the EIB’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2009, the impact of a 2% upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.29 billion (2008: EUR 4.04 billion). Among the financial instruments in the Bank’s portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity. At cash flow level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity. Below is a summary of the features of the Bank’s callable portfolio as of 31 December 2009 and 31 December 2008, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: EIB Group Financial Report 2009 192

EIB Group Financial Report 2009

By funding currency (after swaps):

31.12.2009	Pay currency					
	CZK	EUR	GBP	PLN	USD	Total
EUR pay notional (EUR million)	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

31.12.2008	Pay currency					
	CZK	EUR [1]	GBP	PLN	USD	Total
EUR pay notional (EUR million)	- 236	- 7 834	- 25	- 20	- 6 531	- 14 646
Average maturity date	16.09.2016	20.12.2018	24.09.2035	05.05.2026	07.06.2029	21.08.2023
Average expected maturity	13.05.2010	06.11.2016	10.02.2010	24.05.2014	23.05.2018	02.06.2017

[1] From 1 January 2009, Slovakia entered the EMU and the SKK was replaced by the single currency.

By risk factor involved:

31.12.2009	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR pay notional (EUR million)	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

31.12.2008	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR pay notional (EUR million)	- 4 090	- 7 735	- 2 821	- 14 646
Average maturity date	07.09.2032	09.06.2019	13.01.2022	21.08.2023
Average expected maturity	10.04.2023	19.02.2013	01.09.2020	02.06.2017

5.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that Group accepts within the approved limits.

With the positions in place as of 31 December 2009, the earnings would increase by EUR 68.8 million (2008: EUR 12.6 million) if interest rate increase by 100 basis points and decrease by EUR 72.0 million (2008: EUR 12.9 million) if interest rates decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecasted in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

193

EIB Group Financial Report 2009

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to systematically protect the known future loan margins in USD and in GBP on a 3-year horizon.

S.4.3.1. Exchange position

Currency (at 31 December 2009)	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2009
ASSETS						
Cash in hand, balances with central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	4 147	0	0	0	0	**4 147**
Other loans and advances:						
- Current accounts	260	22	9	77	108	**368**
- Others	13 282	224	3 869	1 741	5 834	**19 116**
	13 542	246	3 878	1 818	5 942	**19 484**
Loans and advances to:						
- Credit institutions	73 639	15 283	23 945	4 694	43 922	**117 561**
- Customers	166 860	15 799	9 244	11 097	36 140	**203 000**
	240 499	31 082	33 189	15 791	80 062	**320 561**
Debt securities including fixed-income securities	15 006	928	1 233	1 269	3 430	**18 436**
Shares and other variable-yield securities	1 680	244	30	64	338	**2 018**
Derivative assets	20 868	0	0	0	0	**20 868**
Other assets	106	76	270	114	460	**566**
Total assets	**296 075**	**32 576**	**38 600**	**19 056**	**90 232**	**386 307**
LIABILITIES						
Amounts owed to credit institutions	4 243	0	177	61	238	**4 481**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
- Debt securities in issue	141 292	51 759	75 787	35 141	162 687	**303 979**
- Others	10 235	665	3 602	5 367	9 634	**19 869**
	151 527	52 424	79 389	40 508	172 321	**323 848**
Derivative liabilities	97 537	- 19 947	- 41 045	- 21 678	- 82 670	**14 867**
Capital, reserves and profit	38 469	10	23	43	76	**38 545**
Other liabilities	2 138	8	48	9	65	**2 203**
Total liabilities	**296 092**	**32 576**	**38 592**	**19 047**	**90 215**	**386 307**
Net position as at 31.12.2009	**- 17**	**0**	**8**	**9**	**17**	

194

EIB Group Financial Report 2009

Currency (at 31 December 2008)	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2008
ASSETS						
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	**0**
Treasury bills and other bills eligible for refinancing with central banks	2 309	0	0	0	0	**2 309**
Other loans and advances:						
- Current accounts	220	19	13	24	56	**276**
- Others	14 880	2 374	2 071	2 420	6 865	**21 745**
	15 100	2 393	2 084	2 444	6 921	**22 021**
Loans and advances to:						
- Credit institutions	70 993	15 029	26 438	3 756	45 223	**116 216**
- Customers	142 503	14 426	9 358	9 364	33 148	**175 651**
	213 496	29 455	35 796	13 120	78 371	**291 867**
Debt securities including fixed-income securities	7 889	1 543	1 202	303	3 048	**10 937**
Shares and other variable-yield securities	1 686	210	28	59	297	**1 983**
Derivatives assets	21 862	0	0	0	0	**21 862**
Other assets	667	30	181	104	315	**982**
Total assets	**263 009**	**33 631**	**39 291**	**16 030**	**88 952**	**351 961**
LIABILITIES						
Amounts owed to credit institutions	5 445	0	316	19	335	**5 780**
Amounts owed to customers	1 381	0	0	0	0	**1 381**
Debts evidenced by certificates:						
- Debt securities in issue	116 741	48 432	73 676	30 090	152 198	**268 939**
- Others	5 328	520	4 773	4 941	10 234	**15 562**
	122 069	48 952	78 449	35 031	162 432	**284 501**
Derivative liabilities	92 137	- 15 366	- 40 046	- 19 251	- 74 663	**17 474**
Capital, reserves and profit	40 788	0	0	0	0	**40 788**
Other liabilities	1 200	42	577	218	837	**2 037**
Total liabilities	**263 020**	**33 628**	**39 296**	**16 017**	**88 941**	**351 961**
Net position as at 31.12.2008	**- 11**	**3**	**- 5**	**13**	**11**	

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S.4.3.2. Foreign exchange risk management

In compliance with its statutes, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note T.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2009, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; equity-like investments in the Structured Finance Facility; participation in the EBRD). The Bank generally segregates these exposures from the rest of the balance sheet by using of specific provisions such as capital reserves. These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. These value indications must be used in compliance with recommended best practices.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2009 and 31 December 2008) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	Change in equity price 2009 %	Effect on Own Funds 2009 in EUR'000	Change in equity price 2008 %	Effect on Own Funds 2008 in EUR'000
Venture Capital Operations	- 10	- 184 253 [2]	- 10	- 196 775 [2]
EBRD shares	- 10	- 15 750	- 10	- 41 735
Eurotunnel	N/A	N/A	- 55 [1]	- 4 427
Infrastructure funds	N/A	N/A	- 10	- 11 097
Investment funds	- 10	- 22 154	- 10	- 2 676

[1] The percentage corresponds to one annualised standard deviation of the daily returns of the Eurotunnel shares on the quoted market. One annualised standard deviation has been applied to calculate the sensitivity of all the Eurotunnel positions (shares, Warrants and ORAs) held by the Bank.

[2] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

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Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities.

31 December 2009	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	227	0	0	0	**227**
Treasury bills and debt securities portfolios	B.2	1 068	0	17 800	0	3 715	0	0	**22 583**
Loans and advances to credit institutions and to customers	C/D	0	69 214	0	270 831	0	0	0	**340 045**
Shares and other variable-yield securities	B.3	0	0	0	0	2 018	0	0	**2 018**
Derivative assets	R	20 868	0	0	0	0	0	0	**20 868**
Intangible assets	E	0	0	0	0	0	0	5	**5**
Property, furniture and equipment	E	0	0	0	0	0	0	307	**307**
Other assets	G	0	0	0	0	0	0	107	**107**
Assets held for sale	E	0	0	0	0	0	0	3	**3**
Prepayments		0	0	0	0	0	0	35	**35**
		21 936	**69 214**	**17 800**	**271 058**	**5 733**	**0**	**457**	**386 198**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	6 844	0	**6 844**
Debts evidenced by certificates	I	0	301 642	0	0	0	22 206	0	**323 848**
Derivative liabilities	R	14 867	0	0	0	0	0	0	**14 867**
Other liabilities	G	0	0	0	0	0	0	713	**713**
Deferred income	F	0	0	0	0	0	0	177	**177**
Provisions	J	0	0	0	0	0	0	1 313	**1 313**
		14 867	**301 642**	**0**	**0**	**0**	**29 050**	**2 203**	**347 762**

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EIB Group Financial Report 2009

31 December 2008	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	0	0	0	0	**0**
Treasury bills and debt securities portfolios	B.2	526	0	10 171	0	2 550	0	0	**13 247**
Loans and advances to credit institutions and to customers	C/D	0	59 257	0	254 633	0	0	0	**313 890**
Shares and other variable-yield securities	B.3	0	0	0	0	1 983	0	0	**1 983**
Derivative assets	R	21 862	0	0	0	0	0	0	**21 862**
Property, furniture and equipment	E	0	0	0	0	0	0	316	**316**
Intangible assets	E	0	0	0	0	0	0	4	**4**
Other assets	G/R	0	0	0	0	0	0	160	**160**
Assets held for sale	E	0	0	0	0	0	0	3	**3**
Prepayments		0	0	0	0	0	0	37	**37**
		22 388	**59 257**	**10 171**	**254 633**	**4 533**	**0**	**520**	**351 502**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	7 161	0	**7 161**
Debts evidenced by certificates	I	0	255 728	0	0	0	28 773	0	**284 501**
Derivative liabilities	R	17 474	0	0	0	0	0	0	**17 474**
Other liabilities	G/R	0	0	0	0	0	0	734	**734**
Deferred income	F	0	0	0	0	0	0	171	**171**
Provisions	J	0	0	0	0	0	0	1 132	**1 132**
		17 474	**255 728**	**0**	**0**	**0**	**35 934**	**2 037**	**311 173**

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EIB Group Financial Report 2009

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2009	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	0	0	0	227	0	0	0	**227**
Treasury bills and debt securities portfolios	1 068	0	17 391	0	3 715	0	0	**22 174**
Loans and advances to credit institutions and to customers	0	69 214	0	269 343	0	0	0	**338 557**
Shares and other variable-yield securities	0	0	0	0	2 018	0	0	**2 018**
Derivative assets	20 868	0	0	0	0	0	0	**20 868**
Intangible assets	0	0	0	0	0	0	5	**5**
Property, furniture and equipment	0	0	0	0	0	0	307	**307**
Other assets	0	0	0	0	0	0	107	**107**
Assets held for sale	0	0	0	0	0	0	3	**3**
Prepayments	0	0	0	0	0	0	35	**35**
	21 936	**69 214**	**17 391**	**269 570**	**5 733**	**0**	**457**	**384 301**
Amounts owed to credit institutions and to customers	0	0	0	0	0	6 844	0	**6 844**
Debts evidenced by certificates	0	301 642	0	0	0	23 271	0	**324 913**
Derivatives liabilities	14 867	0	0	0	0	0	0	**14 867**
Other liabilities	0	0	0	0	0	0	713	**713**
Deferred income	0	0	0	0	0	0	177	**177**
Provisions	0	0	0	0	0	0	1 313	**1 313**
	14 867	**301 642**	**0**	**0**	**0**	**30 115**	**2 203**	**348 827**

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EIB Group Financial Report 2009

31 December 2008	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	0	0	**0**
Treasury bills and debt securities portfolios	526	0	9 736	0	2 550	0	0	**12 812**
Loans and advances to credit institutions and to customers	0	59 257	0	255 748	0	0	0	**315 005**
Shares and other variable-yield securities	0	0	0	0	1 983	0	0	**1 983**
Derivative assets	21 862	0	0	0	0	0	0	**21 862**
Intangible assets	0	0	0	0	0	0	4	**4**
Property, furniture and equipment	0	0	0	0	0	0	316	**316**
Other assets	0	0	0	0	0	0	160	**160**
Assets held for sale	0	0	0	0	0	0	3	**3**
Prepayments	0	0	0	0	0	0	37	**37**
	22 388	**59 257**	**9 736**	**255 748**	**4 533**	**0**	**520**	**352 182**
Amounts owed to credit institutions and to customers	0	0	0	0	0	7 161	0	**7 161**
Debts evidenced by certificates	0	255 728	0	0	0	30 210	0	**285 938**
Derivatives liabilities	17 474	0	0	0	0	0	0	**17 474**
Other liabilities	0	0	0	0	0	0	743	**743**
Deferred income	0	0	0	0	0	0	171	**171**
Provisions	0	0	0	0	0	0	1 123	**1 123**
	17 474	**255 728**	**0**	**0**	**0**	**37 371**	**2 037**	**312 610**

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EIB Group Financial Report 2009

The table below sets out the maximum exposure to credit risks of each of the Group's classes and categories of assets.

31 December 2009	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets	Total maximum exposure
Cash in hand, balances with central banks and post office banks	0	0	0	227	0	0	**227**
Debt securities portfolios	1 068	0	17 800	0	3 715	0	**22 583**
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	72 527	0	349 361	0	0	**421 888**
Shares and other variable-yield securities	0	0	0	0	2 018	0	**2 018**
Derivative assets	20 868	0	0	0	0	0	**20 868**
Intangible assets	0	0	0	0	0	5	**5**
Other assets	0	0	0	0	0	107	**107**
Prepayments	0	0	0	0	0	35	**35**
	21 936	**72 527**	**17 800**	**349 588**	**5 733**	**147**	**467 731**

31 December 2008	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets	Total maximum exposure
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	0	**0**
Debt securities portfolios	526	0	10 171	0	2 550	0	**13 247**
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	61 695	0	311 065	0	0	**372 760**
Shares and other variable-yield securities	0	0	0	0	1 983	0	**1 983**
Derivative assets	21 862	0	0	0	0		**21 862**
Intangible assets	0	0	0	0	0	4	**4**
Other assets	0	0	0	0	0	160	**160**
Prepayments	0	0	0	0	0	37	**37**
	22 388	**61 695**	**10 171**	**311 065**	**4 533**	**201**	**410 053**

Note U – Segment reporting

The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition for segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions.

In line with its mission to further the objectives of the European Union by making long term finance available for sound investment, the EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group's chief operating decision maker reviews internal management reports on the performance of the bank's long term finance activity on at least a quarterly basis.

The second EIB Group operating segment, the financial support of SME's carried out by the European Investment Fund through venture capital investments and the provision of guarantees does not meet any of the quantitative thresholds for determining a reportable segment in 2009 or 2008.

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EIB Group Financial Report 2009

Information about reportable segment (in EUR million)	Long term lending finance activity	
	2009	2008
External revenues		
Net interest income	2 239	2 088
Net income from shares	8	30
Net fee and commission income	148	130
Other operating income	7	2
Total segment revenue	**2 402**	**2 250**
Other material non-cash items		
Result on financial operations	- 4 065	4 660
Impairment losses on loans and shares	- 167	- 182
	- 4 232	4 478
Reportable segment profit/loss	**- 2 268**	**6 345**
Reportable segment assets	**385 667**	**351 385**
Reportable segment liabilities	**347 285**	**310 744**

Reconciliation of reportable segment revenues, profit and loss and assets and liabilities (in EUR million)	2009	2008
Revenues		
Total revenues for reportable segment	2 402	2 250
Other revenues	91	81
Consolidated revenue	2 493	2 331
Profit or loss		
Total profit or loss for reportable segment	- 2 268	6 345
Other profit or loss	- 13	11
Consolidated profit	- 2 281	6 356
Assets		
Total assets for reportable segment	385 667	351 385
Other assets	640	576
Consolidated total assets	386 307	351 961
Liabilities		
Total liabilities for reportable segment	347 285	310 744
Other liabilities	477	429
Consolidated total liabilities	347 762	311 173

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfill its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

The assets pledged by the Group are strictly for the purpose of providing collateral for the counterparty and amount as at 31 December 2009 to EUR 2.1 million (2008: EUR 2.23 million) in relation to its activities on Futures (classified as Held-to-Maturity) and to EUR 539 million (2008: EUR 384 million) in relation to its Securities Lending activities (classified as

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EIB Group Financial Report 2009

Held-to-maturity, AFS, and trading). The pledged assets will be returned to the Group when the underlying transaction is terminated but, in the event of the Group's default, the counterparty is entitled to apply the collateral in order to settle the liability.

As at 31 December 2009 and 2008, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2009		31.12.2008
Commitments				
- EBRD capital (Note B.3)				
• uncalled		**442 500**		**442 500**
- Undisbursed loans (Note D.1)				
• credit institutions	18 686 622		12 457 853	
• customers	63 156 626		46 411 674	
		81 843 248		**58 869 527**
- Undisbursed venture capital operations (Note B.3)		**1 392 559**		**1 227 139**
- Undisbursed investment funds		**511 895**		**334 721**
Guarantees:				
- In respect of loans granted by third parties		**2 893 490**		**4 067 932**
- In respect of venture capital operations		**17 385**		**15 171**
Fiduciary operations (*)		**11 406 667**		**9 033 466**
Assets held on behalf of third parties (**)				
- CIP/SMEG 2007	93 703		95 483	
- CIP/GIF 2007	99 999		69 342	
- SME Guarantee Facility	61 992		69 877	
- European Technology Facility	6 573		13 585	
- Map Equity	65 795		77 816	
- Guarantee Fund treasury management	1 240 505		1 091 447	
- Investment Facility – Cotonou	1 289 209		1 144 922	
- Map guarantee	72 590		73 580	
- Seed Capital Action	0		131	
- Special Section	1 416 067		1 593 398	
- RSFF	432 266		205 760	
- EU-Africa	144 151		91 881	
- HIPC	65 768		90 569	
- FEMIP	30 236		33 159	
- LGTT	105 198		43 760	
- FP7 Guarantee Fund	547 761		283 132	
- JASPERS	119		1 114	
- JESSICA	16 805		0	
- LFA-GV	24		0	
- JEREMIE	763 175		283 101	
- Technology Transfer Pilot Project (TTP)	2 010		0	
- GEEREF	57 999		45 929	
- GEEREF Technical Support Facility	2 390		0	
- EFSE	10 000		0	
- Bundesministerium fur Wirtschaft und Technologie	102		130	
		4 440 685		**5 308 116**

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EIB Group Financial Report 2009

Special deposits for service of borrowings (*)	**52 292**	134 772
Securities portfolio		
- Securities receivable	**100 000**	157 480
Interest-rate swap and deferred rate-setting contracts (Notes Q & S)	**316 379 917**	276 181 870
Currency swap contracts payable (Notes Q & S)	**125 166 944**	115 600 764
Currency swap contracts receivable (Notes Q & S)	**119 986 609**	106 514 766
Put option granted to EIF minority shareholders (Note A.4.21)	**388 842**	363 433
Borrowings launched but not yet settled	**360 631**	0
Swaps launched but not yet settled	**11 590**	0
Securities lent (Note B.2)	**471 434**	367 704
Future contracts (Notes Q & S)	**334 676**	393 663
Forward rate agreements (Notes Q & S)	**0**	5 472 000
FX Forwards (Notes Q & S)	**251 938**	234 469
Credit default swap	**196 796**	172 383

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

(**) **Fiduciary operations**

Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Union, according to Fiduciary and Management Agreements concluded with the European Union ("ETF Start-up Facility" and "High Growth and Innovative SME Facility (GIF), under two programs known as GIF1 and GIF2).

The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Union.

(***) **Assets held for third parties**

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME's with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds.

Under the SME Guarantee Facility and the MAP Guarantee programme (followed by the CIP programme), the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

Under the ETF Start-Up Facility and the MAP Equity programme (followed by the CIP programme), the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission.

The support currently provided by the Seed Capital Action is aimed at the long-term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital.

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for The FEMIP Trust Fund.

The Risk-Sharing Finance Facility (the "RSFF") has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007, between the European Commission on behalf of the European Union and the EIB. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF.

The Heavily Indebted Poor Countries (HIPC) Initiative (the "Initiative") is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the Initiative.

The EU-Africa Infrastructure Trust Fund (the "Trust Fund") has been created within the framework of the Trust Fund Agreement between The European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the "MoU") to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EU-Africa Infrastructure Trust Fund.

The Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007.

The Neighbourhood Investment Facility (the "NIF") Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (ENPI) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the Trust Fund.

JASPERS (Joint Assistance to Support Projects in European RegionS) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD).

JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the European Commission and the Group , in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Member States are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds).

JEREMIE (Joint European Resources for Micro to Medium Enterprises initiative) is an initiative of the European Commission's Directorate General for Regional Policy (DG Regio) and the EIB Group.

204

JASMINE (Joint Action to Support Micro-finance Institutions in Europe) is a pilot initiative by the European Commission and the EIB Group for the development of Microfinance Institutions and Microcredit. ELENA (The European Local Energy Assistance) is a facility developed by the European Commission and the EIB to facilitate the mobilisation of funds for investments in sustainable energy at local level. GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The Loan Guarantee Instrument for Ten-T Projects (the “LGTT”) has been established within the framework of the Co-operation Agreement, entered into force on this 11January 2008, between The European Commission on behalf of the European Union and the EIB. The Commission and the EIB are setting up the LGTT which aims at facilitating a greater private sector involvement in the financing of trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF is managing a European Commission facility, the Preparatory Action Facility (Preparatory Action) on behalf of the EIB Group. The facility is particularly targeting micro lending and will be used for grants to finance technical assistance to SMEs, which must be coupled with an EIF guarantee or an EIB global loan. The Special Section (Note Y) was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/ FEMIP and Turkey mandates. NoteW – Capital and Reserves W.1. Share capital and share premium The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group’s capital. New Member States or Member States that increase their share in the Bank’s subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank’s capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank’s capital, which is normally based on the national GDP figures officially published by Eurostat. Voting powers in the Bank’s Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 10 and 12 of the Bank’s statute, applied jointly or exclusively depending on the specific voting procedure. Voting powers in the Bank’s Management Committee are not based on the Bank’s capital criterion. Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force. W.2. Subscribed capital and reserves, called but not paid As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004, the total amount to be paid to capital and reserves by the ten new Member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 31 March 2009 have been entirely settled. As at 1 January 2007, the subscribed capital has increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2009 have been entirely settled. The related net receivable from the Member States is shown in the consolidated balance sheet as follows under the caption “Subscribed capital and reserves, called but not paid”: EIB Group Financial Report 2009 205

EIB Group Financial Report 2009

in EUR '000	31.12.2009	31.12.2008
Subscribed capital called but not paid (nominal value)	28 862	128 627
Net present value adjustment	- 1 939	- 3 878
Subscribed capital called but not paid (carrying value)	**26 923**	**124 749**
Reserve called but not paid (nominal value)	86 466	345 359
Net present value adjustment	- 5 752	- 11 183
Reserve called but not paid (carrying value)	**80 714**	**334 176**
	107 637	**458 925**

W.3. Capital management

Even though the Group is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market "best practice". In particular, this applies to the new banking regulation ("Basel II"), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006).

The implementation of the "Advanced Internal Ratings Based Approach (Advanced IRB)" for credit risk and Advanced Measurement Approach (AMA) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (CSSF).

In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

As at 31 December 2009, the Group's Pillar I tier 1 capital adequacy ratio decreased to 30.1% (from 35.3% at the end of 2008), compared to the Basel II minimum capital adequacy level of 8%.

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2009 and 31 December 2008:

	31.12.2009	31.12.2008
NON-EURO CURRENCIES OF EU MEMBER STATES		
Bulgarian leva (BGN)	1.9558	1.9560
Czech koruna (CZK)	26.473	26.875
Danish kroner (DKK)	7.4418	7.4506
Hungarian forint (HUF)	270.42	266.70
Polish zloty (PLN)	4.1045	4.1535
Pound sterling (GBP)	0.8881	0.9525
Romanian lei (RON)	4.2363	4.0225
Swedish kronor (SEK)	10.252	10.870
NON-EU CURRENCIES		
Australian dollar (AUD)	1.6008	2.0274
Canadian dollar (CAD)	1.5128	1.6998
Hong Kong dollar (HKD)	11.1709	10.7858
Japanese yen (JPY)	133.16	126.14
Kenyan shilling (KES)	108.43	109.14
Moroccan dirham (MAD)	11.290	11.229
Mexican peso (MXN)	18.9223	19.2333
New Zealand dollar (NZD)	1.980	2.419
Norwegian krone (NOK)	8.3000	9.7500
Russian ruble (RUB)	43.154	41.283
South African rand (ZAR)	10.6660	13.0667
Swiss franc (CHF)	1.4836	1.4850
Turkish lira (TRY)	2.1547	2.1488
United States dollar (USD)	1.4406	1.3917

206

EIB Group Financial Report 2009

Note Y – Statement of Special Section [(1)]

as at 31 December 2009 and 2008 (in EUR '000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2009	31.12.2008
Turkey		
From resources of Member States		
Disbursed loans outstanding	**10 076**	**10 746**
Total [(2)]	**10 076**	**10 746**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	127 673	140 039
Risk capital operations		
- amounts to be disbursed	212 218	212 352
- amounts disbursed	195 709	203 739
	407 927	**416 091**
Total [(3)]	**535 600**	**556 130**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	14 686	16 299
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**15 105**	**16 718**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	39 099	75 148
- amounts disbursed	813 171	923 457
	852 270	**998 605**
Operations from other resources		
- amounts to be disbursed	0	7 274
- amounts disbursed	3 016	3 925
	3 016	**11 199**
Total [(5)]	**855 286**	**1 009 804**
TOTAL	**1 416 067**	**1 593 398**

207

EIB Group Financial Report 2009

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2009	31.12.2008
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	323 383	343 778
- Yaoundé Conventions	15 105	16 718
- Lomé Conventions	813 171	923 457
- Other resources under the Lomé Conventions	3 016	3 925
	1 154 675	1 287 878
Under mandate from Member States	10 076	10 746
Total	**1 164 751**	**1 298 624**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	212 218	212 352
On operations from risk capital resources under the Lomé Conventions	39 098	75 148
On operations from other resources under the Lomé Conventions	0	7 274
Total	**251 316**	**294 774**
TOTAL	**1 416 067**	**1 593 398**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2009: EUR'000 648 409 (at 31.12.2008: EUR'000 709 988)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2009: EUR '000 103 000 (at 31.12.2008: EUR '000 109 396)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December 2009.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		19 876
less:	cancellations	215	
	repayments	415 484	
			-415 699
			10 076

208

EIB Group Financial Report 2009

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			925 007
less:	exchange adjustments	13 551	
	cancellations	83 345	
	repayments	292 511	
			- 389 407
			535 600

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	136 140	
			- 137 898
			15 105

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
equity participations		120 984	
Initial amount:			3 237 081
add:	capitalised interests		8 099
less:	cancellations	654 044	
	repayments	1 679 484	
	exchange adjustments	59 382	
			- 2 392 910
			852 270
Loans from other resources:			
Initial amount:			16 500
less:	cancellations	8 493	
	repayments	4 857	
	exchange adjustments	134	
			- 13 484
			3 016
			855 286

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2009.

209

Independent Auditor’s Report We have audited the accompanying consolidated financial statements of the EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2009 and the consolidated statements of income and comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. Responsibility of the Réviseur d’Entreprises Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg Institut des Réviseurs d’Entreprises. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the EUROPEAN INVESTMENT BANK as of 31 December 2009, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG Luxembourg, 11 March 2010 KPMG Audit S.à r.l. Réviseurs d’Entreprises Emmanuel Dollé EIB Group Financial Report 2009 210

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the consolidated EIB financial statements under International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Article 27 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2009 is unqualified, convened on a regular basis with the Heads of Directo- rates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, Statement by the Audit Committee received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering the consolidated financial statements for the financial year ending on 31 December 2009 as drawn up by the Board of Directors at its meeting on 11 March 2010, that the foregoing provides a reasonable basis for its statement and, Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statements of income and comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory notes give a true and fair view of the financial position of the Bank as at 31 December 2009 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 11 March 2010 The Audit Committee O. KLAPPER G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA EIB Group Financial Report 2009 211